SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Soliciting Material Pursuant to §240.14a-12

CASH SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
AUGUST 7, 2008
          The Annual Meeting of Stockholders of Cash Systems, Inc. (the “Company”) will be held at the Hampton Inn, 4975 Dean Martin Drive, Las Vegas, Nevada 89118, on Thursday, August 7, 2008, at 10:00 a.m. (Pacific Daylight Time), for the following purposes:
1. To elect four (4) directors of the Company for the ensuing year.
2. To ratify the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.
3. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of June 13, 2008, among the Company, Global Cash Access, Inc. and Card Acquisition Subsidiary, Inc., a wholly owned subsidiary of Global Cash Access, Inc., a copy of which Agreement is attached as Appendix A to the Proxy Statement accompanying this notice, pursuant to which, among other things, Card Acquisition Subsidiary, Inc. will merge with and into the Company and each issued and outstanding share of Company common stock will be converted into the right to receive cash in the amount of $0.50.
4. To consider and vote upon a proposal to grant discretionary authority to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there appear to be insufficient votes at the time of the Annual Meeting to adopt and approve the Agreement and Plan of Merger and the merger contemplated thereby.
5. To take action upon any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.
          Only stockholders of record shown on the books of the Company at the close of business on June 30, 2008 will be entitled to vote at the Annual Meeting or any adjournment thereof. Each stockholder is entitled to one vote per share of common stock on all matters to be voted on at the Annual Meeting.
          Our Board of Directors has determined that the transactions contemplated by the merger agreement are advisable and fair to, and in the best interest of, the Company and it stockholders. Accordingly, our Board of Directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and recommends that you vote FOR the proposal to adopt and approve the merger agreement and the merger contemplated thereby. Our Board of Directors also recommends that you vote FOR the other annual meeting proposals, all of which are described in detail in the accompanying Proxy Statement. Approval of the other annual meeting proposals is not a condition to the merger.
          It is important that all stockholders vote. We cannot complete the merger unless the merger agreement is adopted and approved by holders of a majority of our outstanding shares. We urge you to sign and return the enclosed proxy card as promptly as possible, regardless of whether you plan to attend the Annual Meeting in person. If you do attend the meeting, you may then withdraw your proxy and vote in person. In order to facilitate the providing of adequate accommodations, please indicate on the proxy card whether you plan to attend the Annual Meeting.
          This notice, Proxy Statement and enclosed proxy are sent to you by order of the Board of Directors.
Carmalen Gillilan, Secretary
Dated: July 10, 2008
Las Vegas, Nevada

-i-

PROXY STATEMENT
For
Annual Meeting of Stockholders
To Be Held August 7, 2008
GENERAL INFORMATION
          This Proxy Statement is furnished by the Board of Directors of Cash Systems, Inc., a Delaware corporation (the “Company”), to holders of the Company’s common stock in connection with a solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on August 7, 2008 (the “Annual Meeting”), and at any postponement or adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. The Company expects that this Proxy Statement and the accompanying materials will first be mailed to stockholders on or about July 10, 2008. The Board of Directors of the Company has fixed June 30, 2008 as the record date for determining stockholders entitled to vote at the Annual Meeting. At the close of business on June 30, 2008, 18,765,663 shares of the Company’s common stock were issued and outstanding. Such common stock is the only outstanding class of stock of the Company. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of the common stock are not entitled to cumulative voting rights.
          Any proxy delivered pursuant to this solicitation is revocable at the option of the person giving the proxy at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later-dated proxy via the internet or telephone or by mail, by delivering written notice of the revocation of the proxy to the Company’s Secretary prior to the Annual Meeting, or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. The shares represented by a proxy will be voted in accordance with the stockholder’s directions if the proxy is duly submitted and not validly revoked prior to the Annual Meeting. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR the ratification of Virchow, Krause & Company, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008, FOR the proposal to adopt and approve the Agreement and Plan of Merger, dated as of June 13, 2008 (the “merger agreement”), among the Company, Global Cash Access, Inc. (“GCA”), and Card Acquisition Subsidiary, Inc., a wholly-owned subsidiary of Global Cash Access, Inc. (“Merger Sub”), and to approve the merger of Card Acquisition Subsidiary, Inc. with and into the Company contemplated by the merger agreement, and FOR the proposal to grant discretionary authority to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there appear to be insufficient votes at the time of the Annual Meeting to adopt and approve the merger agreement and the merger contemplated thereby, and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Annual Meeting and any postponements or adjournments thereof.
          The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. The four director nominees receiving the most votes will be elected. The affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting is required to ratify the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008 and to approve the proposal to grant discretionary authority to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there appear to be insufficient votes at the time of the Annual Meeting to adopt and approve the merger agreement and the merger contemplated thereby. The affirmative vote of a majority of the outstanding common stock is required to approve the proposal to adopt and approve the merger agreement and the merger contemplated thereby. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
     Abstentions will not have any effect on the vote for directors, but will be considered a vote AGAINST the proposal to ratify the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008, AGAINST the proposal to adopt and approve the merger agreement and the merger contemplated thereby, and AGAINST the proposal to grant discretionary authority to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there appear to be insufficient votes at the time of the Annual Meeting to adopt and approve the merger agreement and the merger contemplated thereby. Broker non-votes will not have any effect on the vote for directors, the proposal to ratify the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008, or the proposal to grant discretionary authority to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there appear to be insufficient votes at the time of the Annual Meeting to adopt and approve the merger agreement and the merger contemplated thereby, but will be considered a vote AGAINST the proposal to adopt and approve the merger agreement and the merger contemplated thereby.
          If your shares of common stock are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the internet or telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Proxy Statement the opportunity to vote via the internet or telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy will provide instructions. If your voting form does not refer to internet or telephone information, please complete and return the paper proxy card in the postage paid envelope provided.
          The cost of soliciting proxies, including preparing, assembling and mailing the proxies and soliciting material, will be borne by the Company. The Company will also request brokerage firms, banks, nominees, custodians and other fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of June 30, 2008, and will provide for reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies personally or by the internet, telephone or facsimile. The Company has retained the services of Computershare Trust Company, N.A. to assist in the distribution and tabulation of proxies at an estimated cost of $2,100, plus certain out-of-pocket expenses.
          The mailing address of the principal executive office of the Company is 7350 Dean Martin Drive, Suite 309, Las Vegas, NV 89139.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER
          The following questions and answers briefly address some commonly asked questions about the Annual Meeting and the merger. They do not, and are not intended to, address all the information that may be important to you. You should read the summary and the remainder of this Proxy Statement, including all appendices, carefully.
The Merger
Q:	What is the proposed merger?

A:	Pursuant to the merger agreement, Merger Sub will be merged with and into the Company with the Company emerging as the surviving corporation and a wholly owned subsidiary of GCA. The merger agreement is attached to this Proxy Statement as Appendix A. We encourage you to read it carefully and in its entirety.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $0.50 in cash, without interest, for each share of our common stock that you own. We sometimes refer in this Proxy Statement to the consideration that holders of our common stock will receive in connection with the merger as the merger consideration.

Q:	What vote is required to complete the merger?

A:	Under the Delaware General Corporation Law (the “DGCL”) and the terms of the merger agreement, the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock on the record date for the Annual Meeting is required to adopt the merger agreement and complete the proposed merger. Each share of our common stock is entitled to one vote.

Q:	How does our Board of Directors recommend that I vote?

A:	After considering a number of factors, our Board of Directors unanimously determined that the terms of the merger agreement are fair to, and in the best interests of, the Company and our stockholders, and that the merger agreement is advisable and approved the merger agreement and the transactions contemplated thereby. Our Board of Directors unanimously recommends that you vote FOR the adoption and approval of the merger agreement and the merger contemplated thereby.

Q:	Do our directors and executive officers have any special interests in the merger?

A:	Yes. When considering the recommendation of our Board of Directors, you should be aware that some of our directors and officers have interests that are different from, or in addition to, yours. These interests include, among others, the vesting of any unvested restricted stock awards of executive officers due to the merger (for which such officers will receive the same $0.50 per share merger consideration received by all other stockholders) as well as the continued indemnification of, and provision of directors’ and officers’ insurance coverage to, current directors and officers of the Company after the merger. Please see the section of this Proxy Statement entitled “Interests of Certain Persons in the Merger” on page 72 for a further description of the special interests of our directors and executive officers in the merger.
Q:	When do you expect to complete the merger?

A:	We are working to complete the merger as quickly as possible and have agreed with GCA that the merger will be completed no later than the second business day after all closing conditions have been satisfied or waived. However, we cannot predict the exact timing of the merger because it is subject to several conditions. Assuming that all the conditions to the merger are satisfied or waived in a timely fashion, we currently expect to complete the merger in the third quarter of 2008.

Q:	What are the U.S. federal income tax consequences of the merger to me?

A:	The receipt of cash for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, as a result, you will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash you receive in the merger and your adjusted tax basis in the shares of our common stock you exchange for cash pursuant to the merger. However, because the tax consequences of the merger are complex and may vary depending on your particular circumstances, we recommend that you consult your tax advisor concerning the federal (and any state, local or foreign) tax consequences to you as a result of the merger.

Q:	Am I entitled to appraisal or dissenters’ rights in connection with the merger?

A:	Yes. Record holders of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to receive payment of the fair value of such shares together with a fair rate of interest, if any, as determined by the Court of Chancery of the State of Delaware. The fair value as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the merger. If you wish to exercise your appraisal or dissenters’ rights, you must vote against approval of the merger agreement. It is not sufficient to abstain from voting.
The Annual Meeting and Other Information
Q:	What is the date, time and place of the Annual Meeting?

A:	The Annual Meeting of stockholders will be held at the Hampton Inn, 4975 Dean Martin Drive, Las Vegas, Nevada 89118, on Thursday, August 7, 2008, at 10:00 a.m. (Pacific Daylight Time).

Q:	What am I being asked to vote on?

A:	You are being asked to vote to:
1. Elect four directors of the Company;
2. Ratify the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008;
3. Adopt and approve the merger agreement and the merger contemplated thereby; and
4. Grant discretionary authority to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there appear to be insufficient votes at the time of the Annual Meeting to adopt and approve the merger agreement and the merger contemplated thereby.
Q:	Who is entitled to vote at the Annual Meeting?

A:	All holders of our common stock of record as of the close of business on June 30, 2008, which we refer to as the record date, will be entitled to notice of, and to vote at, the Annual Meeting.

Q:	How do I vote my shares?

A:	If you hold a stock certificate in your name for our common stock, you are the owner of record of the shares evidenced by that certificate. If you are a stockholder of record, you may attend the Annual Meeting and vote in person. Alternatively, if you wish to vote by proxy, you may use one of the following methods:
1. By Mail. Complete, sign, date and return the enclosed proxy card in the prepaid envelope provided;
2. By Telephone. Call the toll-free telephone number listed in the voting instructions attached to the proxy card and follow the recorded instructions; or
3. By Internet. Access our secure website registration page through the Internet at http://www.investorvote.com/CKNN, and follow the instructions outlined on that website.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me on the proposal to adopt and approve the merger agreement and the merger contemplated thereby?

A:	Without instruction from you, your broker will not be able to vote your shares on the proposal to adopt and approve the merger agreement and the merger contemplated thereby. You should instruct your broker to vote your shares, following the procedures provided by your broker. If you wish to attend and vote at the Annual Meeting in person, you must bring an executed power of attorney or proxy in your name that has been signed by the record holder of your shares. Please contact your broker or financial institution for this information.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote shares held in street name, it will be considered a vote AGAINST the proposal to adopt and approve the merger agreement and the merger contemplated thereby. However, it will not have any effect on the vote for directors, since the nominees are elected by a plurality of the votes cast, and will not have any effect on the proposal to ratify the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008 or the proposal to grant discretionary authority to adjourn the Annual Meeting, if necessary, to solicit additional proxies, because these matters require the majority of the votes cast to be approved.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of our common stock. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Can I change my vote after I have voted?

A:	You may revoke your proxy or change your vote at any time before the final vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If you are the owner of record, you may do this by:
1. Giving written notice of revocation to the Corporate Secretary, Cash Systems, Inc., 7350 Dean Martin Drive, Suite 309, Las Vegas, NV 89139;

2. Signing and submitting another valid proxy dated a later date;
3. Voting at a later date by telephone or internet; or
4. Voting in person at the Annual Meeting.
If you hold stock in street name, you must contact your broker or financial institution for information on how to revoke your proxy or change your vote.

Q:	What happens if I do not send in my proxy or if I abstain from voting?

A:	The failure to vote, either by proxy or in person, will have the effect of a vote AGAINST the proposal to adopt and approve the merger agreement and the merger contemplated thereby. The failure to vote will have no effect on the proposal to elect directors, the proposal to ratify the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008, or the proposal to grant discretionary authority to adjourn the Annual Meeting, if necessary, to solicit additional proxies. Abstentions will have the effect of a vote AGAINST the proposal to adopt and approve the merger agreement and the merger contemplated thereby, AGAINST the proposal to ratify the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008, and AGAINST the proposal to grant discretionary authority to adjourn the Annual Meeting, if necessary, to solicit additional proxies, but will have no effect on the proposal to elect directors.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $0.50 in cash, without interest, for each share of our common stock.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES NOW.

Q:	Where can I find more information?

A:	We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet Web site maintained by the SEC at www.sec.gov.

Q:	Whom should I call with questions?

A:	If you have any questions about the proposed merger or the process for voting or, if you would like additional copies of this Proxy Statement or a replacement proxy card, please contact us at Cash Systems, Inc., 7350 Dean Martin Drive, Suite 309, Las Vegas, NV 89139, (702) 987-7169, Attention: General Counsel.

SUMMARY
          The following summary highlights selected information discussed in greater detail elsewhere in this Proxy Statement and may not contain all of the information that is important to you. To more fully understand the merger, and for a detailed description of the terms and conditions of the merger and certain other matters being considered at the annual meeting, you should read carefully this entire Proxy Statement and all of its appendices, including the merger agreement. We have included parenthetical references to pages in other portions of this Proxy Statement containing a more detailed description of the topics presented in this summary.
Parties to the Merger Agreement (Page 43)
Cash Systems, Inc.
7350 Dean Martin Drive, Suite 309
Las Vegas, Nevada 89139
(702) 987-7169
          We are a provider of cash access products and related services to the gaming industry. Our products and services provide gaming patrons access to cash through automated teller machine (“ATM”) cash withdrawals, credit and debit card cash advances, and check cashing. Through a joint venture with Bally Gaming, Inc. (“Bally”) and Scotch Twist, Inc. (“Scotch Twist”), we have also developed the Powercash product, which allows customers to fund player accounts using credit and debit cards tied to a players club card, such that the player’s club card can be used in place of a credit or debit card to effectuate transactions within a casino for gaming, dining, retail purchases, and lodging under a license to a portfolio of patents from Scotch Twist.
Global Cash Access, Inc.
3525 East Post Road, Suite 120,
Las Vegas, Nevada 89120
(800) 833-7110
          GCA is a provider of cash access products and related services to the gaming industry. GCA’s products and services provide gaming establishment patrons access to cash through a variety of methods, including ATM cash withdrawals, credit card cash advances, point-of-sale, debit card transactions and check verification and warranty services. In addition, GCA also provides products and services that are designed to improve credit decision-making, automate cashier operations and enhance patron marketing activities for gaming establishments.
Card Acquisition Subsidiary, Inc.
3525 East Post Road, Suite 120,
Las Vegas, Nevada 89120
(800) 833-7110
          Merger Sub is a wholly owned subsidiary of GCA, formed solely for the purpose of facilitating the merger.
The Merger Agreement
          The Merger (Page 60)
          Pursuant to a merger agreement we have entered into with GCA and Merger Sub, a wholly owned subsidiary of GCA, Merger Sub will be merged with and into us, with the Company emerging as the surviving corporation. If the merger is completed, we will become a wholly owned subsidiary of GCA.
          If the merger is completed, our stockholders will receive $0.50 in cash, without interest, in exchange for each share of our common stock that they hold, other than dissenting shares subject to appraisal rights under Delaware law, which will be treated as described below.
          The merger agreement provides that each option to purchase shares of our common stock will be cancelled in exchange for the right to receive a cash payment equal to the excess, if any, of the per share merger consideration over the exercise price of the stock option multiplied by the number of shares of our common stock subject to the option, subject to tax withholding. No payment will be made with respect to options that have per share exercise prices equal to or greater than $0.50.

          We expect to close the merger promptly after the approval and adoption of the merger agreement by our stockholders and after all other conditions to the merger have been satisfied or waived. At present, we anticipate that the closing will occur in the third quarter of 2008.
          Reasons for the Merger (Page 50)
          In the course of its deliberations, our Board of Directors considered, among other things, the following material factors:
•	its conclusion that the Company would not have sufficient cash on hand to satisfy its obligation under the Second Amended and Restated Senior Secured Convertible Notes (the “Senior Secured Notes”) to redeem up to $12.1 million on October 10, 2008 if the note holders exercised their optional right of redemption;

•	the substantial likelihood that the Company would not have sufficient cash on hand to meet obligations that could arise prior to October 10, 2008 either due to a default under the Senior Secured Notes as a result of the delisting of the common stock on The NASDAQ Global Market (“NASDAQ”) or due to the acceleration of certain accrued expenses;

•	based on the liquidation analysis prepared by our senior management and presented to our Board of Directors, the holders of our common stock likely would receive between $0.00 and $0.18 per share in the event of a bankruptcy of the Company (assuming the Company would incur $2.5 million in administrative and other costs and expenses associated with a bankruptcy proceeding), substantially less than the merger consideration of $0.50 per share;

•	the contacts and discussions from November 18, 2007 to May 27, 2008, the commencement of the exclusivity period, between our senior management and our financial advisors and numerous other parties, including competitors other than GCA, strategic buyers, private equity firms and private investors, all of which either declined to participate in the process or were unable to submit a viable proposal for acquiring or investing sufficient cash in the Company within the timeframe required, as well as the fact that the Company publicly announced on March 18, 2008 that it was exploring strategic alternatives and received no bona fide offers in response to that announcement;

•	Deutsche Bank Securities Inc.’s (“Deutsche Bank”) opinion to our Board of Directors on June 12, 2008 to the effect that, as of that date and based upon and subject to the assumptions made, matters considered and limits of review set forth therein, the merger consideration pursuant to the merger agreement of $0.50 per share of common stock was fair, from a financial point of view, to the holders of our common stock;

•	the indication by the holders of the Senior Secured Notes that they would be willing to execute redemption agreements under which they would accept $21 million plus accrued but unpaid interest in complete settlement of the greater amount due to them, and they would agree (1) to forebear from exercising any rights or remedies they may possess under the Senior Secured Notes and Second Amended and Restated Warrants to Purchase Common Stock (the “Warrants”), (2) to waive any rights they may possess as a result of the merger, and (3) to refrain from converting, exercising, selling, transferring or otherwise conveying all or any portion of the Senior Secured Notes and Warrants prior to the redemption contemplated by the redemption agreements; and

•	the efforts made by our senior management and advisors to obtain greater value than $0.50 per share in cash and/or to receive a portion of the merger consideration in GCA common stock, GCA’s indication that it was unwilling to pay more than $0.50 per share in cash, and the recognition that the $0.50 per share in value for stockholders and the prospect that our creditors were going to receive no less than $21 million was a better outcome than that expected in the only other alternative available, a bankruptcy filing.

          Recommendation of Our Board of Directors (Page 51)
          After careful consideration, the Board of Directors has unanimously:
•	determined that the principal terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, the Company and its stockholders;

•	approved the merger agreement and the transactions contemplated thereby, including the merger; and

•	recommended that our stockholders vote FOR the adoption and approval of the merger agreement and the merger contemplated thereby.
          Opinion of Deutsche Bank Securities Inc. (Page 51)
          Deutsche Bank delivered its opinion to our Board of Directors to the effect that, as of June 12, 2008 and based upon and subject to the factors and assumptions set forth in the written opinion, the $0.50 per share in cash to be received by holders of our common stock pursuant to the merger agreement was fair to such holders from a financial point of view.
          The full text of the written opinion of Deutsche Bank, dated June 12, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this Proxy Statement. Our stockholders should read the opinion in its entirety. Deutsche Bank provided its opinion for the information and assistance of our Board of Directors in connection with its consideration of the transaction contemplated by the merger agreement. The Deutsche Bank opinion is not a recommendation to any holder of our common stock as to any matter relating to the transaction.
          Conditions to the Merger (Page 70)
          The completion of the merger is conditioned on the satisfaction or waiver, if permissible, of a number of conditions, including, but not limited to, the following:
•	our receipt of the requisite vote of our stockholders approving the proposal to adopt and approve the merger agreement and approve the merger;

•	the absence of any statute, rule, order or injunction prohibiting the merger or otherwise making the merger illegal;

•	the absence of any pending claim, suit, action or proceeding brought or filed by any third party that has a reasonable likelihood of success or by any governmental entity relating to certain matters, including challenging or seeking to restrain or prohibit the consummation of the merger or the other transactions contemplated by the merger agreement or placing materially adverse conditions or limitations on GCA’s ownership or operation of the surviving company in the merger;

•	the representations and warranties of each party contained in the merger agreement being true and correct in all material respects, except for where the failure to be true and correct would not have a material adverse effect on the representing party;

•	the performance or compliance in all material respects of each party with all covenants, obligations and conditions required to be performed or complied with by each party under the merger agreement;

•	the absence of any material adverse effect on our business;

•	our joint venture with Bally and Scotch Twist shall be continuing in full force and effect and we shall not have received any notice of their intent to terminate; and

•	no customers from whom we generated gross revenues during the year ended December 31, 2007 representing at least 10% of our gross revenues during such period shall have terminated their relationships with us, materially diminished their use of our products or services or indicated their intent to do either of the foregoing.
          Acquisition Proposals (Page 65)
          We have agreed that neither we nor any of our subsidiaries will (and we will not authorize or permit any of our officers, directors, employees or agents to) directly or indirectly take any action to solicit, initiate, or encourage anyone to make, submit or announce any takeover proposal. Additionally, we have agreed not to disclose any nonpublic information relating to the Company or to engage in or continue any other negotiations or discussions regarding any inquiry or proposal that is, or would reasonably be expected to lead to, a “takeover proposal” or otherwise facilitate any effort or attempt to make a takeover proposal.
          However, the prohibitions with respect to takeover proposals are subject to an exception where, prior to the stockholders meeting considering the merger agreement, we receive a takeover proposal without violating these provisions of the merger agreement and our Board of Directors determines that such takeover proposal constitutes or is reasonably likely to constitute a “superior proposal” and determines that the failure to take action with respect to the superior proposal would be a breach of its fiduciary duties to the stockholders, then we, and our officers, directors, employees and other representatives may take action otherwise prohibited by the merger agreement; provided that we must first comply with a number of notice, informational and other requirements under the merger agreement. The merger agreement also contains additional agreements by us and limitations on how we may respond to a takeover proposal (see “The Merger Agreement — Acquisition Proposals”).
          Termination of the Merger Agreement (Page 68)
          The merger agreement may be terminated:
•	by mutual written consent duly authorized by the boards of directors of each of GCA and us;

•	by GCA or us if:
•	the closing of the merger has not occurred by December 31, 2008, subject to certain limitations;

•	the required approval of the proposal to adopt and approve the merger agreement and approve the merger by our stockholders is not obtained at the Annual Meeting or any postponement or adjournment;

•	a governmental entity has issued a permanent injunction or other order preventing the merger and that order or injunction has become final and nonappealable or, by GCA only in certain additional situations, including where a permanent injunction has created materially adverse conditions on GCA’s ownership or operation of us following the effectiveness of the merger;

•	any statute, rule, regulation or order has been enacted, entered, enforced or deemed applicable to the merger which makes the consummation of the merger illegal or, by GCA only if a governmental entity or entities in states or tribal jurisdictions where we derived at least 5% of our revenues withholds, denies or materially qualifies a license, approval or waiver from or to GCA; or

•	the other party breaches any of its representations, warranties, covenants or agreements in the merger agreement, which breach is incurable or is not cured within 10 days of written notice of the breach;
•	by GCA if:
•	we (or any of our subsidiaries, or any of our officers, directors, employees or representatives) breach or violate our obligations under the merger agreement with respect to takeover proposals; or

•	our Board of Directors changes, withdraws or fails to reaffirm its recommendation of the merger, or recommends, endorses, accepts or agrees to a takeover proposal or fails to recommend against acceptance of any tender offer or exchange offer; or

•	GCA is notified by a governmental entity that the merger will jeopardize any governmental authorization we hold or GCA holds as of the date of the merger agreement.
•	by us if:
•	our Board of Directors authorizes us to enter into a definitive agreement in respect of a superior proposal, provided we have not breached the provisions described above in the section of this

Proxy Statement entitled “— Acquisition Proposals” and we have paid to GCA the termination fee of $990,000.
          Fees and Expenses (Page 69)
          Costs and expenses related to the merger will generally be paid by the party incurring those costs and expenses. We and GCA have agreed in certain circumstances upon termination of the merger agreement to pay the actual, reasonable and documented out-of-pocket costs and expenses incurred by the other party up to a maximum of $300,000 in connection with the merger agreement, including the fees and expenses of its outside advisors, outside accountants and outside legal counsel. Specifically, we are required to reimburse GCA if GCA terminates the merger agreement because our stockholders fail to approve the merger at a duly convened meeting of the stockholders or because the closing of the merger has not occurred by December 31, 2008 (when all other conditions in GCA’s favor other than the limits on our transaction fees and our net working capital have been satisfied). GCA is required to reimburse our costs and expenses if we terminate the merger agreement due to a breach by GCA of any representation, warranty, obligation, or agreement in the merger agreement.
          We also agreed that the maximum amount of all expenses, costs or other fees (consisting of all accountant, attorney, financial advisor and investment banker fees, but excluding liabilities arising from the obligation to pay premiums under our officers’ and directors’ liability insurance policy) incurred or that may be incurred by us in connection with the merger agreement and the transactions contemplated thereby will not exceed the sum of $2,500,000 plus up to $250,000 of any excess working capital (as such term is defined in the merger agreement).
          In addition, we have agreed to pay to GCA a termination fee of $990,000 (less any reimbursement of GCA’s fees and expenses we are otherwise required to pay) if the merger agreement is terminated:
•	by either us or GCA because our stockholders fail to approve the merger at a duly convened meeting of the stockholders or the closing of the merger has not occurred by December 31, 2008, but only if within 12 months following such termination we either consummate another acquisition proposal or enter into a letter of intent or binding agreement regarding a takeover proposal; or

•	by GCA if we breach any representation, warranty, obligation, or agreement in the merger agreement, violate the terms of the merger agreement with respect to a takeover proposal, or our Board of Directors changes, qualifies or withdraws its recommendation or fails to recommend against acceptance of any tender offer or exchange offer; or

•	by us in connection with our Board of Directors authorizing us to enter into a definitive agreement with respect to a superior proposal.
Appraisal Rights (Page 56)
          If the merger is consummated, holders of record of our common stock who do not vote in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and who otherwise comply with the applicable provisions of Section 262 of the Delaware General Corporation Law (the “DGCL”), will be entitled to exercise appraisal rights under Section 262 of the DGCL. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in a loss of those appraisal rights. These procedures are described in this Proxy Statement and the provisions of the DGCL that grant appraisal rights and govern such procedures are attached as Appendix C.
Material United States Federal Income Tax Consequences of the Merger (Page 54)
          The exchange of shares of our common stock for the merger consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes. See “The Merger—Material United States Federal Income Tax Consequences of the Merger.”
          Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.
Litigation Related to the Merger (Page 59)
          On June 18, 2008, an alleged stockholder of the Company filed a stockholder class action complaint in the Nevada District Court in Clark County, Nevada, titled Staehr v. Cash Systems, Inc., et al., Case No. A565593,

naming the Company and all of our directors as defendants. The complaint purports to be brought on behalf of all stockholders of the Company (excluding the defendants and their affiliates). Among other things, the complaint alleges that the individual defendant directors, in approving the proposed merger with GCA, breached various fiduciary duties owed to the Company’s stockholders by failing to take steps to maximize stockholder value and by agreeing to accept inadequate consideration. The complaint also alleges that the directors engaged in unspecified self-dealing. The complaint alleges that the Company aided and abetted the directors’ breaches of fiduciary duties. The complaint seeks, among other things, class certification as well as certain forms of injunctive relief, including enjoining the consummation of the merger. We believe that the allegations of this complaint are without merit, and intend to vigorously contest the action. There can be no assurance, however, that we will be successful in our defense of this action or that we will be able to satisfy the conditions to the closing of the merger as a result of the pendency of this action. See “The Merger Agreement — Conditions to the Merger.”

FORWARD-LOOKING STATEMENTS
          This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, or the Act. Statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” “assumes,” “may,” and similar expressions constitute forward-looking statements. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Company actions, which may be provided by management are also forward-looking statements as defined in the Act. Forward-looking statements are based upon expectations and projections about future events and are subject to assumptions, risks and uncertainties about, among other things, the Company and economic and market factors.
          Actual events and results may differ materially from those expressed or forecasted in the forward-looking statements due to a number of factors. The principal factors that could cause the Company’s actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, our failure to continue as a going concern; our failure to explore strategic alternatives that result in a definitive transaction; our failure to develop products or services that achieve market acceptance or regulatory approval; our failure to accurately evaluate the assumptions underlying our estimates of the useful lives for depreciable and amortizable assets, our estimates of cash flows in assessing the recoverability of long-lived assets, and estimated liabilities for chargebacks, litigation, claims and assessments; competitive forces or unexpectedly high increases in interchange and processing costs that preclude us from passing such costs on to our customers through increased surcharges or reduced commissions; unanticipated changes to applicable tax rates or laws or changes in our tax position; regulatory forces, competitive forces or market contraction that affect our cash advance business; our inability to satisfy conditions to borrow additional funds, if required or unanticipated operating capital needs that cause our cash flows from operations and possible borrowing facilities to be insufficient to provide sufficient capital to continue our operations; our failure to accurately estimate our operating cash flows and our failure to accurately predict our working capital and capital expenditure needs; our inability to obtain additional financing through bank borrowings or debt or equity financings at all or on terms that are favorable to us; competitive pressures that prevent us from commanding higher prices for our Cash Access Services than other providers; actions taken by our technology partners or the failure of our technology partners to service our needs; our failure to renew our contracts with our top customers; changes in the rules and regulations of credit card associations that require the discontinuation of or material changes to our products or services; and our inability to identify or form joint ventures with partners that result in products that are commercially successful; and other factors or conditions described or referenced in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our subsequent Quarterly Reports on Form 10-Q. The Company’s past performance or past or present economic conditions are not indicative of future performance or conditions. Undue reliance should not be placed on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities law.
          The forward-looking statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our subsequent Quarterly Reports on Form 10-Q. See “Where You Can Find More Information” on page 75.

RISK FACTORS
          You should carefully consider the following factors and the other information in this Proxy Statement before voting on the proposal to adopt and approve the merger agreement and the merger contemplated thereby.
If the merger agreement is terminated, we do not expect to have sufficient liquidity to continue to operate the Company in the ordinary course of business.
          If the merger agreement is terminated, we may not have sufficient working capital to continue our operations past October 2008 when the holders of our Senior Secured Notes may require us to redeem a portion of the Senior Secured Notes in an amount not to exceed $12.1 million in the aggregate, or earlier if our common stock is delisted from The NASDAQ Global Market, which is an event of default under our Senior Secured Notes, or if payments of certain other accrued expenses are accelerated or unforeseen events or circumstances arise that negatively affect our liquidity. In connection with the merger agreement, our note holders have agreed to forebear from exercising any rights or remedies they may possess under the Senior Secured Notes until the earlier of the redemption contemplated in the merger or the termination of the merger agreement. If the merger agreement is terminated and we subsequently default on the Senior Secured Notes, whether as a result of our failure to satisfy the note holders’ optional right of redemption or as a result of the delisting of our common stock from NASDAQ, our note holders would be entitled to, among other things, accelerate the maturity of the outstanding balance of the Senior Secured Notes and foreclose on substantially all of the Company’s assets, which secure the Senior Secured Notes.
          Further, the costs incurred by us in connection with the merger will further exacerbate our deteriorating liquidity and working capital position. We currently expect to incur significant out-of-pocket expenses for services in connection with the merger, consisting of financial advisor, legal and accounting fees and financial printing and other related charges, many of which may be incurred even if the merger is not completed. Moreover, if the merger agreement is terminated under specified circumstances, we may be required to reimburse GCA for its costs and expenses incurred in connection with the merger up to a maximum of $300,000 and to pay GCA a termination fee of $990,000.
          Also, to the extent that there is uncertainty about the closing of the merger, or if the merger does not close, our business may be harmed if customers, strategic partners or others believe that we cannot effectively compete in the marketplace without the merger or if there is customer and employee uncertainty surrounding the future direction of the Company on a stand-alone basis.
          The “no solicitation” restrictions and the termination fee provisions in the merger agreement may discourage other companies from trying to acquire the Company.
          While the merger agreement is in effect, subject to specified exceptions, we are prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than GCA. In addition, in the merger agreement, we agreed to pay a termination fee to GCA in specified circumstances, including if the merger agreement is terminated:
•	by either us or GCA because our stockholders fail to approve the merger at a duly convened meeting of the stockholders or the closing of the merger has not occurred by December 31, 2008, but only if within 12 months following such termination we either consummate another acquisition proposal or enter into a letter of intent or binding agreement regarding a takeover proposal; or

•	by GCA if we breach any representation, warranty, obligation, or agreement in the merger agreement, violate the terms of the merger agreement with respect to a takeover proposal, or our Board of Directors changes, qualifies or withdraws its recommendation or fails to recommend against acceptance of any tender offer or exchange offer; or

•	by us in connection with our Board of Directors authorizing us to enter into a definitive agreement with respect to a superior proposal.
          These provisions could discourage other parties from trying to acquire the Company even though those other parties might be willing to offer greater value to our stockholders than GCA has agreed to pay under the terms of the merger agreement.

PROPOSAL #1 — ELECTION OF DIRECTORS
          The Bylaws of the Company provide that the number of directors shall be determined by resolution of the Board of Directors at a regular or special meeting or by the stockholders at each annual meeting. The Board of Directors, by resolution, has fixed the number of directors at four for the ensuing year. Accordingly, at the Annual Meeting, you will be asked to vote on the election of four directors who will constitute the Company’s Board of Directors.
          However, if the proposed merger is consummated, pursuant to the terms of the merger agreement, the directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation until their respective successors are duly elected and qualified.
          In the election of directors, each proxy will be voted for each of the nominees listed below unless the proxy withholds a vote for one or more of the nominees. Each of the nominees listed below is currently a director of the Company. Each person elected as a director shall serve for a term of one year or until his or her successor is duly elected and qualified. If any of the nominees should be unable to serve as a director by reason of death, incapacity or other unexpected occurrence, the proxies solicited by the Board of Directors shall be voted by the persons appointed as proxies for such substitute nominee as is selected by the Board or, in the absence of such selection, for such fewer number of directors as results from such death, incapacity or other unexpected occurrence. The election of each nominee requires the affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.
          The following table provides certain information with respect to our nominees for director as of June 30, 2008.

Name
Michael D. Rumbolz	54	Chief Executive Officer, President, and Chairman of the Board

Patrick R. Cruzen(1)(2)(3)	61	Director

Donald D. Snyder(1)(3)	60	Director

Patricia W. Becker(1)(3)	56	Director

(1)	Member of the Audit Committee.

(2)	Audit Committee financial expert.

(3)	Member of the Compensation Committee.
          Michael D. Rumbolz has been the Company’s Chief Executive Officer and Chairman of the Board since January 1, 2005 and also President since April 2005. Prior to January 2005, he was Vice Chairman and a director of Casino Data Systems from April 2000 to September 2001, and President and Chief Executive Officer of Anchor Gaming from 1995 to 2000. Prior to joining Anchor Gaming, Mr. Rumbolz was Director of Corporate Development for Circus Circus Enterprises Inc., including serving as the first president of and managing director of Windsor Casino Limited, a consortium company owned by Hilton Hotel Corp., Circus Circus Enterprises Inc. and Caesars World. Mr. Rumbolz also held various executive positions with Trump Hotels & Casino Resorts. Mr. Rumbolz is also a director of Employers Holdings Inc. and the Seminole Hard Rock Entertainment, Inc. and a Manager of Seminole Hard Rock International, LLC.
          Patrick R. Cruzen joined the Company as a director in March 2004. Since 1997, Mr. Cruzen has served as Chief Executive Officer of Cruzen & Associates, which offers executive recruiting and consulting services for the gaming industry. From 1994 to 1996, he was President and Chief Operating Officer of Grand Casinos, Inc. From 1990 to 1994, Mr. Cruzen served as Senior Vice President of Finance and Administration of MGM Grand, Inc. Mr.

Cruzen is also a director of two other public companies, Canterbury Park Holding Company and Majestic Star Casino, LLC.
          Donald D. Snyder has been a director since April 2005. Prior to that time, Mr. Snyder served as President and as a member of the Board of Directors of Boyd Gaming since 1997. Prior to Boyd Gaming, he was the President and Chief Executive Officer of the Fremont Street Experience, where he continued to hold the Chairman’s post on its governing board until 2006. Mr. Snyder served from 1987 through 1991 as Chairman of the Board and Chief Executive Officer of First Interstate Bank of Nevada, the state’s largest full service bank at the time. During his 22 years with First Interstate Bank, he served his first 18 years in California in various management positions in retail and corporate banking, international banking and real estate banking. He has served on the boards of several gaming and non-gaming companies, including current service on the boards of two other public companies, Western Alliance Bancorporation and Sierra Pacific Resources. Additionally, Mr. Snyder has served on numerous non-profit boards, which presently include the Nevada Development Authority, UNLV Foundation, and the Las Vegas Performing Arts Center Foundation.
          Patricia. W. Becker has been a director since April 2005. Ms. Becker is currently the Executive Director of the International Gaming Institute at the University of Nevada, Las Vegas. Ms. Becker most recently served as Senior Vice President of Corporate Affairs for Aladdin Gaming, LLC, which owned the Aladdin Resort & Casino. Before joining the Aladdin in 1998, she owned her own gaming consulting business focused exclusively on assisting senior management and corporate boards with various gaming business issues. Earlier in her career, Ms. Becker served as Chief of Staff to former Governor Bob Miller of the State of Nevada, was a Senior Vice President and General Counsel of Harrah’s Hotel and Casino Corporation, and served as a board member on the Nevada State Gaming Control Board. Ms. Becker formerly served on the boards of Fitzgeralds Gaming Corporation and Powerhouse Technologies, Inc.
          The Board of Directors recommends that you vote FOR the election of each of the nominees listed herein.

CORPORATE GOVERNANCE
Overview
          The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. To that end, the Board has engaged in a regular process of reviewing our corporate governance policies and practices in light of proposed and adopted laws and regulations, including the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission (“SEC”), and the rules and regulations of The NASDAQ Global Market (“NASDAQ”) over which the shares of our common stock are traded. The Board of Directors oversees our business and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives and our principal external advisers (legal counsel, outside auditors, investment bankers and other consultants), by reading reports and other materials that we send them and by participating in Board and committee meetings.
Director Independence
          The Board of Directors and its various committees must have participation by members who are “independent” as defined by the applicable rules and regulations of NASDAQ, including Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market LLC. The Board has determined that each of Messrs. Cruzen and Snyder and Ms. Becker is independent under such rules and regulations.
Board Qualification and Selection Process
          The Board of Directors will consider candidates for nomination as a director recommended by stockholders, directors, third party search firms and other sources. In evaluating director nominees, the Board considers the following factors and qualifications, among others:
•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Board with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with domestic and international business matters;

•	age and legal and regulatory requirements;

•	experience with accounting rules and practices;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.
          The Board will consider the attributes of the candidates and the needs of the Board, and will review all candidates in the same manner. The Board believes that candidates for directors should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 18 years of age, having familiarity with the Company’s business and industry, having high moral character and mature judgment, being able to work collegially with others, and not currently serving on more than three boards of public companies. The Board may modify these minimum qualifications as deemed necessary.

Stockholder Nominations for Director Candidates
          A stockholder who wishes to recommend one or more directors must provide a written recommendation to the Chairman of the Board at the following address:
Cash Systems, Inc.
Attn: Chairman of the Board
7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89139
          Notice of a recommendation must include the name, address and telephone number of the stockholder and the class and number of shares such stockholder owns. With respect to the nominee, the stockholder must include the nominee’s name, age, business address, residence address, current principal occupation, five year employment history with employer names and a description of the employer’s business, the number of shares beneficially owned by the nominee, whether such nominee can read and understand basic financial statements, and board membership, if any.
          The recommendation must be accompanied by a written consent of the nominee to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The Company may require any nominee to furnish additional information that may be needed to determine the eligibility of the nominee.
Communications with the Board
          Stockholders may communicate directly with the Board of Directors. All communications regarding general matters should be directed to our Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the complete Board of Directors or for independent directors only. If no such designation is made, the communication will be forwarded to the entire Board. Stockholder communications to the Board should be sent to:

Secretary		Secretary
Attention: Board of Directors		Attention: Independent Directors
Cash Systems, Inc.	OR	Cash Systems, Inc.
7350 Dean Martin Drive, Suite 309		7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89139		Las Vegas, NV 89139
Code of Conduct
          The Board of Directors has approved a Code of Conduct that applies to the Chief Executive Officer, the Chief Financial Officer, and all other persons performing similar functions. The Code of Conduct addresses such topics as ethical conduct, proper use of our assets, compliance with applicable laws and regulations, and accuracy and preservation of public disclosures. Copies of the Code of Conduct are available upon written request to:
Cash Systems, Inc.
Attn: Secretary
7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89139
          Any amendments or waivers to our Code of Conduct will be promptly disclosed by posting on our website at www.cashsystemsinc.com.
Committees of the Board
          The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. We have established written guidelines governing the nomination of directors, in a manner consistent with the requirements of NASDAQ. The Board of Directors has also designated a special committee to, among other things, review, evaluate, investigate, pursue and negotiate the terms and conditions of the merger, and to recommend to the full Board of Directors whether the merger agreement should be adopted and approved.

          Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors. Among other things, the purpose of the Audit Committee is to oversee and monitor the integrity of the Company’s financial statements and internal accounting and financial controls, the Company’s independent auditor’s qualifications, independence and compensation, the performance of the Company’s internal auditors and independent auditors, and the Company’s compliance with legal and regulatory requirements. The Audit Committee consists of Messrs. Cruzen (Chairman) and Snyder and Ms. Becker. The Board has determined that Mr. Cruzen is an “audit committee financial expert” as defined by the rules of the SEC. The Board has also determined that each of Ms. Becker, Mr. Cruzen, and Mr. Snyder is an independent director and meets each of the other requirements for Audit Committee members under the applicable rules and regulations of NASDAQ. The Audit Committee held seven formal meetings in 2007. A copy of the current charter for the Audit Committee is available on our website at www.cashsystemsinc.com. The charter is reviewed annually. The report of the Audit Committee for the 2007 fiscal year is found on page 39 of this Proxy Statement.
          Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board of Directors. Among other things, the purpose of the Compensation Committee is to oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans, review and recommend to the Board of Directors the salaries, bonuses and perquisites of the Company’s executive officers, determine the individuals to whom, and the terms upon which, awards under the Company’s incentive plans are granted, make periodic reports to the Board of Directors as to the status of such plans, and review and recommend to the Board of Directors additional compensation plans. The Compensation Committee consists of Ms. Becker (Chairman) and Messrs. Cruzen and Snyder. The Board has determined that each of Ms. Becker, Mr. Cruzen and Mr. Snyder is an independent director under the applicable rules and regulations of NASDAQ. The Compensation Committee held four formal meetings in 2007. A copy of the current charter for the Compensation Committee is available on our website at www.cashsystemsinc.com. The charter is reviewed annually. The report of the Compensation Committee for the 2007 fiscal year is found on page 25 of this Proxy Statement.
          Nominating Committee. The Company does not have a nominating committee. Nominations to the Board of Directors are either selected or recommended for the Board’s selection by a majority of the Board’s independent directors. The Company has determined not to establish a nominating committee based on the small size of the existing Board of Directors.
Meeting Attendance
          Board and Committee Meetings. The Board held nine formal meetings during 2007. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she served as a director, and (ii) the total number of meetings of the committees on which he or she served.
          Annual Meeting of Stockholders. Directors are encouraged to attend our annual meetings of stockholders; however, there is no formal policy regarding attendance at annual meetings. Each of our directors serving at the time of the Company’s 2007 annual meeting of stockholders attended the annual meeting.
Compensation Committee Interlocks and Insider Participation
          During the year ended December 31, 2007, the following directors and former directors have at one time been members of the Company’s Compensation Committee: Patrick R. Cruzen, Donald Snyder, Patricia Becker, and Don R. Kornstein. None of the Compensation Committee’s current or former members has at any time been an officer or employee of the Company. None of the Company’s executive officers serves or in the past fiscal year has served as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving on the Company’s Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS OF THE COMPANY
          The following table lists the executive officers of the Company and provides their respective ages and current positions with the Company as of June 30, 2008. Biographical information for each such person, other than Michael D. Rumbolz whose biography is provided under the heading “Proposal #1 — Election of Directors,” is provided below.

Name	Position	Age
Michael D. Rumbolz	Chief Executive Officer, President and Chairman of the Board	54
Andrew Cashin	Executive Vice President, Chief Financial Officer and Treasurer	43
John F. Glaser	Executive Vice President of Sales and Marketing	52
Katherine W. Bloomfield	Chief Information Officer	55
Zev Kaplan	General Counsel and Assistant Secretary	55
          Andrew Cashin has been the Company’s Executive Vice President, Chief Financial Officer and Treasurer since March 23, 2006. Prior to joining the Company, Mr. Cashin was employed as a Senior Vice President of Bally Gaming, a principal business unit of Bally Technologies, Inc. (formerly known as Alliance Gaming Corporation), which is a worldwide leader in designing, manufacturing and distributing traditional and nontraditional gaming machines. As Senior Vice President of Bally Gaming, Mr. Cashin was responsible for oversight of Bally Gaming’s various business lines, including game sales and game operations. Prior to serving in that capacity, Mr. Cashin was employed as Vice President of Finance and Information Technology of Bally Gaming, where he was responsible for the daily oversight of Bally Gaming’s finance department. Prior to that, Mr. Cashin was the Western Regional Brand Operations Manager at Harrah’s Entertainment, Inc. Mr. Cashin began his professional career as an accountant with Arthur Andersen & Co.
          John F. Glaser has been the Company’s Executive Vice President of Sales and Marketing since June 6, 2005. Mr. Glaser has over 20 years of sales and marketing experience, including 13 years of experience in the gaming sector. He is the former Vice President of Sales for Bally Gaming, where he oversaw the sale and leasing of gaming machines for the United States and Canadian markets. Prior to joining Bally Gaming in 1997, Mr. Glaser was the Director of Sales for International Game Technology, where he was responsible for hiring, training and developing the sales and sales support staff as well as for the sale and leasing of over 79,000 gaming machines. Mr. Glaser joined International Game Technology in 1992 from The Circle K Corporation, where he spent eight years as Manager and Regional Marketing Director.
          Katherine W. Bloomfield has been the Company’s Chief Information Officer since August 1, 2005. Ms. Bloomfield has over 20 years of experience in the software development and delivery industry, specializing in enterprise data management and distribution solutions. Most recently, Ms. Bloomfield was Vice President of Operations for VisionShare Inc. with responsibility for the delivery of VisionShare’s integration services, managed services, product development, quality assurance and customer support. Prior to VisionShare, Mr. Bloomfield’s management roles include Vice President of Technical Operations for Stellent, Inc. and Director of Professional Services for Apertus Technologies, where she was responsible for guiding the expansion of consulting services, product training and product support organizations resulting in increased accountability and revenue growth. Earlier in her career, Ms. Bloomfield held technical positions at PricewaterhouseCoopers and Control Data where she was instrumental in the development and delivery of custom software applications for the financial service and electrical utility industries, respectively.
          Zev E. Kaplan has been the Company’s General Counsel since March 2005. Mr. Kaplan has been a member of the Board of Directors of Homeland Security Capital Corporation, a publicly-traded company, since January 2006. From April 1995 to the present he has been General Counsel to the Regional Transportation Commission of Southern Nevada, where he has played a key policy role in the start-up of the local transit systems and their facilities. Mr. Kaplan spent fifteen years in government services during which time he served as Senior Deputy D.A. with the Clark County District Attorney’s Office-Civil Division; General Counsel to the Nevada Public Service Commission; and Staff Attorney to the U.S. Senate Committee on Commerce, Science and Transportation. Mr. Kaplan received his J.D. from Southwestern University School of Law; MBA from the University of Nevada, Las Vegas; and B.S. from the Smith School of Business at the University of Maryland.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
          We have adopted a practice of offering competitive compensation intended to attract, retain and motivate a qualified executive management team at market rates. With respect to our chief executive officer (“CEO”), chief financial officer, and the other three most highly-compensated executive officers (collectively referred to as the “Named Executive Officers”), this Compensation Discussion and Analysis describes our compensation philosophy and objectives, methodologies to establish their compensation, and the practices to administer such programs.
          The Company’s Compensation Committee (the “Committee”) is authorized to review and approve the compensation of the CEO and recommend for approval of the full Board of Directors, the annual compensation for each of the other Named Executive Officers. The Committee operates under a written charter adopted by our Board and is comprised solely of independent directors as determined in accordance with various rules and regulations of NASDAQ, the SEC and the Internal Revenue Service.
Compensation Objectives and Philosophy
          In determining the appropriate pay levels for base salary, target bonuses, and long-term incentives, the Committee relied primarily on its review and analysis of the following factors, where relevant for each Named Executive Officer:
•	the responsibilities of the position, the performance of the individual and his or her general experience and qualifications

•	our overall financial performance (including budget variances) for the previous year and the contributions to such performance measures by the individual or his or her department

•	the individual’s total compensation during the previous year or at his or her prior employment where relevant to the position filled at the Company

•	compensation levels paid by comparable companies in similar industries

•	the individual’s length of service with us

•	any knowledge or set of skills not easily replaceable that are critical to the success of the Company

•	the individual’s effectiveness in dealing with external and internal audiences
          The primary objective of our fiscal year 2007 executive compensation program was to motivate executives and key talent to achieve critical financial and non-financial corporate goals. Our 2007 executive compensation program took into account the Company’s dependence on the long-term development and implementation of new technologies and innovative processes. As with many companies who have long development cycles of key products, it was critical for us to recognize annual individual contributions that would positively impact Company value in future years. This was also necessary to retain key executive talent during the development cycle of our products.
          The Committee believes that a culture of Company ownership is critical to align executive and stockholder interests. To attract, reward, and retain highly talented executives, key objectives of our executive compensation program are to pay executives competitively, both in value and the mix of pay between each component of total compensation. The Committee believes we accomplish these objectives by providing total compensation packages to our executive team that are comparable to executives of similarly sized companies and with similar roles and responsibilities within the industries in which we compete for executive talent. The Committee believes that the compensation of our Named Executive Officers is competitive with companies of similar size and with comparable operating results in similar industries.

Methodologies for Establishing Compensation Program
          At the end of fiscal year 2006, the Committee engaged an independent compensation consultant to advise the Committee on the principal aspects of executive compensation, including base salaries and short- and long-term incentives, as well as all aspects of Board of Directors’ compensation. The Committee selected Presidio Pay Advisors, Inc. (“Presidio Pay”), an independent compensation consultant, to provide the Committee with a competitive analysis of current executive and Board of Directors’ compensation for fiscal year 2007 and to assist the Committee in complying with new executive compensation disclosure requirements for fiscal year 2006. The analysis and recommendations of Presidio Pay for executive management and the Board of Directors is reflected in the new employment agreement for our CEO and have been incorporated into the fiscal year 2007 compensation program.
          Presidio Pay reported to the Committee rather than to management, although it met with management from time to time for purposes of gathering information on proposals that management made to the Committee. The Committee is free to replace Presidio Pay or hire additional consultants at any time. Presidio Pay has not provided any other services, outside those listed above, to the Company and received compensation only with respect to the services provided to the Committee.
          The Committee acts independently of the CEO when determining the compensation program and levels for the CEO. The Committee will solicit recommendations from the CEO and other members of senior management for the compensation program for the other Named Executive Officers. However, implementation of any recommendations made by the CEO or other members of senior management is at the sole discretion of the Committee.
          When share based compensation is included as part of an executive’s compensation, the share based grants (i.e. options or restricted stock) are approved by the Committee and priced based on the closing price of the Company’s stock on the date the grant is approved by the Committee.
Components of our Compensation Program
          The Committee uses the above objectives as a guide for assessing how to allocate each of the following components of our compensation program:
•	Annual base salaries

•	Short-term cash bonuses

•	Long-term equity-based compensation (stock options, restricted shares, etc.)

•	Retirement benefits provided under a 401(k) plan

•	Executive perquisites

•	Benefits provided under an all-employee benefit program
          Base Salary
          Base salaries are the fixed, recurring portion of the employee’s cash compensation paid over a 12 month period and are intended to reward the day-to-day aspects of their roles and responsibilities and to maintain pay levels and pay mix that are competitive with those companies with whom we compete for executive talent. The Committee believes that the fiscal year 2007 base compensation of our Named Executive Officers was competitive with companies of similar size and with comparable operating results in similar industries.

          Annual Incentives
          Historically, annual bonuses have been distributed by the CEO using a bonus pool approved by the Board of Directors, the final distribution of which was reported back to the Board of Directors. The Committee has established a formal executive bonus plan to reward executives based on performance in their positions as well as the overall performance of the Company. The plan is effective for fiscal year 2008. For fiscal year 2007 performance, no annual bonuses were paid out to the Company’s executives.
          Annual bonuses are intended to reward overall financial performance, including budget variances for the previous year, and the contributions to such performance measures by an executive or his or her business unit. In addition, the Committee considers subjective performance metrics of the executive and the individual’s effectiveness in dealing with external and internal constituencies. When performance is achieved, bonuses can be a significant portion of an executive’s annual compensation package.
          In fiscal year 2007, the CEO was awarded a contractual cash bonus of $50,000, based on the terms of his employment agreement signed in fiscal year 2004 for fiscal year 2006 performance. None of the other Named Executive Officers were awarded a cash bonus for fiscal year 2007 performance. In addition, the Executive Vice President of Sales and Marketing was awarded 20% of the commissions earned by the sales department pursuant to his employment agreement in which he is entitled to participate in the Company’s sales commission program as determined by senior management. Sales commissions are paid based on such factors as gross profit percentage and length of contract term.
          Long-Term Incentives
          The Committee believes that equity ownership of the Named Executive Officers aligns the interests of the executives with those of our stockholders and enhances our ability to attract and retain highly qualified personnel on a basis competitive with industry practices. Equity-based incentives granted by the Company pursuant to our equity incentive plans help achieve this objective and provide additional compensation to the executives. We have granted both stock options and restricted stock as a long-term, equity-based compensation that vests based on continued employment over multiple years. The number of options and/or restricted stock granted and the vesting schedule for each executive’s grant in 2007 was determined based on a variety of factors, including market pay practices, the availability of shares under the current equity incentive plan, and concerns over stockholder dilution.
          In fiscal year 2007, the Committee chose to issue restricted shares to Michael D. Rumbolz (Chief Executive Officer), Andrew Cashin (Chief Financial Officer), John Glaser (Executive VP of Sales and Marketing), Kate Bloomfield (Chief Information Officer), and Zev Kaplan (General Counsel). The Committee’s decision was based on concern over stockholder dilution, the limited number of shares reserved for future issuance under the current equity incentive plan, and the need to make a competitive long-term incentive grant to retain Mr. Rumbolz, Mr. Cashin, Mr. Glaser, Ms. Bloomfield, and Mr. Kaplan. The use of restricted stock allowed the Committee to use fewer underlying shares than would be required using stock options, while conserving the additional shares remaining in the pool to attract or retain other key executives.
          Benefits & Perquisites
          In fiscal year 2007, the Named Executive Officers were eligible to receive health care coverage, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, and certain other benefits that are generally available to other Company employees.
          Other perquisites given to the Named Executive Officers can include vacation time in addition to the vacation time typically provided to other Company employees and an automobile allowance.
          The Company maintains a tax-qualified 401(k) Plan. The 401(k) Plan permits participants to make 401(k) contributions on a pretax basis. All employees of the Company who are at least age 21 are eligible to participate in the 401(k) Plan. In general, participants can contribute up to $15,500 of their pretax compensation to the 401(k) Plan (subject to changes by the IRS on an annual basis). The 401(k) Plan also provides that the Company will make a matching contribution on behalf of each eligible participant equal to 100% of the 401(k) contributions made by such participants, up to 4% of their individual compensation.
          We believe our perquisites and generally available benefits, such as 401(k) plans and health care coverage, are standard components of any competitive pay package. We feel that without offering these additional elements of compensation, we would not be able to attract and retain key executive talent. In addition to competitive practices, our benefits programs give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health, and productivity in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.
Chief Executive Officer Compensation
          The base salary of our CEO, Michael D. Rumbolz, was paid under the terms of his current employment agreement, which was executed in 2007. The agreement set Mr. Rumbolz’s base salary at $350,000, with the potential to earn more than the base amount upon the satisfaction of specified performance goals, as established by the Committee. No bonus was awarded for fiscal year 2007 performance. Mr. Rumbolz’s original employment agreement, which was executed in 2004, provided for an annual cash bonus of a minimum amount of $50,000 payable on February 15, 2007 for fiscal year 2006 performance. The CEO’s job performance was evaluated by reference to the performance of the Company with respect to revenue and earnings, return on stockholders’ equity, improving capital structure and financial condition, as well as the CEO’s leadership and team-building skills.
Change of Control and Post-Employment Payments
          From time to time, the Company may enter into certain arrangements that provide for payment upon the termination of a Named Executive Officer. Currently, the Named Executive Officers have provisions in their employment agreements that would provide for some form of post-employment severance benefits. The Company believes that post-employment severance benefits are in line with market pay practices. There are a number of different types of arrangements the Company currently has with its Named Executive Officers. The potential payments for each Named Executive Officer are identified in the “Potential Post-Employment Payment Calculations” section of this filing. The following summarizes the potential payments the Company is obligated to make in the event of an involuntary termination without cause and involuntary termination upon a change-in-control.
          Involuntary Termination Without Cause — In the event of a termination of the Named Executive Officer’s employment without cause by the Company, the executive will be entitled to full vesting of any unvested restricted stock awards. In addition, certain Named Executive Officers are eligible to continue to receive the base salary and certain benefits agreed upon under their employment agreements for the remaining term of the agreement if they are terminated without cause.
          Involuntary Termination Following a “Change of Control” — If a change of control of the Company occurs, each Named Executive Officer will be entitled to full vesting of any unvested restricted stock awards. In addition, the Board, pursuant to the 2005 Equity Incentive Plan, has the discretion to accelerate the vesting of any stock options or restricted shares granted. In addition, certain Named Executive Officers may be eligible to continue to receive the base salary and certain benefits agreed upon under their employment agreement for the remaining term of the agreement if they are terminated without cause following a change of control.
Tax Deductibility and Executive Compensation
          We have structured our compensation program to comply with Internal Revenue Code Sections 162(m). Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

COMPENSATION COMMITTEE REPORT
          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
The COMPENSATION COMMITTEE
Patricia Becker, Chair
Patrick R. Cruzen
Donald Snyder
          The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

EXECUTIVE COMPENSATION
     The following table illustrates the compensation paid during fiscal year 2007 to our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2007. We collectively refer to these persons as the “Named Executive Officers.”
Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	($)	($)(4)	($)
Michael D. Rumbolz	2007	$350,000	$50,000	$66,796	$—	$—	$—	$29,323	$496,119
Chief Executive Officer,	2006	$350,000	$50,000	$—	$—	$—	$—	$29,123	$429,123
President & Chairman of the Board
Andrew Cashin	2007	$250,000	$—	$143,087	$—	$—	$—	$5,319	$398,406
Executive Vice President,	2006	$184,616	$—	$87,434	$—	$—	$—	$33,504	$305,554
Chief Financial Officer & Treasurer
John F. Glaser	2007	$170,000	$—	$23,798	$—	$33,884	$—	$13,474	$241,156
Executive Vice President	2006	$160,769	$16,000	$—	$—	$58,469	$—	$13,794	$249,032
of Sales & Marketing
Katherine W. Bloomfield	2007	$150,000	$—	$23,798	$—	$—	$—	$10,856	$184,654
Chief Information Officer	2006	$146,615	$12,000	$—	$—	$—	$—	$11,279	$169,894
Zev E. Kaplan	2007	$125,000	$—	$11,902	$—	$—	$—	$33,550	$170,452
General Counsel	2006	$125,000	$18,500	$—	$—	$—	$—	$34,482	$177,982

(1)	The bonus for Mr. Rumbolz is a guaranteed payment for fiscal year 2005 and 2006 performance per his original employment agreement paid in fiscal year 2006 and 2007, respectively. The bonuses for Mr. Glaser, Ms. Bloomfield, and Mr. Kaplan are discretionary bonuses for fiscal year 2005 performance paid in fiscal year 2006.

(2)	The amounts reported in this column represent expense recognized in 2007 for restricted stock award grants, calculated in accordance with Financial Accounting Standards Board Statement No. 123(R), “Share-based Payments” and include expense for awards granted in 2007 and prior years. These amounts were determined by multiplying the number of restricted shares granted by the market price of a share of our common stock on the date of grant, as opposed to the $0.50 per share merger consideration contemplated by the merger agreement, allocated over the vesting period of the award.

(3)	In his capacity as the Executive Vice President of Sales & Marketing, Mr. Glaser was the only executive eligible to participate in the sales commission program per his employment agreement. The plan is designed to promote profitable growth of the Company by providing commission payments based on (i) achievement of gross profit dollars, (ii) gross profit margin percent, and (iii) term of contract.

(4)	The amounts represent the following for 2007:
•	Mr. Rumbolz: $9,000 in automobile allowance, $11,323 in Company paid medical, accidental death & disability, life, long-term disability, and dental premiums, and $9,000 in 401(k) contributions made on his behalf;

•	Mr. Cashin: $5,319 in Company paid medical, accidental death & disability, life, long-term disability, and dental premiums;

•	Mr. Glaser: $5,319 in Company paid medical, accidental death & disability, life, long-term disability, and dental premiums, and $8,155 in 401(k) contributions made on his behalf;

•	Ms. Bloomfield: $5,319 in Company paid medical, accidental death & disability, life, long-term disability, and dental premiums, and $5,960 in 401(k) contributions made on her behalf; and

•	Mr. Kaplan: $24,000 in administrative reimbursement to Zev E. Kaplan Ltd, Mr. Kaplan’s professional law corporation, $5,319 in Company paid medical, accidental death & disability, life, long-term disability, and dental premiums, and $4,231 in 401(k) contributions made on his behalf.
Employment Agreements
          Subsequent to an amendment to extend the expiration of Mr. Rumbolz’s original contract from December 31, 2006 to March 31, 2007, the Company entered into a new employment agreement with Michael D. Rumbolz, effective March 6, 2007, pursuant to which Mr. Rumbolz serves as the Company’s Chief Executive Officer, Chairman of the Board, and President. Under the terms of the new agreement, Mr. Rumbolz receives an annual base salary of $350,000, has been granted 65,000 shares of restricted stock at the “fair market value” of such stock on the date of grant, vesting in four equal annual installments, and is entitled to no less than two weeks paid annual vacation, reimbursement for any and all ordinary and necessary business expenses that he reasonably incurs in connection with the business of the Company, and other usual benefits. This new agreement expires on March 5, 2009, unless sooner terminated or extended.
          On June 13, 2008, Mr. Rumbolz entered into an employment offer letter with GCA as a condition to entering into the merger agreement. Mr. Rumbolz’s employment with GCA will become effective immediately upon consummation of the merger, under which he will serve as a Corporate Strategy Advisor of GCA on a part-time basis. Although the agreement is at-will, the terms of the agreement will run for two years from the effective date of the merger. Under the agreement, Mr. Rumbolz will be entitled to receive a base salary of $150,000 during the term of the agreement, and management of GCA will recommend that the board of directors of GCA grant to Mr. Rumbolz an option to purchase 100,000 shares of GCA common stock. He will be eligible for an incentive bonus but not eligible to participate in GCA’s standard benefit plans due to his part-time status.
          On March 23, 2006, the Company entered into an employment agreement with Andrew Cashin, pursuant to which Mr. Cashin serves as the Company’s Executive Vice President and Chief Financial Officer. Pursuant to this agreement, Mr. Cashin receives an annual base salary of $250,000, bonus compensation as determined by the Company’s Board of Directors, no less than four weeks paid annual vacation, reimbursement for any and all ordinary and necessary business expenses that he reasonably incurs in connection with the business of the Company, and other usual benefits. Mr. Cashin also received 50,000 shares of restricted stock as well as an additional grant in 2007 of 25,000 at the “fair market value” of such stock on the date of grant, vesting in three equal annual installments. The employment agreement expires on March 22, 2009, unless sooner terminated or extended.
          On June 12, 2008, the Company entered into an amendment to the employment agreement with Mr. Cashin as a condition to the closing of the merger. Pursuant to the amendment, upon the effectiveness of the merger, Mr. Cashin shall be deemed to have resigned as the Company’s Executive Vice President and Chief Financial Officer and shall automatically become a director (but not a member of the Board of Directors) of the Company.
          On June 6, 2005, the Company entered into an employment agreement with John F. Glaser, pursuant to which Mr. Glaser serves as the Company’s Executive Vice President of Sales & Marketing. Pursuant to this agreement, Mr. Glaser receives an annual base salary of $150,000 through June 5, 2006 and $170,000 from June 6, 2006 through June 5, 2007. Mr. Glaser is also eligible for bonus compensation as determined by the Company’s Board of Directors, no less than four weeks paid annual vacation, reimbursement for any and all ordinary and necessary business expenses that he reasonably incurs in connection with the business of the Company, and other usual benefits. In addition, Mr. Glaser participated in the FY 2007 Sales Compensation Plan. Mr. Glaser’s FY 2007 commission earnings can be found in the Summary Compensation Table. Mr. Glaser also received the option to purchase 100,000 shares of the Company’s common stock at the “fair market value” of such stock on the date of grant. This agreement expired on June 5, 2007. The Company currently employs Mr. Glaser as an at-will employee.
          On July 5, 2005, the Company entered into an employment agreement with Katherine W. Bloomfield, pursuant to which Ms. Bloomfield serves as the Company’s Chief Information Officer. Pursuant to this agreement,

Ms. Bloomfield receives an annual base salary of $150,000, bonus compensation as determined by the Company’s Board of Directors, no less than four weeks paid annual vacation, reimbursement for any and all ordinary and necessary business expenses that she reasonably incurs in connection with the business of the Company, and other usual benefits. Ms. Bloomfield also received the option to purchase 70,000 shares of the Company’s common stock at the “fair market value” of such stock on the date of grant. This agreement expired on August 1, 2007. The Company currently employs Ms. Bloomfield as an at-will employee.
          On March 14, 2005, the Company entered into an employment agreement with Zev E. Kaplan, pursuant to which Mr. Kaplan serves as the Company’s General Counsel. Pursuant to this agreement, Mr. Kaplan receives an annual base salary of $125,000, bonus compensation as determined by the Company’s Board of Directors, no less than two weeks paid annual vacation, reimbursement for any and all ordinary and necessary business expenses that he reasonably incurs in connection with the business of the Company, $24,000 in administrative reimbursement to Mr. Kaplan’s professional law corporation, and other usual benefits. This agreement expired on March 13, 2007. The Company currently employs Mr. Kaplan as an at-will employee.
Grants of Plan-based Awards

								All Other		All Other
								Stock		Option	Exercise
								Awards:		Awards:	or Base	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of		Number of	Price of	Fair Value
		Under Non-Equity			Under Equity Incentive			Shares		Securities	Option	of Stock
		Incentive Plan Awards			Plan Awards			of Stock		Underlying	Awards	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options	($/Share)	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)	(2)	Awards
Michael D. Rumbolz	3/6/2007	$—	$—	$—	—	—	—	65,000	(1)	—	$5.03	$326,950
Andrew Cashin	6/6/2007	$—	$—	$—	—	—	—	25,000		—	$6.30	$157,500
John F. Glaser	6/6/2007	$—	$—	$—	—	—	—	20,000		—	$6.30	$126,000
Katherine W. Bloomfield	6/6/2007	$—	$—	$—	—	—	—	20,000		—	$6.30	$126,000
Zev E. Kaplan	6/6/2007	$—	$—	$—	—	—	—	10,000		—	$6.30	$63,000

(1)	In conjunction with his employment as Chief Executive Officer, President, and Chairman of the Board, Mr. Rumbolz was granted 65,000 shares of restricted stock at a price of $5.03 per share on March 6, 2007.

(2)	Grant price of restricted stock award is equal to the closing price of our common stock on the date of grant, as opposed to the $0.50 per share merger consideration contemplated by the merger agreement.

Outstanding Equity Awards at Fiscal Year-End
          The following table shows information as of December 31, 2007 for our Named Executive Officers concerning unexercised options, stock that has not vested and equity incentive plan awards.
Outstanding Equity Awards at Fiscal Year-end

	Option Awards					Stock Awards
									Equity	Equity
			Equity						Incentive	Incentive
			Incentive						Plan Awards:	Plan Awards:
			Plan						Number of	Market or
			Awards:					Market	Unearned	Payout Value
	Number of	Number of	Number of			Number of		Value of	Shares,	of Unearned
	Securities	Securities	Securities			Shares or		Shares or	Units or	Shares, Units
	Underlying	Underlying	Underlying			Units of		Units of	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That		Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable(1)	Unexercisable	(#)	($)	Date	(#)		($)(2)	(#)	($)
Michael D. Rumbolz	300,000	—	—	$7.45	12/22/2014	65,000	(3)	$287,300	—	$—
Andrew Cashin	—	—	—	$—	—	33,334	(4)	$147,336	—	$—
	—	—	—	$—	—	25,000	(5)	$110,500	—	$—
John F. Glaser	100,000	—	—	$7.69	6/6/2015	20,000	(6)	$88,400	—	$—
Katherine W. Bloomfield	70,000	—	—	$8.05	8/1/2015	20,000	(6)	$88,400	—	$—
Zev E. Kaplan	120,000	—	—	$7.70	3/15/2015	10,000	(7)	$44,200	—	$—

(1)	On December 31, 2005, the Company accelerated the vesting of all outstanding stock option grants for all employees so that all options were fully exercisable.

(2)	Value is based on the closing price of our common stock of $4.42 on December 31, 2007, as opposed to the $0.50 per share merger consideration contemplated by the merger agreement.

(3)	Consists of 65,000 shares of restricted stock that vest 16,250 on the first, second, third, and fourth anniversary of the grant date.

(4)	Consists of 50,000 shares of restricted stock that vest 16,666 on the first anniversary of the grant date and 16,667 on the second and third anniversary of the grant date.

(5)	Consists of 25,000 shares of restricted stock that vest 8,334 on the first anniversary of the grant date and 8,333 on the second and third anniversary of the grant date.

(6)	Consists of 20,000 shares of restricted stock that vest 6,667 on the first and second anniversary of the grant date and 6,666 on the third anniversary of the grant date.

(7)	Consists of 10,000 shares of restricted stock that vest 3,334 on the first anniversary of the grant date and 3,333 on the second and third anniversary of the grant date.
Option Exercises and Stock Vested
     16,667 shares of restricted stock vested for one of our Named Executive Officers during 2007. None of our Named Executive Officers exercised any options in 2007.
Nonqualified Deferred Compensation
     The Company does not maintain any deferred compensation programs. Accordingly, none of our Named Executive Officers deferred compensation during 2007.
Potential Post-Employment Payment Calculations
          The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to certain Named Executive Officers in the event of termination of employment, resignation, death or disability, or change in control of the Company. The amount of compensation payable to each

Named Executive Officer in each situation is listed in the tables below assuming termination as of December 31, 2007. The Company does not provide for any payments upon retirement or upon termination for cause.
          Regardless of the manner in which a Named Executive Officer’s employment terminates, he is entitled to receive amounts earned during his term of employment, including amounts accrued and vested through the 401(k) Plan and, except as provided in the tables below, each Named Executive Officers is eligible to receive vested equity awards upon a termination of employment for any reason. If a change of control of the Company occurs, certain Named Executive Officers may be entitled to the same severance benefits as in the case of an involuntary termination without cause regardless of whether a termination of employment occurs. The following tables describe the potential payments upon termination or a change in control of the Company for the Named Executive Officers. The actual amounts paid to any Named Executive Officer can only be determined at the time of the executive’s separation from the Company.
Mr. Michael Rumbolz
     Subsequent to an amendment to extend the expiration of Mr. Rumbolz’s original contract from December 31, 2006 to March 31, 2007, the Company entered into a new employment agreement with Michael D. Rumbolz, effective March 6, 2007, pursuant to which Mr. Rumbolz serves as the Company’s Chief Executive Officer, Chairman of the Board, and President.

			Involuntary
Executive Benefits and			Not for Cause		For Cause	Death or
Payments Upon Termination(1)	Resignation(2)		Termination(3)		Termination	Disability
Compensation:
Base Salary	$57,534		$412,329		$—	$—
Short-Term Incentive(4)	—		—		—	—
Long-Term Incentives:	—
Unvested Restricted Stock	—	(5)	287,300	(6)	—	287,300	(6)
Benefits and Perquisites:
Automobile(7)	1,500		10,603		—	—
Health Care	1,861		13,339		—	—
Accrued Vacation Pay(8)	13,462		26,924		—	—

Total	$74,357		$750,495	(9)	$—	$287,300

(1)	For purposes of this analysis, we assumed the executive’s base salary equal to be $350,000.

(2)	Assumes the Company exercises its right to relieve the executive of the obligation to perform his duties immediately upon delivery of the executive’s notice of resignation and the executive gives exactly 60 days notice of such resignation as required by the executive’s employment agreement.

(3)	Assumes the executive’s severance benefit under an involuntary not for cause termination is equal to the remaining term of the employment agreement base salary, benefits and perquisites, and accelerated vesting of 65,000 unvested restricted stock awards as of December 31, 2007. This term would be for a total of 430 days, with the term of the employment agreement terminating on March 5, 2009.

(4)	The executive is entitled to a bonus based, in part, on performance as defined by the Compensation Committee and the Board of Directors. Upon resignation, involuntary not for cause termination, or death or disability, the executive or the executive’s estate would be entitled to any bonus earned upon the date of a triggering event. The Company has not set a bonus target. Therefore, a reasonable assumption of the value of a bonus payment can not be made.

(5)	No restricted stock awards will vest within 60 days from the end of the fiscal year December 31, 2007.

(6)	Assumes full vesting of 65,000 of unvested restricted stock at a price per share of $4.42 on the executive’s assumed date of termination, death, or disability (December 31, 2007), as opposed to the $0.50 per share merger consideration contemplated by the merger agreement.

(7)	Under a resignation, the value of the automobile allowance is calculated as $750 per month. Under an involuntary not for cause termination, the value is calculated as $750 per month prorated over the remaining term of the employment agreement of 430 days.

(8)	The value of these vacation days is calculated as the executive’s annual salary of $350,000 divided by the weeks in a year (52) multiplied by the total number of accrued vacation weeks (2). Where the executive’s contract includes a partial year, the number of vacation weeks accrued is assumed to be the full 2 weeks as provided for by the employment agreement.

(9)	The amount indicated does not reflect the total amount of compensation that would be payable to Mr. Rumbolz upon a termination of employment following the consummation of the merger, since the amount indicated assumes full vesting of unvested restricted stock at a price of $4.42 per share, as opposed to the $0.50 per share merger consideration contemplated by the merger agreement.
Mr. Andrew Cashin

			Involuntary
Executive Benefits and			Not for Cause		For Cause	Death or
Payments Upon Termination(1)	Resignation(2)		Termination(3)		Termination	Disability
Compensation:
Base Salary	$41,096		$306,164		$—	$—
Short-Term Incentive(4)	—		—		—	—
Long-Term Incentives:
Unvested Restricted Stock	—	(5)	257,836	(6)	—	257,836	(6)
Benefits and Perquisites:
Health Care	874		6,514		—	—
Accrued Vacation Pay(7)	19,231		38,462		—	—

Total	$61,201		$608,976	(8)	$—	$257,836

(1)	For purposes of this analysis, we assumed the executive’s base salary equal to be $250,000.

(2)	Assumes the Company exercises its right to relieve the executive of the obligation to perform his duties immediately upon delivery of the executive’s notice of resignation and the executive gives exactly 60 days notice of such resignation as required by the executive’s employment agreement.

(3)	Assumes the executive’s severance benefit under an involuntary not for cause termination is equal to the remaining term of the employment agreement base salary, benefits and perquisites, and accelerated vesting of 33,334 unvested restricted stock awards as of December 31, 2007. This term would be for a total of 447 days, with the term of the employment agreement terminating on March 22, 2009.

(4)	The executive is entitled to a bonus based, in part, on performance as defined by the Compensation Committee and the Board of Directors. Upon resignation, involuntary not for cause termination, or death or disability, the executive or the executive’s estate would be entitled to any bonus earned upon the date of a triggering event. The Company has not set a bonus target and has not yet paid a bonus to the executive since commencement of employment. Therefore, a reasonable assumption of the value of a bonus payment can not be made.

(5)	No restricted stock awards will vest within 60 days from the end of the fiscal year December 31, 2007.

(6)	Assumes full vesting of 58,334 of unvested restricted stock at a price per share of $4.42 on the executive’s assumed date of termination, death, or disability (December 31, 2007), as opposed to the $0.50 per share merger consideration contemplated by the merger agreement.

(7)	The value of these vacation days is calculated as the executive’s annual salary of $250,000 divided by the weeks in a year (52) multiplied by the total number of accrued vacation weeks (4). Where the executive’s contract includes a partial year, the number of vacation weeks accrued is assumed to be the full 4 weeks as provided for by the employment agreement.

(8)	The amount indicated does not reflect the total amount of compensation that would be payable to Mr. Cashin upon a termination of employment following the consummation of the merger, since the amount indicated assumes full vesting of unvested restricted stock at a price of $4.42 per share, as opposed to the $0.50 per share merger consideration contemplated by the merger agreement.

Mr. John F. Glaser

			Involuntary
Executive Benefits and	Voluntary		Not for Cause		For Cause	Death or
Payments Upon Termination(1)	Termination(2)		Termination(2)		Termination	Disability
Compensation:
Base Salary	$13,973		$13,973		$—	$—
Short-Term Incentive(3)	—		—		—	—
Long-Term Incentives:
Unvested Restricted Stock:	—	(4)	88,400	(5)	—	88,400	(5)
Benefits and Perquisites:
Health Care	437		437		—	—
Accrued Vacation Pay(6)	13,077		13,077		—	—

Total	$27,487		$115,887	(7)	$—	$88,400

(1)	For purposes of this analysis, we assumed the executive’s base salary equal to be $170,000.

(2)	As the executive is an at-will employee due to expiration of his employment agreement, assumes the executive gives exactly 30 days notice of a resignation or, under an involuntary not for cause termination, assumes the Company provides 30 days notice to the executive.

(3)	The executive is entitled to a bonus based, in part, on performance as defined by the Compensation Committee and the Board of Directors. Upon resignation, involuntary not for cause termination, or death or disability, the executive or the executive’s estate would be entitled to any bonus earned upon the date of a triggering event. The Company has not set a bonus target. Therefore, a reasonable assumption of the value of a bonus payment can not be made.

(4)	No restricted stock awards will vest within 60 days from the end of the fiscal year December 31, 2007.

(5)	Assumes full vesting of 20,000 of unvested restricted stock at a price per share of $4.42 on the executive’s assumed date of termination, death, or disability (December 31, 2007), as opposed to the $0.50 per share merger consideration contemplated by the merger agreement.

(6)	The value of these vacation days is calculated as the executive’s annual salary of $170,000 divided by the weeks in a year (52) multiplied by the total number of accrued vacation weeks (4)

(7)	The amount indicated does not reflect the total amount of compensation that would be payable to Mr. Glaser upon a termination of employment following the consummation of the merger, since the amount indicated assumes full vesting of unvested restricted stock at a price of $4.42 per share, as opposed to the $0.50 per share merger consideration contemplated by the merger agreement.
Ms. Katherine W. Bloomfield

			Involuntary
Executive Benefits and	Voluntary		Not for Cause		For Cause	Death or
Payments Upon Termination(1)	Termination(2)		Termination(2)		Termination	Disability
Compensation:
Base Salary	$12,329		$12,329		$—	$—
Short-Term Incentive(3)	—		—		—	—
Long-Term Incentives:
Unvested Restricted Stock:	—	(4)	88,400	(5)	—	88,400	(5)
Benefits and Perquisites:
Health Care	437		437		—	—
Accrued Vacation Pay(6)	11,538		11,538		—	—

Total	$24,304		$112,704	(7)	$—	$88,400

(1)	For purposes of this analysis, we assumed the executive’s base salary equal to be $150,000.

(2)	As the executive is an at-will employee due to expiration of her employment agreement, assumes the executive gives exactly 30 days notice of a resignation or, under an involuntary not for cause termination, assumes the Company provides 30 days notice to the executive.

(3)	The executive is entitled to a bonus based, in part, on performance as defined by the Compensation Committee and the Board of Directors. Upon resignation, involuntary not for cause termination, or death or disability, the executive or the executive’s estate would be entitled to any bonus earned upon the date of a triggering event. The Company has not set a bonus target. Therefore, a reasonable assumption of the value of a bonus payment can not be made.

(4)	No restricted stock awards will vest within 60 days from the end of the fiscal year December 31, 2007.

(5)	Assumes full vesting of 20,000 of unvested restricted stock at a price per share of $4.42 on the executive’s assumed date of termination, death, or disability (December 31, 2007), as opposed to the $0.50 per share merger consideration contemplated by the merger agreement.

(6)	The value of these vacation days is calculated as the executive’s annual salary of $150,000 divided by the weeks in a year (52) multiplied by the total number of accrued vacation weeks (4).

(7)	The amount indicated does not reflect the total amount of compensation that would be payable to Ms. Bloomfield upon a termination of employment following the consummation of the merger, since the amount indicated assumes full vesting of unvested restricted stock at a price of $4.42 per share, as opposed to the $0.50 per share merger consideration contemplated by the merger agreement.
Mr. Zev E. Kaplan

			Involuntary
Executive Benefits and	Voluntary		Not for Cause		For Cause	Death or
Payments Upon Termination(1)	Termination(2)		Termination(2)		Termination	Disability
Compensation:
Base Salary	$10,274		$10,274		$—	$—
Short-Term Incentive(3)	—		—		—	—
Long-Term Incentives:
Unvested Restricted Stock:	—	(4)	44,200	(5)	—	44,200	(5)
Benefits and Perquisites:
Administration(6)	2,000		2,000		—	—
Health Care	437		437		—	—
Accrued Vacation Pay(7)	9,615		9,615		—	—

Total	$22,326		$66,526	(8)	$—	$44,200

(1)	For purposes of this analysis, we assumed the executive’s base salary equal to be $125,000.

(2)	As the executive is an at-will employee due to expiration of her employment agreement, assumes the executive gives exactly 30 days notice of a resignation or, under an involuntary not for cause termination, assumes the Company provides 30 days notice to the executive.

(3)	The executive is entitled to a bonus based, in part, on performance as defined by the Compensation Committee and the Board of Directors. Upon resignation, involuntary not for cause termination, or death or disability, the executive or the executive’s estate would be entitled to any bonus earned upon the date of a triggering event. The Company has not set a bonus target. Therefore, a reasonable assumption of the value of a bonus payment can not be made.

(4)	No restricted stock awards will vest within 60 days from the end of the fiscal year December 31, 2007.

(5)	Assumes full vesting of 10,000 of unvested restricted stock at a price per share of $4.42 on the executive’s assumed date of termination, death, or disability (December 31, 2007), as opposed to the $0.50 per share merger consideration contemplated by the merger agreement.

(6)	Represents $2,000 per month of administrative reimbursement to Zev E. Kaplan Ltd, Mr. Kaplan’s professional law corporation.

(7)	The value of these vacation days is calculated as the executive’s annual salary of $125,000 divided by the weeks in a year (52) multiplied by the total number of accrued vacation weeks (4).

(8)	The amount indicated does not reflect the total amount of compensation that would be payable to Mr. Kaplan upon a termination of employment following the consummation of the merger, since the amount indicated assumes full vesting of unvested restricted stock at a price of $4.42 per share, as opposed to the $0.50 per share merger consideration contemplated by the merger agreement.

Director Compensation
          Each director who is not an employee of the Company was paid a quarterly retainer fee of $7,500 during the year ended December 31, 2007. The directors are not paid any additional cash retainer or meeting fees for committee or Board service. Directors are eligible to receive stock option grants and restricted stock awards under our equity incentive plan. Stock options are granted at fair market value on the date of grant.

Director Compensation

	Fees
	Earned			Non-Equity
	or Paid	Stock	Option	Incentive Plan	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)
Patricia Becker	$27,500	$—	$90,950	$	$	$118,450
Patrick Cruzen	$27,500	$—	$90,950	$	$	$118,450
Don Kornstein(2)	$27,500	$—	$90,950	$	$	$118,450
Donald Snyder	$27,500	$—	$90,950	$	$	$118,450

(1)	Upon their re-election to the Board of Directors, Ms. Becker, Mr. Cruzen, Mr. Kornstein and Mr. Snyder were granted 25,000 stock options each at an exercise price equal to $6.36 on August 28, 2007 with immediate vesting. The amounts reported in this column represent expense recognized in 2007 for stock option grants, calculated in accordance with Financial Accounting Standards Board Statement No. 123(R), “Share-based Payments.” These amounts were determined using the Black-Scholes methodology.

The merger agreement provides that, at the effective time of the merger, each option to purchase shares of our common stock will be cancelled in exchange for the right to receive a cash payment equal to the excess, if any, of the per share merger consideration over the exercise price of the stock option multiplied by the number of shares of our common stock subject to the option, subject to withholding for applicable taxes. None of the options held by our directors have an exercise price less than the $0.50 per share merger consideration. As a result, none of our directors will receive a cash payment in connection with the cancellation of their options at the effective time of the merger.

(2)	Former director whose term ended on January 11, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days of June 30, 2008. Two or more persons might count as beneficial owners of the same share.
     The following table shows, as of June 30, 2008, beneficial ownership of the Company’s common stock by (i) the persons or groups known by the Company to own more than 5% of the Company’s outstanding common stock, (ii) each director of the Company, (iii) the named executive officers in the Summary Compensation Table of this Annual Report and (iv) all current executive officers and directors as a group.

	Common Stock
	Beneficially Owned
	Number of	Percent of
Name and Address of Beneficial Owner	Shares(1)	Class(2)
Michael D. Rumbolz(3)	445,000	2.4%
7350 Dean Martin Drive, Suite 309 Las Vegas, NV 89139
Andrew Cashin	100,000	*
7350 Dean Martin Drive, Suite 309 Las Vegas, NV 89139
John Glaser(4)	120,000	*
7350 Dean Martin Drive, Suite 309 Las Vegas, NV 89139
Zev Kaplan(5)	130,000	*
7350 Dean Martin Drive, Suite 309 Las Vegas, NV 89139
Katherine Bloomfield(6)	90,000	*
7350 Dean Martin Drive, Suite 309 Las Vegas, NV 89139
Patrick R. Cruzen(7)	171,000	*
7350 Dean Martin Drive, Suite 309 Las Vegas, NV 89139
Donald D. Snyder(8)	95,000	*
7350 Dean Martin Drive, Suite 309 Las Vegas, NV 89139
Patricia W. Becker(9)	85,000	*
7350 Dean Martin Drive, Suite 309 Las Vegas, NV 89139
David B. Williams(10)	984,597	5.3%
860 Canal Street, 3rd Floor Stamford, CT 06902

	Common Stock
	Beneficially Owned
	Number of	Percent of
Name and Address of Beneficial Owner	Shares(1)	Class(2)
Bridger Management, LLC(11)	1,078,100	5.8%
101 Park Avenue — 48th Floor New York, NY 10178
Baron Capital Group, Inc.(12)	1,000,000	5.4%
767 Fifth Avenue New York, NY 10153
NorthPointe Capital, LLC(13)	946,840	5.2%
3201 West County Road 42 #106 Burnsville, MN 55306
Gilder, Gagnon, Howe & Co. LLC(14)	1,096,474	5.9%
1775 Broadway, 26th Floor New York, NY 10019
Morgan Stanley(15)	1,458,263	7.9%
1585 Broadway New York, NY 10036
CCM Master Qualified Fund, Ltd.(16)	1,070,272	5.8%
One North Wacker Drive, Suite 4350 Chicago, IL 60606
William Blair & Company, LLC(17)	1,295,961	7.0%
222 W. Adams Chicago, IL 60606
All current directors and executive officers as a group (8 people)(18)	1,236,000	*

*	Less than one percent.

(1)	Except as otherwise noted below, each of the persons identified above has sole voting and investment power over the shares of common stock shown as beneficially owned, subject to community property laws where applicable.

(2)	Shares of common stock issuable upon the exercise of stock options exercisable within 60 days of June 30, 2008 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(3)	Includes 300,000 shares which may be purchased by Mr. Rumbolz upon the exercise of currently exercisable options and 80,000 shares held by the Rumbolz Trust of which Mr. and Mrs. Rumbolz are trustees with voting power.

(4)	Includes 100,000 shares which may be purchased by Mr. Glaser upon the exercise of currently exercisable options.

(5)	Includes 120,000 shares which may be purchased by Mr. Kaplan upon the exercise of currently exercisable options.

(6)	Includes 70,000 shares which may be purchased by Ms. Bloomfield upon the exercise of currently exercisable options.

(7)	Includes 170,000 shares which may be purchased by Mr. Cruzen upon the exercise of currently exercisable options.

(8)	Includes 85,000 shares which may be purchased by Mr. Snyder upon the exercise of currently exercisable options.

(9)	Includes 85,000 shares which may be purchased by Ms. Becker upon the exercise of currently exercisable options.

(10)	Based on a Schedule 13G filed with the SEC on March 13, 2008, showing shares owned as of March 6, 2008. According to this Schedule 13G, as of March 6, 2008, David B. Williams had shared voting and dispositive power over 984,597 shares.

(11)	Based on a Schedule 13G filed with the SEC on February 13, 2008, showing shares owned as of December 31, 2007. According to this Schedule 13G, as of December 31, 2007, Bridger Management, LLC (“Bridger”) and Roberto Mignone, the managing member of Bridger, had shared dispositive power over 1,078,100 shares and shared voting power over 1,078,100 of the same shares.

(12)	Based on a Schedule 13G filed with the SEC on February 14, 2008, showing shares owned as of December 31, 2007. According to this Schedule 13G, as of December 31, 2007, Baron Capital Group, Inc., BAMCO, Inc., Baron Small Cap Fund, and Ronald Baron had shared voting and dispositive power over 1,000,000 shares.

(13)	Based on a Schedule 13G filed with the SEC on February 14, 2008, showing shares owned as of December 31, 2007. According to this Schedule 13G, as of December 31, 2007, NorthPointe Capital, LLC, a registered investment advisor, had sole voting and dispositive power over 383,130 shares and 946,840 shares, respectively, held in clients’ accounts.

(14)	Based on a Schedule 13G filed with the SEC on February 6, 2008, showing shares owned as of December 31, 2007. According to this Schedule 13G, as of December 31, 2007, Gilder, Gagnon, Howe & Co. LLC had sole voting and shared dispositive power over 28,952 shares and 1,096,474 shares, respectively.

(15)	Based on a Schedule 13G filed with the SEC on February 14, 2008, showing shares owned as of December 31, 2007. According to this Schedule 13G, as of December 31, 2007, Morgan Stanley and FrontPoint Partners, LLC had shared voting and dispositive power over 1,458,263 shares.

(16)	Based on a Schedule 13G filed with the SEC on February 14, 2008, showing shares owned as of December 31, 2007. According to this Schedule 13G, as of December 31, 2007, CCM Master Qualified Fund, Ltd., Coghill Capital Management, L.L.C. and Clint D. Coghill had shared voting and dispositive power over 1,070,272 shares.

(17)	Based on a Schedule 13G filed with the SEC on January 9, 2008, showing shares owned as of December 31, 2007. According to this Schedule 13G, as of December 31, 2007, William Blair & Company, LLC had sole voting and dispositive power over 1,295,961 shares.

(18)	Includes 930,000 shares which may be purchased by such current directors and executive officers upon exercise of currently exercisable options.
If the proposed merger is completed, however, each vested option to purchase shares of our common stock will be cancelled in exchange for the right to receive a cash payment equal to the excess of the per share merger consideration over the exercise price of the stock option multiplied by the number of shares of our common stock subject to the option, subject to withholding for applicable taxes.

AUDIT COMMITTEE REPORT
          The following Report of the Audit Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.
          The Audit Committee of the Board of Directors acts under a written charter adopted and approved by the Board of Directors. The directors signing this report comprised the Audit Committee with respect to reviewing and discussing the Company’s financial statements for the year ended December 31, 2007. The Audit Committee will review the Audit Committee charter annually in light of new developments and may make additional recommendations to the Board of Directors for further revision of the Audit Committee charter to reflect evolving best practices and changes in applicable laws and regulations.
          Management has the primary responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements, accounting and financial reporting processes, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Virchow, Krause & Company, LLP, is responsible for performing an independent audit of our Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue its report thereon. The independent registered public accounting firm is responsible to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee:
•	reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2007;

•	reviewed with the independent auditor, who is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters that are required to be discussed with the Audit Committee under generally accepted auditing standards and by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended; and

•	received from the independent auditor the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditor the auditor’s independence from management and the Company, including a consideration of the compatibility of non-audit services with their independence.
          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC.

AUDIT COMMITTEE
Patrick R. Cruzen
Donald Snyder
Patricia Becker

PROPOSAL #2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
     The Audit Committee has appointed Virchow, Krause & Company, LLP as our independent registered public accounting firm for the year ending December 31, 2008, and stockholders are being asked to ratify that appointment. Virchow, Krause & Company, LLP has served as our independent registered public accounting firm since 2001. Virchow, Krause & Company, LLP provided services in 2007 which included the audit of our consolidated financial statements and internal controls, assistance with our periodic reports filed with the SEC, and consultation on matters relating to accounting and financial reporting. All professional services rendered by Virchow, Krause & Company, LLP were furnished at customary rates and terms. Representatives of Virchow, Krause & Company, LLP are expected to be present at the Annual Meeting, either in person or telephonically, and will be given an opportunity to make a statement if so desired and to respond to appropriate questions. If stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.
          If the proposed merger is completed, however, Virchow, Krause & Company, LLP’s engagement with the Company will be terminated pursuant to the terms of its existing engagement letter.
Fees and Services
          The following table presents the aggregate fees billed for professional services rendered by Virchow, Krause & Company, LLP for the fiscal years ended December 31, 2007 and 2006.

Type of Fees	2007	2006
Audit Fees	$544,496	$465,529
Audit-Related Fees	4,125	3,850
Tax Fees	25,140	33,800
All Other Fees	—	—

Total	$573,761	$502,909
          In the above table, “Audit Fees” include fees for professional services rendered for the integrated audit of our consolidated financial statements included in our annual report on Form 10-K and of our internal control over financial reporting, review of the unaudited financial statements included in our quarterly reports on Form 10-Q, consents, assistance with documents filed with the SEC, and accounting and reporting consultation in connection with the audit and/or quarterly reviews. “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and include fees for professional services rendered in the preparation and review of our registration statements filed with the SEC. “Tax Fees” include fees for tax compliance and tax planning. “All Other Fees” are fees for any services not included in the first three categories.
Pre-approval Policy
          Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. As part of the Company’s annual engagement agreement with its independent registered public accounting firm, the Audit Committee has pre-approved the following audit services: statutory and financial audits for the Company, audit services associated with SEC registration statements, periodic reports and other documents filed with the SEC, production of other documents issued by the independent registered public accounting firm in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters. The Audit Committee also pre-approved U.S. federal, state, and local tax compliance services. All other services must be specifically approved by the Audit Committee before the independent registered public accounting firm is engaged to perform such services. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. This duty may be delegated to one or more designated members of our Audit Committee with any such approval reported to our Audit Committee at its next regularly scheduled meeting. All fees paid to the Virchow, Krause & Company, LLC in 2007 were pre-approved by the Audit Committee. The Audit Committee retains the right to periodically revise the nature of pre-approved services.
     Our Board of Directors recommends that you vote FOR ratification of the selection of Virchow, Krause & Company, LLP as independent registered public accounting firm for 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to provide us with copies of all Section 16(a) reports that they file. Based solely upon a review these reports and written representations from our directors and executive officers, we believe that our directors, executive officers and 10% owners complied with all Section 16(a) filing requirements applicable to them during the year ended December 31, 2007, with the exception of: Mr. Kaplan, Mr. Glaser, Mr. Cashin, and Ms. Bloomfield, who filed a late Form 4 on June 29, 2007 covering restricted stock grants of 10,000, 20,000, 25,000, and 20,000 shares of our common stock.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Our Board of Directors has adopted a Related Person Transaction Policy, which was recommended for approval by our Audit Committee. The Related Person Transaction Policy covers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any related person had, has or will have a direct or indirect interest. The Related Person Transaction Policy requires that such transactions be approved by our Audit Committee.
          The Related Person Transaction Policy requires that directors and officers report relationships, potential conflicts and potential related party transactions to our General Counsel, who will then screen the information and determine if the transaction must be submitted to our Audit Committee.
     There were no transactions during the fiscal year ended December 31, 2007, and, with the exception of the engagement of Alpine Advisors LLC (“Alpine Advisors”) described below, there are no currently pending or proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person of the Company had or will have a direct or indirect material interest.
     The Company engaged Alpine Advisors to provide financial advisory services pursuant to a letter agreement dated January 30, 2008, as amended on June 12, 2008, pursuant to which the Company (i) paid Alpine Advisors $10,000 per month from February 2008 through June 2008, and (ii) will pay Alpine Advisors a fee of $350,000 contingent upon completion of the merger. Don R. Kornstein, who served on our Board of Directors from July 10, 2006 until January 11, 2008, is the managing member of Alpine Advisors.

PROPOSAL #3 — ADOPTION AND APPROVAL OF THE MERGER AGREEMENT
PARTIES TO THE MERGER AGREEMENT
Cash Systems, Inc.
          We are a provider of cash access products and related services to the gaming industry. Our products and services provide gaming patrons access to cash through ATM cash withdrawals, credit and debit card cash advances, and check cashing. Through a joint venture with Bally and Scotch Twist, we have also developed the Powercash product, which allows customers to fund player accounts using credit and debit cards tied to a players club card, such that the player’s club card can be used in place of a credit or debit card to effectuate transactions within a casino for gaming, dining, retail purchases, and lodging under a license to a portfolio of patents from Scotch Twist.
          Effective February 28, 2006, we acquired certain assets and assumed certain liabilities of Indian Gaming Services, a San Diego-based cash-access provider to the gaming industry and a division of Borrego Springs Bank, N.A. The acquisition provided us with additional ATM, check cashing and credit and debit services to 11 casino facilities. In addition, the acquisition provided us with access to other credit and debit processing opportunities.
          Our principal office is located at 7350 Dean Martin Drive, Suite 309, Las Vegas, Nevada 89139. In addition, we have an additional office in Burnsville, Minnesota which is used by our call center and technical support staff. We moved our principal office to Las Vegas, Nevada during 2005.
Global Cash Access, Inc.
          GCA is a provider of cash access products and related services to the gaming industry. GCA’s products and services provide gaming establishment patrons access to cash through a variety of methods, including ATM cash withdrawals, credit card cash advances, point-of-sale, debit card transactions and check verification and warranty services. In addition, GCA also provides products and services that are designed to improve credit decision-making, automate cashier operations and enhance patron marketing activities for gaming establishments.
          GCA’s principal executive offices are located at 3525 East Post Road, Suite 120, Las Vegas, Nevada 89120. Its telephone number is (800) 833-7110 and internet web site address is http://www.globalcashaccess.com.
Card Acquisition Subsidiary, Inc.
          Merger Sub is a wholly owned subsidiary of GCA. Merger Sub was formed solely for the purpose of facilitating the merger.
          The mailing address of Merger Sub’s principal executive office is c/o Global Cash Access, Inc., at 3525 East Post Road, Suite 120, Las Vegas, Nevada 89120.

THE MERGER
          The following discussion summarizes the background and reasons for the material terms of the merger. This description is qualified in its entirety by reference to the terms of the merger agreement, which is attached as Appendix A to this Proxy Statement, and is incorporated herein by reference. Stockholders are encouraged to read the merger agreement in its entirety.
Background of the Merger
          From time to time, representatives of the Company have had informal contacts with representatives of other providers of cash access products in the gaming industry regarding possible mutual interest in exploring a potential transaction. Our discussions with GCA regarding a possible business combination between the companies commenced in August 2007 after we amended and exchanged our outstanding Senior Secured Notes on August 20, 2007. As a result of those amendments, the principal amount outstanding under our Senior Secured Notes was increased to $22 million and the note holders waived the existing events of default under and relaxed the financial covenants in the notes. The note holders also were given an additional right of optional redemption pursuant to which, on October 10, 2008, they could require us to redeem up to an aggregate amount of $8 million of the conversion amount of the Senior Secured Notes. The amendments also granted the Company the right to redeem up to $8 million of the conversion amount of the Senior Secured Notes on October 10, 2008. The amendments provided us time to continue the roll out of the joint venture’s Powercash product. At the same time, our senior management and Board of Directors decided it to be in the best interests of the Company to begin to consider ways in which to satisfy the optional redemption right or otherwise refinance the Senior Secured Notes.
          Our senior management and Board of Directors considered a possible combination between GCA and the Company to be one way to both refinance the Senior Secured Notes and build a larger platform for the Company to grow. During August 2007, at the request of our senior management, representatives of Deutsche Bank, which had previously acted as placement agent in connection with the Company’s offering of the Senior Secured Notes in October 2006, had discussions on our behalf with representatives of GCA regarding a possible business combination between the two companies.
          On August 30, 2007, we entered into an agreement with GCA requiring the two companies to preserve the confidentiality of business information shared in connection with our discussions, and on August 31, 2007, our senior management met with GCA management to discuss a possible combination.
          In response to the meeting with GCA, on September 8 and 9, 2007, we continued our discussions with our financial advisor, Deutsche Bank, regarding the possible combination with GCA. During October 2007, Mr. Rumbolz had informal conversations with Mr. Kirk Sanford, then President, Chief Executive Officer and interim Chief Financial Officer of GCA, and Mr. Karim Maskatiya, then co-Chairman of GCA, about the possible business combination.
          On October 31, 2007, Mr. Maskatiya requested certain diligence materials regarding the Company. Responses to these requests were sent to Mr. Maskatiya on November 1, 2007. However, on that same day, GCA announced that Mr. Sanford had resigned and that Mr. Scott Betts had been appointed to take his place. This management change, we believed, would preclude or at the very least delay GCA from continuing to explore a business combination with us.
          On November 14, 2007, GCA announced that it would delay filing its quarterly report on Form 10-Q pending completion of an internal investigation. That same day, Mr. Rumbolz ran into Mr. Betts at an industry trade show where they discussed on an informal basis the potential of a business combination between the two companies.
          On November 16, 2007, our senior management contacted Deutsche Bank for guidance on the possibilities of the Company purchasing GCA in light of the significant drop in GCA’s stock price following the public announcement of the late filing of the Form 10-Q and the internal investigation. Senior management and Deutsche Bank discussed possible sponsors who may have an interest in talking with us on this basis, and senior management authorized Deutsche Bank to contact those parties at the earliest possible time.

          From November 18 through December 12, 2007, Deutsche Bank introduced members of our senior management to numerous private equity firms who were believed to be in a position to finance the Company’s acquisition of GCA. After signing a confidentiality agreement with several different firms, our senior management and those firms entered into more formal conversations focusing on a discussion of the strategic rationale and considerations in a partnership and combination with GCA, review of our corporate planning financial model and review of our management presentation, including detailed review of the Powercash product.
          On December 19, 2007, our Board of Directors held a special telephonic meeting to discuss various issues, including an overview of GCA’s business, a review of its recent stock price performance and other relevant business issues. Representatives of Deutsche Bank reviewed with our Board of Directors a possible scenario and timetable for the Company partnering with a private equity firm to acquire GCA, and our Board of Directors then authorized our senior management and Deutsche Bank to continue the discussions, as outlined by Deutsche Bank, for a private equity firm to provide the financing to permit the Company to acquire GCA.
          On December 21, 2007, GCA announced the completion of its internal investigation and disclosed that the costs associated with addressing the issues considered in connection with the investigation could amount to $10 million.
          Between December 22, 2007 and December 29, 2007, our senior management and Deutsche Bank worked to build a pro forma combined Company-GCA financial model based on public information for GCA and the Company’s assumptions for the combined company. On December 27, 2007, the Company opened an electronic data room in order to facilitate due diligence by one of the private equity firms who had executed a confidentiality agreement with the Company. During the first week in January 2008, members of our senior management, representatives of Deutsche Bank and representatives of this private equity firm continued to review the business models as part of the due diligence process and explore alternative acquisition strategies. In February 2008, the private equity firm terminated its discussions with the Company.
          On January 28, 2008, Mr. Rumbolz again met with Mr. Betts to discuss a possible transaction between the Company and GCA.
          On January 30 and 31, 2008, respectively, we formally engaged Alpine Advisors LLC (“Alpine Advisors”), the managing member of which is Don R. Kornstein, who resigned as a member of our Board of Directors on January 11, 2008 (see “Certain Relationships and Related Transactions”) and Deutsche Bank to provide advisory services to us in connection with our possible acquisition of GCA, or a possible sale transaction involving GCA or other third parties. Our engagement letter with Deutsche Bank also provided that we would offer to retain Deutsche Bank pursuant to a separate agreement as lead manager or placement agent if we sought to raise debt or equity capital, or engage in any private placement of equity or equity-linked securities, during the term of Deutsche Bank’s engagement under the engagement letter or 18 months thereafter.
          Between February 1, 2008 and March 17, 2008, at the request of our Board of Directors, representatives of Deutsche Bank initiated contacts on behalf of the Company with a number of private equity firms, some of which signed confidentiality agreements and conducted limited due diligence, and all of which declined to pursue discussions.
          During that same period of time, Mr. Rumbolz and Mr. Betts and representatives of Deutsche Bank and Goldman, Sachs & Co. (“Goldman Sachs”), GCA’s financial advisor, held a series of meetings and telephone calls to discuss the potential combination of the Company and GCA. On February 28, 2008, GCA announced its acquisition of Certegy Gaming Services, Inc. for $25 million in cash.
          In early March 2008 and after reviewing the preliminary financial results for our fourth quarter and our future prospects, which, among other things, indicated that the Company may not be able to satisfy its obligations under the Senior Secured Notes, including its obligation in the event the note holders exercised their right of redemption in October 2008, senior management of the Company commenced discussions with the holders of the Senior Secured Notes about amending and exchanging the Senior Secured Notes once again.
          A detailed due diligence session, attended by senior management of the Company and GCA, and representatives of Deutsche Bank and Goldman Sachs, was conducted in the Company’s offices in Las Vegas on March 6, 2008. This meeting addressed a possible sale of the Company to GCA, and also included a senior management presentation, product demonstrations, review of the Company’s financial model including customer-level build-up on a “no names” basis, and a review of Powercash potential within the existing GCA base of casinos.

          On March 7, 2008, Mr. Rumbolz re-initiated a dialogue with a strategic buyer who indicated a willingness to make a small investment in the Company. Our senior management and Board of Directors determined that this small investment would not be adequate to address our liquidity issues.
          On March 17, 2008, we announced (i) fourth quarter and full year 2007 unaudited financial results, (ii) that we had entered into a second amendment and exchange agreement with the holders of our Senior Secured Notes, which among other things increased the principal amount of the Senior Secured Notes to $24 million, increased the optional redemption amount to $12.1 million and lowered the conversion price on the Senior Secured Notes from $8.00 per share to $2.51 per share, (iii) that our Board of Directors had decided to explore strategic alternatives to maximize stockholder value and that Deutsche Bank would serve as its financial advisor in this process, (iv) that our independent registered public accountants would likely indicate in their audit opinion rendered in connection with the preparation and filing of our annual report on Form 10-K for the year ended December 31, 2007 substantial doubt about our ability to continue as a going concern primarily due to concerns as to our ability to generate or obtain liquidity to satisfy the right of the note holders to require us to redeem up to $12.1 million in principal amount of the Senior Secured Notes on October 10, 2008, and (v) that we expected to file a Form 12b-25 to report our inability to file the Form 10-K by the initial filing deadline. After that announcement, our stock price, which had started to decline at the end of February, continued to decline.
          The Company received a number of inquiries from various financial buyers as a result of the March 17, 2008 announcement. The Company entered into confidentiality agreements with certain of these financial buyers, who subsequently declined to consider an acquisition of the Company. Several other strategic buyers were contacted during March 2008, but all declined to consider an acquisition of the Company.
          In light of our liquidity issues, our senior management and Deutsche Bank asked GCA to submit a proposal to acquire the Company and also commenced discussions with other strategic buyers regarding a possible acquisition of the Company. On March 19, 2008, Mr. Don Kornstein of Alpine Advisors initiated a dialogue with a strategic buyer, which later declined due to a pre-existing non-compete agreement with a third party involved in the gaming industry.
          On March 20 and 21, 2008, financial and product information was sent to another strategic buyer who had executed a confidentiality agreement. In response to several due diligence requests, various financial data was sent to this strategic buyer in this time period. On March 21, 2008, this strategic buyer declined to move forward with an acquisition of 100% of our outstanding common stock, but indicated a willingness to consider specific Company assets at prices that would amount to below the face amount of the Senior Secured Notes.
          On March 26, 2008, we received a letter from GCA indicating its willingness to consider an acquisition of the Company for cash based on a total enterprise value between $20 million to $30 million, 45 days of exclusivity and delivery of a closing date balance sheet with a neutral level of working capital. Our senior management forwarded this letter to our directors, financial advisors and outside corporate counsel, Manatt, Phelps & Phillips, LLP (“MPP”) on the same day, and a special telephonic meeting of our Board of Directors was scheduled for March 28, 2008 to review the terms of this letter. Also on that day, our senior management discussed the possibility of Certegy purchasing the Company’s check cashing business.
          On March 27, 2008, senior management of the Company had a telephone conference with bankruptcy counsel from MPP and representatives of Deutsche Bank. Based on management’s representations on that call, including the expectation that we would lose many of our customers if we sought protection under the U.S. bankruptcy laws and the expected going concern qualification in our accountants’ opinion primarily due to concerns as to our ability to generate or obtain liquidity to satisfy the right of the note holders to require us to redeem up to $12.1 million in principal amount of the Senior Secured Notes on October 10, 2008, and $7.6 million owed to two casinos for reimbursement on credit card cash advance and ATM transactions, MPP advised the Company that a bankruptcy of the Company would most likely be under Chapter 7 and not a reorganization under Chapter 11.
          On March 28, 2008, an initial conversation was conducted between Deutsche Bank, on behalf of the Company, and an investment fund to serve as a potential source of capital for the Company. That same day, our Board of Directors held a special telephonic board meeting to consider GCA’s indication of interest. At this meeting, representatives of MPP outlined the fiduciary duties of our Board of Directors when considering a possible business combination transaction or other strategic alternatives. Representatives of Deutsche Bank reviewed the history of discussions with potential partners who had been contacted in connection with a possible business combination transaction and summarized GCA’s proposal. At this meeting, our Board of Directors reviewed and discussed with the Company’s senior management and financial advisors a liquidation value framework, which was based on an orderly liquidation of the Company and which assumed that the Company would sell its four cash access products (ATM, check cashing, debit and credit card cash advance and Powercash) in separate transactions within a range of values for each product. The range of values was determined by the Company’s senior management based on the recent discussions with strategic buyers. The estimated aggregate fair market value of those products, net of the principal amount outstanding of the Senior Secured Notes and payment of the amounts owed to the two casino customers for reimbursement on credit card cash advance and ATM transactions, indicated that, in an orderly liquidation of the Company, our stockholders would receive no more than $0.44 per share (not taking into account administrative or other expenses associated with a bankruptcy proceeding, which our senior management had not estimated at that time). At this meeting, our Board of Directors formed a special committee, comprised of our outside directors, to further explore a possible business combination transaction between the Company and GCA, as well as other third parties that presented a strategic complement to the Company’s business or a source of capital to address the Company’s liquidity issues. Members of the special committee authorized senior management and the Company’s financial advisors to meet and hold discussions with GCA and other third parties regarding potential business combination transactions to maximize the total consideration to be paid to the stockholders, but not to take any formal action on behalf of our Board of Directors.
          On March 31, 2008, we received a due diligence request list from GCA as well as a proposed exclusivity agreement, which was not executed by the Company to permit it to continue to explore other alternatives.

          On April 2, 2008, the special committee of our Board of Directors held a telephonic meeting. Representatives of MPP discussed with the special committee the likelihood and impact on the Company of being delisted by NASDAQ due to the Company’s failure to meet NASDAQ’s minimum bid price and market capitalization standards. The special committee also considered and approved senior management’s recommendation regarding retention bonuses for certain members of middle management deemed essential to the continued operation of the Company.
          On April 3, 2008, Mr. Rumbolz met with Mr. Betts to discuss our Board of Director’s unwillingness to execute the letter of intent on the terms proposed and provided Mr. Betts with additional information to support a higher enterprise value.
          On several dates in April 2008, senior management and representatives of Deutsche Bank held discussions with a private investor of the Company who had contacted Mr. Rumbulz about a possible investment in the Company. However, the investor ultimately declined to pursue the discussions and would not execute a confidentiality agreement. Throughout April 2008, members of our senior management and representatives of Deutsche Bank and Alpine Advisors continued to pursue discussions with potential strategic buyers and sources of equity, all of which declined to pursue discussions.
          On April 4, 2008, senior management and representatives of Deutsche Bank met with members of GCA’s senior management and Goldman Sachs to continue GCA’s due diligence of the Company. On April 8, 2008, Mr. Betts, members of our senior management and representatives of Deutsche Bank and Goldman Sachs held a telephonic meeting to discuss diligence items and review the Company’s financial model.
          On April 11, 2008, we received a non-binding letter of intent from GCA for an acquisition of the Company for total consideration of $29 million, which would be used to redeem or repurchase all Senior Secured Notes and Warrants, then to satisfy other liabilities of the Company, and then to pay to the stockholders. This letter of intent also requested an exclusivity period of due diligence until June 30, 2008.
          On April 13, 2008, the special committee held a meeting to review GCA’s letter of intent. Representatives of Deutsche Bank reviewed with the special committee a summary of the proposed transaction and an analysis of the implied value to stockholders based upon certain assumed amounts that would be paid to the holders of the Senior Secured Notes. Mr. Kornstein of Alpine Advisors summarized for the special committee the status of discussions with other potential sources of capital and potential strategic partners, none of which other than GCA had yet commenced a formal due diligence review. The special committee then agreed to meet again on April 14, 2008 to continue the discussions, including receiving a cash flow and forecasted working capital analysis from senior management. On April 14, 2008, the special committee had a telephonic meeting, with representatives of Deutsche Bank, Alpine Advisors and MPP in attendance, to review the Company’s operating model and discuss issues pertaining to the latest draft letter of intent. At the meeting, the special committee discussed with the Company’s financial advisors issues regarding renegotiating the terms of the Senior Secured Notes to extend or eliminate the optional redemption provision, and the special committee directed senior management to prepare a current liquidation analysis for the Company. The special committee also determined that the total consideration to be paid in the GCA acquisition had to be sufficient to provide stockholders with a premium over the current market price. The special committee also requested that senior management and our financial advisors approach GCA about providing our stockholders with a choice between cash and stock consideration.
          Later that day, Mr. Rumbolz approached the strategic buyer that had previously expressed an interest in making a small investment in the Company regarding a full sale of the Company, which was declined. That same day, Mr. Rumbolz met again with Mr. Betts to conduct further discussions of strategic alternatives and express the special committee’s views about the amount and type of consideration to be paid in the acquisition.
          On April 17, 2008, we refined our internal projections and provided the revised numbers to GCA.
          On April 18, 2008, our senior management held discussions with a private equity firm who had executed a confidentiality agreement. During this meeting, our senior management discussed the corporate history and competitive position of the Company, including the Powercash product. On April 22,

2008, representatives of Deutsche Bank and this private equity firm held further discussions. During these discussions, the private equity firm indicated that it had reviewed the opportunity with its investment committee and declined to move forward. It further indicated that it may be interested in investing $10 million to $12 million in the Company conditioned on certain transactions with the holders of our Senior Secured Notes.
          On April 23, 2008, we received a revised letter of intent from GCA, indicating a total enterprise value of up to $37 million, which the letter of intent allocated for illustrative purposes according to the following priorities: to pay the note holders, then to satisfy all other liabilities and then to pay to the stockholders. This letter of intent was specifically predicated on our ability to achieve 2008 and 2009 forecasts presented to GCA on March 6, 2008. This letter of intent also provided that GCA would have the exclusive right until June 30, 2008 to complete its due diligence. Later that day, the special committee held a meeting with its financial and legal advisors to discuss the revised letter of intent. Deutsche Bank reviewed with the special committee a summary of the proposed transaction and an analysis of the implied value to stockholders based upon certain assumed amounts that would be paid to the holders of our Senior Secured Notes. On April 24, 2008, we sent to GCA our revisions to the letter of intent, including requiring GCA to complete its review of our projections and to confirm the total merger consideration prior to our signing the letter of intent. On April 25, 2008, Mr. Betts wrote to Mr. Rumbolz and asked the Company to give GCA two weeks’ time to respond to the Company’s revisions to the letter of intent because GCA needed to focus its attention on the upcoming stockholders’ meeting and its Form 10-Q. We agreed to give GCA until May 16, 2008 to respond. In the meantime, the Company agreed to further revise the Company’s projections.
          On May 1 and 2, 2008, we received notifications from NASDAQ that the bid price of our common stock and our total market capitalization were below the minimums required for continued listing on NASDAQ and giving us until July 31, 2008 to comply with the latter requirement.
          On May 9, 2008, revised Company forecasted financials were sent to GCA, which were further revised and subsequently provided to GCA on May 14, 2008.
          On May 14, 2008, our senior management and representatives of Deutsche Bank held a telephonic diligence meeting with GCA to review the revised forecasts, which we believed GCA was going to rely upon in presenting to the Company a revised offer.
          On May 16, 2008, we received a revised letter of intent from GCA which reflected an aggregate purchase price of $33 million, which the letter of intent allocated for illustrative purposes in the following order: $21 million to the note holders, $2.5 million for transaction-related fees and expenses and the balance of $9.5 million in cash accruing to our stockholders. The letter of intent further required that the Company’s working capital position at closing not be materially less than our working capital position on March 31, 2008 and included a break-up fee of 3% of the purchase price in the event the transaction did not close. Additionally, this letter of intent was predicated upon and subject to additional diligence, including specifically a detailed review and conversations with key customers, further analysis of the balance sheet and the Company’s working capital position, confirmation that no significant changes have occurred to the Company’s projections and revenue growth for 2008 and 2009 since May 13, 2008, and confirmatory accounting and legal diligence. This letter requested exclusivity through June 16, 2008.
          On May 17, 2008, the special committee held a telephonic meeting to review the revised letter of intent. Representatives of MPP reminded the special committee that the delisting on NASDAQ would be an event of default under the Senior Secured Notes. Representatives of Deutsche Bank presented materials containing a transaction proposal summary, an analysis of implied value to our stockholders based upon certain assumed amounts that would be paid to the holders of our Senior Secured Notes. Based upon the results of the process that had been conducted, Deutsche Bank and senior management also confirmed for the special committee that GCA was the only viable strategic alternative for the Company at that time, and that they were aware of no alternatives available to the Company other than to liquidate or to seek protection under the U.S. bankruptcy laws. Based on the liquidation value framework that our Board of Directors had previously reviewed and discussed with the Company’s senior management and financial advisors, together with an update by our senior management of the expected range of values of each of our four cash access products (ATM, check cashing, debit and credit card cash advance and Powercash) based on the recent discussions with strategic buyers, the special committee concluded that our stockholders would receive less than $0.50 per share, and most likely would receive nothing, in an orderly liquidation of the Company. The special committee also noted that the closing price of our common stock varied from a low of $0.33 to a high of $0.41 during the 30-period prior to the meeting. At the conclusion of the meeting, the special committee directed senior management and Deutsche Bank to negotiate a minimum of $0.50 per share to stockholders, ensure that the break up fee would only be paid in the event we consummate a business combination with a third party within 6 months of the termination of the GCA transaction, limit the $2.5 million in transaction expenses to the fees to be paid to our financial advisors and requested that Deutsche Bank deliver to the Company a fairness opinion as a condition of the merger. The special committee also asked senior management and Deutsche Bank to again ask GCA to offer our stockholders a choice between cash and stock.
          On May 19, 2008, the special committee reconvened to consider the Company’s revisions to the letter of intent. The special committee discussed with its legal and financial advisors the potential advantages and disadvantages of offering the stockholders the choice between cash and stock. The special committee considered the added costs and potential timing issues involved in having GCA file a registration statement with the SEC, which would be required in the event GCA’s stock was included as part of the merger consideration. Mr. Rumbolz explained that GCA had already indicated that it was not willing to issue stock as part of the merger consideration. The special committee determined to send GCA a revised letter of intent in the form approved on May 17, 2008 without asking for GCA to offer our stockholders GCA stock.
          On May 20, 2008, we sent a further revised letter of intent to GCA. In the revised letter of intent, we agreed that the purchase price would be $33 million, so long as our stockholders received not less than $9,500,000 of that total; that the aggregate redemption or purchase price of outstanding Senior Secured Notes and Warrants would be $21 million; that the Company’s transaction-related advisory fees and expenses would not exceed $2.5 million; that the Company would deliver working capital at closing not materially different than the Company’s working capital on March 31, 2008; and that GCA would have exclusivity through June 16, 2008.
          On May 22, 2008, representatives of Deutsche Bank held a call with a third party that had contacted the Company regarding a possible investment in or acquisition of the Company. However, that third party was not interested in submitting a proposal at the time.
          On May 23, 2008, GCA delivered a revised letter of intent to the effect that the aggregate consideration payable to the Company would be $33 million. The letter of intent allocated for illustrative purposes the purchase price, including any excess working capital, in the following order: redemption of the Senior Secured Notes and Warrants; payment of the Company’s transaction-related fees and expenses, and the balance would be applied to the acquisition of 100% of outstanding common stock of the Company. It also required the Company to deliver a working capital position at closing not materially different than our working capital position on March 31, 2008.
          On May 23, 2008, the special committee held a meeting to review GCA’s revised letter of intent. The special committee asked our senior management to communicate with Mr. Betts that it was a condition to the proposed business combination that our stockholders receive no less than $0.50 per share, which represented a premium to the market price of our stock. Further, in the event GCA would not agree to limit the cap on transaction fees to the fees payable to our financial advisors, the special committee asked each of Deutsche Bank and Alpine Advisors to reduce its fee to an amount that would permit the Company to satisfy GCA’s limit on the amount of the Company’s transaction fees.
          On May 28, 2008, a final letter of intent was delivered to the Company, which reflected a total purchase price of $33 million, provided that no less than $9,500,000, or $0.50 per share, would be paid to our stockholders, and that the aggregate redemption or purchase price of our Senior Secured Notes and Warrants would be $21 million, and that the Company’s transaction-related advisory fees and expenses would not exceed $2.5 million, subject to a closing condition that the Company’s working capital at closing would not be materially different from the Company’s working capital at March 31, 2008. The Company and GCA executed the letter of intent on May 28, 2008, and on May 29, 2008, the Company opened an updated data room to facilitate GCA with its due diligence.
          Mr. Rumbolz met with Mr. Betts on several occasions during the first two weeks of June 2008 to discuss due diligence. On May 30, 2008, we received from counsel for GCA a first draft of the definitive agreement for the acquisition of the Company by GCA. During the next two weeks, counsel for GCA and MPP continued to negotiate the terms of the definitive agreement with the participation of senior management of both parties. In anticipation of the Board of Directors’ consideration of the definitive agreement, our senior management updated the values included in the liquidation value framework that previously had been presented to the Board.
          On June 12, 2008, our Board of Directors held a telephonic meeting. Representatives from MPP gave a presentation regarding the applicable legal considerations, including the fiduciary duties to be considered by our Board of Directors in its deliberations, the structure of the proposed transaction and the material terms of the proposed merger agreement with GCA. Representatives of Deutsche Bank then reviewed its presentation with our Board of Directors, and senior management provided the Board of Directors with an updated range of values for each of our four cash access products, which indicated that in an orderly liquidation of the Company through the sale of its four cash access products in separate transactions, the stockholders would receive no more than $0.18 per share (assuming the Company would incur $2.5 million in administrative and other costs and expenses associated with such a liquidation). Deutsche Bank then delivered to our Board of Directors its opinion to the effect that, as of that date and based upon and subject to the assumptions made, matters considered and limits of review set forth therein, the merger consideration pursuant to the merger agreement of $0.50 per share of common stock was fair, from a financial point of view, to the holders of common stock. A copy of Deutsche Bank’s written opinion is attached to the Proxy Statement as Appendix B. Each of Deutsche Bank and Alpine Advisors then indicated to our Board of Directors its agreement to reduce its fee to an amount that would permit the Company to satisfy GCA’s limit on the amount of the Company’s transaction fees. Our Board of Directors then adjourned its meeting to allow the special committee the opportunity to deliberate and consider the advisability of entering into the merger agreement. After due deliberations and consideration of various issues related to the merger, the special committee deemed it advisable and in the best interest of the Company, our stockholders and our note holders to enter into the merger agreement, and resolved to unanimously approve the merger and adopt and approve the merger agreement and recommend its approval by our full Board of Directors and our stockholders. Following the meeting of the special committee, our full Board of Directors reconvened its meeting and discussed the recommendation of the special committee. After due deliberations and consideration of various issues related to the merger, our full Board of Directors deemed it advisable and in the best interest of the Company, our stockholders and our note holders to enter into the merger agreement, and resolved to unanimously approve the merger and adopt and approve the merger agreement and recommend its approval by stockholders.
          Following the meetings of the special committee and our Board of Directors on June 12, 2008, we completed our negotiations with our note holders who agreed to execute redemption agreements under which they would accept $21 million plus accrued but unpaid interest in complete settlement of the greater amount due to them, and they would agree (1) to forebear from exercising any rights or remedies they may possess under the Senior Secured Notes and Warrants, (2) to waive any rights they may possess as a result of the merger, and (3) to refrain from converting, exercising, selling, transferring or otherwise conveying all or any portion of the Senior Secured Notes and Warrants prior to the redemption contemplated by the redemption agreements.
Reasons for the Merger
          In reaching its decision to approve the merger and the related transactions on June 12, 2008 and recommend that the stockholders of the Company approve and adopt the merger agreement and the merger contemplated thereby, our Board of Directors concluded that there was no viable alternative to the proposed merger with GCA. The Board of Directors based this conclusion on various factors, including the following material factors:
•	its conclusion that the Company would not have sufficient cash on hand to satisfy its obligation under the Senior Secured Notes to redeem up to $12.1 million on October 10, 2008 if the note holders exercised their optional right of redemption;

•	the substantial likelihood that the Company would not have sufficient cash on hand to meet obligations that could arise prior to October 10, 2008 either due to a default under the Senior Secured Notes as a result of the delisting of the common stock on NASDAQ, for which the Company had received notices from The NASDAQ Stock Market, or due to the acceleration of certain accrued expenses;

•	based on the liquidation analysis prepared by our senior management and presented to our Board of Directors, the holders of our common stock likely would receive between $0.00 and $0.18 per share in the event of a bankruptcy of the Company (assuming the Company would incur $2.5 million in administrative and other costs and expenses associated with a bankruptcy proceeding), substantially less than the merger consideration of $0.50 per share;

•	the contacts and discussions from November 18, 2007 to May 27, 2008, the commencement of the exclusivity period, between our senior management and our financial advisors and numerous other parties, including competitors other than GCA, strategic buyers, private equity firms and private investors, all of which either declined to participate in the process or were unable to submit a viable proposal for acquiring or investing sufficient cash in the Company within the timeframe required, as well as the fact that the Company publicly announced on March 18, 2008 that it was exploring strategic alternatives and received no bona fide offers in response to that announcement;

•	Deutsche Bank’s opinion to our Board of Directors on June 12, 2008 to the effect that, as of that date and based upon and subject to the assumptions made, matters considered and limits of review set forth therein, the merger consideration pursuant to the merger agreement of $0.50 per share of common stock was fair, from a financial point of view, to the holders of our common stock;

•	the indication by the holders of the Senior Secured Notes that they would be willing to execute redemption agreements under which they would accept $21 million plus accrued but unpaid interest in complete settlement of the greater amount due to them, and they would agree (1) to forebear from exercising any rights or remedies they may possess under the Senior Secured Notes and Warrants, (2) to waive any rights they may possess as a result of the merger, and (3) to refrain from converting, exercising, selling, transferring or otherwise conveying all or any portion of the Senior Secured Notes and Warrants prior to the redemption contemplated by the redemption agreements; and
•	the efforts made by our senior management and advisors to obtain greater value than $0.50 per share in cash and/or to receive a portion of the merger consideration in GCA common stock, GCA’s indication that it was unwilling to pay more than $0.50 per share in cash, and the recognition that the $0.50 per share in value for stockholders and the prospect that our creditors were going to receive no less than $21 million was a better outcome than that expected in the only other alternative available, a bankruptcy filing.
          Our Board of Directors also considered certain terms of the merger and the related transactions that were required by GCA as conditions to its willingness to enter into the merger agreement, including the fees to be paid in the event a third party makes a superior proposal for the Company.
          The foregoing discussion of the information and factors considered by our Board of Directors addresses the primary material factors that our Board of Directors considered and is not intended to be exhaustive. In view of the number and variety of factors considered, our Board of Directors did not find it practicable to make specific assessments of, quantify or otherwise assign relative or specific weight or values to any of these factors, although individual directors may have given different weights to different factors. Our Board of Directors considered all of the factors as a whole and considered the factors in their totality to be favorable to and to support the decision to approve the proposal to approve the merger, and to recommend its approval to the stockholders.
Recommendation of Our Board of Directors
          After careful consideration, our Board of Directors has (i) unanimously determined that the principal terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, the Company and its stockholders, and (ii) unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER CONTEMPLATED THEREBY.
Opinion of Deutsche Bank Securities Inc.
          On June 12, 2008, the Board of Directors held a meeting with its legal and financial advisers and discussed the negotiated terms of the merger. At the meeting, Deutsche Bank delivered to the Board of Directors its opinion to the effect that, as of that date and based upon and subject to the assumptions made, matters considered and limits of review set forth therein, the merger consideration pursuant to the merger agreement of $0.50 per share of common stock was fair, from a financial point of view, to the holders of common stock.
          The full text of Deutsche Bank’s opinion, which sets forth the assumptions made, matters considered and limits of review undertaken with regard to the opinion, is attached to this proxy statement as Appendix B. The Company encourages you to read Deutsche Bank’s opinion in its entirety. Deutsche Bank’s opinion was approved and authorized for issuance by a fairness opinion review committee, is addressed to, and for the use and benefit of, the Board of Directors, and was not a recommendation to the stockholders of the Company as to how such stockholders should vote with respect to the merger or any other matter. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to the holders of common stock, is subject to the assumptions, limitations, qualifications and other conditions contained therein and is necessarily based on the economic, market and other conditions, and information made available to Deutsche Bank, as of June 12, 2008.
          In connection with Deutsche Bank’s role as financial adviser to the Company, and in arriving at its opinion, Deutsche Bank:

•	reviewed certain publicly available financial and other information concerning the Company, certain internal Company analyses and other information relating to the Company, including a liquidation analysis prepared by management of the Company dated June 12, 2008 and summarized under the caption “Background of the Merger” (the “Liquidation Analysis”);

•	held discussions with members of the Company’s senior management regarding the businesses and prospects of the Company, the merger and related matters, including such management’s views of the operational and financial risks and uncertainties attendant with not pursuing the merger;

•	reviewed a draft dated June 12, 2008 of the merger agreement and certain related documents, including a draft dated June 12, 2008 of the redemption agreements to be entered into between the Company and the holders of the Senior Secured Notes and Warrants; and

•	considered such other factors as Deutsche Bank deemed appropriate.
     Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the permission of the Board of Directors, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or GCA or any of their respective subsidiaries. Deutsche Bank did not evaluate, and expressed no opinion regarding, the solvency or fair value of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. Deutsche Bank was, however, provided a copy of the Liquidation Analysis, and Deutsche Bank, with the permission of the Board of Directors, relied upon and assumed, without independent verification, that the assumptions, estimates and conclusions contained therein accurately reflect the outcome in the event of an orderly liquidation of the Company. Deutsche Bank noted that if the assumptions, estimates and conclusions in the Liquidation Analysis are not accurate, the conclusions set forth in Deutsche Bank’s opinion could be materially affected. Deutsche Bank did not estimate, and expressed no opinion regarding the liquidation value of any entity or asset. With respect to the Liquidation Analysis made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the permission of the Board of Directors, that it had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. Deutsche Bank noted that such Liquidation Analysis is subject to significant uncertainty, particularly in light of the Company’s recent financial performance, current financial condition, current and prospective access to capital, current and prospective liquidity and unfavorable future prospects. In this regard, the Company advised Deutsche Bank, and Deutsche Bank relied upon and assumed, that, absent the merger, the Company believed that it would have no alternative other than to liquidate or to seek protection under the U.S. bankruptcy laws, and that upon any such liquidation of the Company, the holders of common stock would receive a recovery that is materially less than the merger consideration. Deutsche Bank took the foregoing facts and assumptions (together with the other facts and assumptions set forth in its opinion) into account when determining the meaning of “fairness” for purposes of its opinion. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of the Liquidation Analysis or the assumptions on which it is based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.
     For purposes of rendering its opinion, Deutsche Bank has assumed with the permission of our Board of Directors that, in all respects material to its analysis, the merger will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank is not a legal, regulatory, tax or accounting expert and relied on the assessments made by the Company and its advisors with respect to such issues. Representatives of the Company informed Deutsche Bank, and Deutsche Bank further assumed, that the final terms of the merger agreement and the redemption agreements will not materially differ from the terms set forth in the drafts Deutsche Bank reviewed.

     The Board of Directors did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after June 12, 2008. Deutsche Bank expressed no opinion as to the merits of the underlying decision by the Company to engage in the merger or as to how any holder of shares of common stock should vote with respect to the merger. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the merger relative to the merger consideration to be received by the public holders of common stock. Deutsche Bank was not requested to consider, and Deutsche Bank’s opinion did not address, the relative merits of the merger as compared to any alternative business strategies.
     The following is a summary of the material analysis performed by Deutsche Bank and reviewed by Deutsche Bank with the Board of Directors in connection with Deutsche Bank’s opinion rendered on June 12, 2008.
     Introduction
     As noted above, the Company advised Deutsche Bank, and Deutsche Bank relied upon and assumed, that, absent the merger, the Company believed that it would have no alternative other than to liquidate or to seek protection under the U.S. bankruptcy laws, and that upon any such liquidation of the Company, the holders of the Company’s common stock would receive a recovery that is materially less than the merger consideration. Accordingly, Deutsche Bank did not perform certain conventional analyses, such as discounted cash flow, comparable company or comparable transaction analysis, as they are not relevant in this context.
     Liquidation Analysis
     Deutsche Bank reviewed and considered the Liquidation Analysis prepared by management of the Company and noted that the estimated liquidation value per share of common stock of between $0.00 and $0.18 per share in the event of a bankruptcy of the Company was less than the merger consideration of $0.50 per share of common stock to be received by the holders of shares of common stock in the merger.
     General
     The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its evaluation of the Company for purposes of its presentation to the Board of Directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.
     The terms of the merger, including the merger consideration, were determined through negotiations between the Company and GCA and were approved by the Board of Directors. Deutsche Bank did not recommend the merger consideration pursuant to the merger. Although Deutsche Bank provided advice to the Company during the course of these negotiations, the decision to enter into the merger was solely that of the Board of Directors. As described above, the opinion and presentation of Deutsche Bank to the Board of Directors were collectively only one of a number of factors taken into consideration by the Board of Directors in making its determination to approve the merger.
     The Company selected Deutsche Bank as financial adviser in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions, as well as its familiarity with the Company as a result of its involvement with the Company’s sale and subsequent amendments of the Senior Secured Notes. The Company has retained Deutsche Bank pursuant to a letter agreement dated January 31, 2008 and amended on June 13, 2008, which we refer to, as amended, as the “Deutsche Bank engagement letter.” Deutsche Bank (i) was paid a fee of $500,000 in connection with the delivery of Deutsche Bank’s opinion, which fee is not contingent upon completion of the merger, (ii) will be paid an additional fee of $1.9 million for its services which is payable contingent upon completion of the merger, against which the fee paid pursuant to clause (i) will be credited, and (iii) may be paid an additional transaction fee, at the sole discretion of the Company, of up to $600,000.

     Regardless of whether the merger is completed, the Company has agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the U.S. federal securities laws, arising out of its engagement or the merger. The Company has also agreed, in its sole discretion, to reimburse Deutsche Bank for certain of its out-of-pocket expenses incurred in connection with the merger.
     Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which we refer to, together with its affiliates, as the “DB Group.” One or more members of the DB Group have, from time to time, provided investment banking services to the Company and investment banking, commercial banking (including extension of credit) and other financial services to GCA or its affiliates for which the DB Group has received compensation, including acting as agent for the Company’s October 2006 $20.0 million PIPE offering. DB Group may also provide investment and commercial banking services to GCA and the Company or their respective affiliates in the future, for which Deutsche Bank would expect DB Group to receive compensation.
     In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and GCA for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.
Material United States Federal Income Tax Consequences of the Merger
          The following is a summary of the material U.S. federal income tax consequences of the merger to our stockholders who are U.S. holders and whose shares are converted into the right to receive cash in the merger. However, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to particular U.S. holders in light of their personal investment or tax circumstances or to persons who are subject to special treatment under the U.S. federal income tax laws. In particular, this discussion deals only with U.S. holders that hold shares of our common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. In addition, this discussion does not address the tax treatment of special classes of U.S. holders, such as banks, insurance companies, regulated investment companies, tax-exempt organizations, financial institutions, broker-dealers, persons, if any, holding our common stock as “qualified small business stock,” persons holding our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, U.S. expatriates, persons whose functional currency is not the U.S. dollar, or persons subject to the alternative minimum tax. This discussion may not be applicable to stockholders who acquired our common stock pursuant to the exercise of options or warrants or otherwise as compensation. Furthermore, this discussion does not address any aspect of state, local or foreign tax considerations.
          Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the merger on a beneficial holder of shares of our common stock, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.
          As used in this Proxy Statement, a “U.S. holder” means a beneficial owner of our common stock who is for U.S. federal income tax purposes:
•	a citizen or resident of the U.S.;

•	a corporation or other entity classified as a corporation for U.S. federal income tax purposes created or organized in the U.S. or under the laws of the U.S. or any state within the U.S.;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.
          If a partnership holds stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold our common stock are urged to consult their own tax advisors about the U.S. federal income tax consequences of the merger.
          This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this Proxy Statement. Future legislative, judicial, or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this Proxy Statement. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to U.S. holders.
          Consequences of the Merger to U.S. Stockholders
          The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who receives cash in exchange for shares of common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares exchanged for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares of common stock is more than one year at the time of completion of the merger. For non-corporate stockholders, including individuals, long-term capital gain is generally subject to a maximum rate of 15% under current law. Certain limitations apply to the use of a stockholder’s capital losses. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Stockholders that hold separate blocks of stock should consult their tax advisors with respect to these rules.
          Dissenting Holders
          A stockholder who receives payment for shares in cash in connection with their exercise of appraisal rights will recognize gain or loss, for federal income tax purposes, measured by the difference between the stockholder’s basis in such shares and the amount of cash received.
          Information Reporting and Backup Tax Withholding
          Under the “backup withholding” provisions of U.S. federal income tax law, the paying agent for the merger may be required to withhold and pay over to the Internal Revenue Service, referred to as the IRS, a portion of the amount of any payments you receive in connection with the merger unless you (i) provide a correct taxpayer identification number (which, if you are an individual, is your Social Security number) and any other required information to the paying agent, or (ii) are a corporation or come within certain exempt categories and, when required, demonstrate this fact and otherwise comply with applicable requirements of the backup withholding rules. The current backup withholding rate is 28%. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount withheld as backup withholding does not constitute an additional tax and will be creditable against your U.S. federal income tax liability. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.
          If you are a U.S. person (as defined for U.S. federal income tax purposes), you may prevent backup withholding by completing the IRS Form W-9 (or substitute form) that will be included with the letter of transmittal mailed to you by the paying agent and submitting the completed IRS Form W-9 (or substitute form) to the paying agent when you submit your stock certificate(s) following the effective time of the merger. Foreign stockholders should complete and sign the appropriate IRS Form W-8 (a copy of which may be obtained from the paying agent) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which IRS Form W-8 is appropriate. Please see the instructions in the letter of transmittal for more details.
          You are urged to consult your tax advisor with respect to the tax consequences of the merger given your particular circumstances, including the effects of applicable state, local, foreign or other tax laws.
Appraisal Rights
          If the merger is consummated, holders of record of our common stock who do not vote in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and who otherwise comply with the applicable provisions of Section 262 of the Delaware General Corporation Law (the “DGCL”), will be entitled to exercise appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
          The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Appendix C and incorporated into this Proxy Statement by reference. All references in Section 262 of the DGCL and in this summary to a “shareholder,” “stockholder” or “holder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted.
          Under Section 262 of the DGCL, holders of shares of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Company common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of these shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.
          Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by our stockholders, the Company, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.
          This Proxy Statement constitutes the required notice to the holders of these shares of Company common stock and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Appendix C. Any stockholder who wishes to exercise their appraisal rights or who wishes to preserve their right to do so should review the following discussion and Appendix C carefully, because failure to timely and properly comply with the procedures specified in Appendix C may result in the loss, termination or waiver of appraisal rights under the DGCL.
          A holder of our common stock wishing to exercise appraisal rights must not vote in favor of the approval and adoption of the merger agreement and must deliver to the Company before the taking of the vote on the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the Annual Meeting a written demand for appraisal of their Company common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from the vote on the merger or against the merger. This demand must reasonably inform the Company of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. A holder of our common stock wishing to exercise appraisal rights must be the record holder of these shares of Company common stock on the date the written demand for appraisal is made and must continue to hold these shares of Company common stock through the effective date of the merger. Accordingly, a holder of our common stock who is the record holder of our common stock on the date the written demand for appraisal is made, but who thereafter transfers these shares of our common stock prior to consummation of the merger, will lose any right to appraisal in respect of these shares of Company common stock.

          A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, or abstain from voting on the merger agreement.
          Only a holder of record of our common stock on the record date for the Annual Meeting is entitled to assert appraisal rights for the shares of Company common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares of Company common stock are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Company common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the holder or holders. A record holder such as a broker who holds Company common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Company common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the Company common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Company common stock as to which appraisal is sought. When no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all Company common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
          All written demands for appraisal should be sent or delivered to Cash Systems, Inc., 7350 Dean Martin Drive, Suite 309, Las Vegas, Nevada 89139, Attention: Corporate Secretary.
          Within ten days after the effective date of the merger, the Company, or the surviving corporation, will notify each former stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, of the date the merger became effective.
          At any time within 60 days after the effective date of the merger, any stockholder who has delivered a written demand to us shall have the right to withdraw such written demand for appraisal and to accept the terms of the merger agreement. After this period, a stockholder may withdraw his, her or its written demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent.
          Within 120 days after the effective date of the merger, but not thereafter, the surviving corporation or any former stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock that are entitled to appraisal rights. None of GCA, the surviving corporation or the Company is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of our common stock. Accordingly, it is the obligation of our stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.
          Within 120 days after the effective date of the merger, any former stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Company common stock not voted in favor of adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and with respect to which demands for appraisal have been timely received and the aggregate number of former holders of these shares of Company common stock. These statements must be mailed within ten days after a written request therefore has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.
          If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly certified list containing the names and addresses of all former stockholders who have demanded appraisal of their shares of Company common stock and with whom agreements as to value have not been reached. After notice to such former stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those former stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former stockholders who demanded appraisal of their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.
          After determining which, if any, former stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of Company common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Company common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Company common stock.
          The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Company common stock entitled to appraisal. Accordingly, stockholders who are considering exercising appraisal rights should consult with their own tax advisors with regard to the tax consequences of such actions.
          Any holder of Company common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of Company common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Company common stock (except dividends or other distributions payable to holders of record of Company common stock as of a record date prior to the effective date of the merger).
          If any stockholder who properly demands appraisal of their Company common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, their right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of Company common stock will be converted into the right to receive the consideration payable with respect to those shares of Company common stock in accordance with the merger agreement (without interest). A stockholder will fail to perfect, or effectively lose or withdraw, their right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to the Company or the surviving corporation, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.
          Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a stockholder will be entitled to receive the consideration payable with respect to their shares of Company common stock in accordance with the merger agreement (without interest).

          Consequently, any stockholder willing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.
          To the extent that there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL shall control.
Accounting Treatment
          We expect that the merger will be accounted for by GCA using the purchase method of accounting, in accordance with U.S. Generally Accepted Accounting Principles, or GAAP. This means that GCA will record as goodwill the excess, if any, of the purchase price over the fair value of our identifiable assets, including intangible assets, and liabilities.
Regulatory Matters
          To complete the merger, we and GCA must obtain approvals or consents from, or make filings with certain regulatory authorities. In particular, we are required to file this Proxy Statement and such other reports and documents under the Exchange Act, as may be required in connection with the amended merger agreement, file a certificate of merger with the Secretary of State of the State of Delaware, file appropriate documents with the relevant authorities of other states in which we are qualified to do business, provide notices and other information required to be given to all gaming regulatory authorities in order to preserve, protect and maintain in full force and effect all Company authorizations, make any filings and obtain any approvals required under the rules and regulations of NASDAQ and comply with all applicable requirements, if any, of state blue sky laws. We are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ consummation of the merger other than those described in this section. If additional approvals, consents and filings are required to complete the merger, we contemplate that such consents, approvals and filings will be sought or made.
Litigation Related to the Merger
          On June 18, 2008, an alleged stockholder of the Company filed a stockholder class action complaint in the Nevada District Court in Clark County, Nevada, titled Staehr v. Cash Systems, Inc., et al., Case No. A565593, naming the Company and all of our directors as defendants. The complaint purports to be brought on behalf of all stockholders of the Company (excluding the defendants and their affiliates). Among other things, the complaint alleges that the individual defendant directors, in approving the proposed merger with GCA, breached various fiduciary duties owed to the Company’s stockholders by failing to take steps to maximize stockholder value and by agreeing to accept inadequate consideration. The complaint also alleges that the directors engaged in unspecified self-dealing. The complaint alleges that the Company aided and abetted the directors’ breaches of fiduciary duties. The complaint seeks, among other things, class certification as well as certain forms of injunctive relief, including enjoining the consummation of the merger. We believe that the allegations of this complaint are without merit, and intend to vigorously contest the action. There can be no assurance, however, that we will be successful in our defense of this action or that we will be able to satisfy the conditions to the closing of the merger as a result of the pendency of this action. See “The Merger Agreement — Conditions to the Merger.”

THE MERGER AGREEMENT
          The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A hereto and incorporated by reference into this Proxy Statement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this Proxy Statement. We urge you to read the merger agreement carefully and in its entirety, as well as this Proxy Statement, before making any decisions regarding the merger.
The Merger
          The merger agreement provides that, following the approval of the merger agreement by our stockholders and the satisfaction or waiver of the other conditions to the merger, including the redemption of the Senior Secured Notes and Warrants (see the section of this Proxy Statement entitled “The Merger Agreement— Company Stock Options, Senior Secured Notes and Warrants on page 61), Merger Sub will be merged with and into us, and we will survive the merger as the surviving corporation and become a wholly owned subsidiary of GCA. Upon consummation of the merger, the directors and officers of Merger Sub will be the initial directors and officers of the surviving corporation, in each case, until their successors are elected or appointed and qualified or until the earlier of their death, resignation or removal.
Effective Time
          The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later time agreed to by the parties and specified in the certificate of merger. We intend to complete the merger as promptly as practicable, but not later than the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement or at such other time as agreed to by GCA and us.
Merger Consideration
          Under the terms of the merger agreement, each share of our common stock, par value $0.001 per share, will be exchanged for $0.50 in cash, without interest. Each holder of a certificate representing shares of our common stock will cease to have any voting or other rights with respect to those shares, except the right to receive merger consideration.
          GCA has designated Computershare Trust Company, N.A. and Computershare, Inc. to act as paying agent for the payment of merger consideration. No later than the effective time of the merger, GCA will deposit with the paying agent sufficient funds for the payment of the merger consideration. Any funds deposited by GCA with the paying agent are referred to as the exchange fund.
          As soon as reasonably practicable after the effective time of the merger but no later than five business days thereafter, the paying agent will mail a letter of transmittal to you. The letter of transmittal will include instructions on how to surrender your common stock certificates in exchange for the $0.50 per share merger consideration, subject to any applicable withholding taxes. Please do not send your common stock certificates to us now. You should send them only in accordance with the instructions that will be provided in the letter of transmittal. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.
          Holders of Company common stock whose certificates are lost, stolen or destroyed will be required to make an affidavit identifying the certificate or certificates as lost, stolen or destroyed. In addition, the paying agent may require, as a condition to payment, that such a holder post a bond as indemnity, in accordance with the paying agent’s customary practices, policies and procedures, against any claim that may be made against the paying agent and GCA may require such holder to agree to indemnify GCA with respect to any loss or expense incurred by GCA resulting from the loss, theft or destruction of such certificates.
          None of GCA, Merger Sub, the Company or the paying agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
Company Stock Options, Senior Secured Notes and Warrants
          Stock Options
          The merger agreement provides that, at the effective time of the merger, each option to purchase shares of our common stock will be cancelled in exchange for the right to receive a cash payment equal to the excess, if any, of the per share merger consideration over the exercise price of the stock option multiplied by the number of shares of our common stock subject to the option, subject to withholding for applicable taxes. There are no options to purchase shares of our common stock currently outstanding that have an exercise price less than the $0.50 per share merger consideration.
          Senior Secured Notes and Warrants; Redemption Agreements
          On the closing date of the merger, each outstanding Senior Secured Note and Warrant will be redeemed and cancelled pursuant to a redemption agreement with each of the respective holders. The terms of the redemption agreements provide that we will redeem all of the related Senior Secured Notes and Warrants for aggregate consideration of $21 million, plus accrued but unpaid interest and subject to an additional amount payable under an excess working capital calculation. Furthermore, the redemption agreements provide that the holders agree, from June 13, 2008 until the earlier of the closing date of the merger and the termination of the redemption agreements, to forebear from exercising any rights or remedies they may possess under the Senior Secured Notes and Warrants, to waive any rights they may possess as a result of the merger, and to refrain from converting, exercising, selling, transferring or otherwise conveying all or any portion of the Senior Secured Notes and Warrants.
Certificate of Incorporation and Bylaws
          When the merger becomes effective, the certificate of incorporation of the Company will be amended and restated and, as so amended, will be the certificate of incorporation of the surviving corporation, until thereafter changed or amended as provided therein or by applicable law.
          When the merger becomes effective, the bylaws of Merger Sub, as in effect immediately prior to the effective time, will be the bylaws of the surviving corporation, until thereafter changed or amended as provided therein or by applicable law.
Directors and Officers
          The merger agreement provides that the directors and officers of Merger Sub immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation until their respective successors are duly elected and qualified.
Representations and Warranties
          The merger agreement contains customary representations and warranties, subject to exceptions set forth in the disclosure schedule delivered by us to GCA concurrently with the execution of the merger agreement. The representations and warranties in the merger agreement with respect to us and our subsidiaries relate to, among other things:
•	due organization, corporate power and authority, and qualification to conduct business;

•	the capital structure of us and our subsidiaries;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement;

•	conflicts with or violations of organizational documents, governmental authorizations or applicable legal requirements;

•	compliance with the reporting and filing requirements of the SEC and the accuracy of information contained in the forms, reports and documents filed with the SEC, including our financial statements;

•	compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and matters related to our disclosure controls and procedures and our internal controls over financial reporting;

•	the absence of a material adverse effect or certain enumerated transactions or events since December 31, 2007 concerning us or our subsidiaries;

•	the absence of undisclosed liabilities;

•	the absence of any material pending or threatened litigation that would restrain or modify the terms of the merger or would reasonably be expected to have a company material adverse effect, and the absence of certain judgments or orders;

•	required consents, licenses, permits or other authorizations of governmental entities;

•	validity of our title to our personal property and material assets;

•	matters relating to our intellectual property;

•	our compliance with applicable environmental laws;

•	tax matters;

•	employment and labor matters, including matters relating to our employee benefit plans;

•	the absence of certain material payments, increases in any benefits or acceleration of the time of payment or vesting of any such benefits as a result of the merger agreement and the merger;

•	insurance matters;

•	our compliance with federal, state, local and foreign statutes, laws and regulations, compliance with and effect of the merger upon governmental authorizations we hold, and our compliance with credit card association rules;

•	investment banker and finders’ fees;

•	the required vote of our stockholders;

•	the approval and recommendation by our Board of Directors of the merger agreement and the merger;

•	our customers and suppliers;

•	our material contracts and absence of breach of such contracts;

•	third party consents or novations;

•	real property leases;

•	the absence of certain payments;

•	the accuracy and completeness of the information in this Proxy Statement;

•	the inapplicability of state takeover statutes;

•	matters relating to government contracts;

•	matters relating to our products and services and their conformity to our contractual commitments and express warranties;

•	compliance with privacy and data security laws; and

•	our receipt from Deutsche Bank Securities Inc. of an opinion that the merger consideration to be received by our stockholders is fair from a financial point of view to such holders.
          The merger agreement also contains customary representations and warranties by GCA and Merger Sub relating to, among other things:
•	due organization, corporate power and authority, and qualification to conduct business;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement;

•	approval by GCA’s Board of Directors of the merger agreement and that no action is required by the stockholders of GCA to approve the merger agreement or the merger;

•	conflicts with or violations of organizational documents, material agreements or applicable legal requirements;

•	the accuracy and completeness of the information supplied by GCA and Merger Sub for inclusion in this Proxy Statement;

•	the sufficiency of capital resources available to GCA and Merger Sub to consummate the merger and the other transactions contemplated in the merger agreement;

•	the absence of any material pending or threatened litigation that would prevent or modify the terms of the merger or would reasonably be expected to materially impair the ability of GCA and Merger Sub to timely perform under the merger agreement and the absence of certain judgments or orders;

•	no ownership interests in our common stock; and

•	no knowledge of facts or circumstances specific to GCA or Merger Sub that would prevent GCA or Merger Sub from fulfilling their material obligations under the merger agreement or consummating the merger.
          The representations and warranties in the merger agreement are subject, in some cases, to specified exceptions and qualifications, including materiality and a “material adverse effect” standard. See the section of this Proxy Statement entitled “— Material Adverse Effect” below for more information on this important qualification. All of the representations and warranties will expire at the effective time of the merger.
Covenants Relating to the Conduct of Our Business Pending the Merger
          Except as contemplated by the merger agreement or unless GCA provides its prior written consent, until the effective time of the merger, we have agreed that we will (and will cause our subsidiaries to) carry on business in the ordinary course in substantially the same manner as our past practice. We have also agreed to (and will cause our subsidiaries to) use commercially reasonable efforts to preserve intact our present business organizations, keep available the services of our officers and key employees, and preserve our relationships with customers, suppliers, distributors, licensors and licensees. In addition, we have agreed that we will not (and will not permit any of our subsidiaries to) take any of the following actions as are further described in the merger agreement, except as permitted under the merger agreement or with GCA’s prior written consent:

•	amend our certificate of incorporation or bylaws;

•	declare or pay any dividends or other distributions or repurchase or otherwise acquire any shares of our capital stock, except from former employees, directors and consultants in accordance with existing agreements;

•	except as required by existing agreements, accelerate, amend or change the period of exercisability or vesting of options, securities or other rights under our stock option plans or authorize cash payments in exchange for any options or other related rights;

•	enter into, terminate or breach any material contract or commitment, terminate or dissolve any joint venture or partnership, or amend or otherwise modify or waive any of the terms of any material contracts other than in the ordinary course of business;

•	enter into any contract, commitment or agreement (i) that grants any person exclusive rights or “most favored party” rights of any type or scope, (ii) that provides any person with equity, as compensation or otherwise, (iii) that contains any non-competition clauses or other material restrictions relating to its or any of its affiliates’ business activities, or (iv) that are not terminable by us upon 30 days prior written notice;

•	issue, deliver, sell, authorize or purchase any shares of our capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating us to issue any shares or other convertible securities, other than the issuance of shares under stock options existing on the date of the merger agreement;

•	transfer, license or otherwise convey any of our intellectual property or any rights to our intellectual property, other than in the ordinary course of business where such transfer, license or conveyance would, individually or in the aggregate, reasonably be expected to result in a company material adverse effect;

•	sell, lease, license or otherwise dispose of or encumber any of our properties or assets which are material, individually or in the aggregate, to our business, taken as a whole;

•	incur any indebtedness for borrowed money under existing credit lines or otherwise, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

•	enter into any material operating lease;

•	pay, discharge or satisfy, except in the ordinary course of business for amounts that, together with related amounts, are not in excess of $100,000, any claim, liability or obligation, except for payment of legal, accounting and banking fees in connection with the merger agreement and the merger;

•	make any capital expenditures, capital additions or capital improvements except in the ordinary course of business in amounts that, together with all such other such expenditures, additions and improvements are not in excess of $100,000, involve the capitalization of product development costs in the ordinary course of business or relate to certain other permitted purchases;

•	except in the ordinary course of business and subject to certain exceptions, commit to or incur any other expenses in an amount in excess of $100,000;

•	materially reduce the amount of any insurance coverage provided by existing insurance policies;

•	terminate or waive any right of any material value to the Company;

•	adopt or amend any employee benefit or stock purchase or option plan, hire any new officer level employee or any other employee outside the ordinary course of business, increase the compensation (including salary, bonuses, commission and all other forms of remuneration) of any employee, officer, director, consultant or contractor, or grant any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director, consultant or contractor;

•	grant any severance or termination pay to any director, officer or any employee, except payments made pursuant to our existing severance policies and practices and agreements as of the date of the merger agreement;

•	subject to certain exceptions, commence a lawsuit;

•	acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material to our business taken as a whole;

•	other than as required by GAAP or other applicable law or regulation, make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, file any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of tax;

•	revalue any of our assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by GAAP; or

•	take or agree in writing or otherwise to take, any of the actions described above or otherwise take any action which would make any of our representations or warranties contained in the merger agreement untrue or incorrect in any material respect or prevent us from performing or cause us not to perform our obligations.
Acquisition Proposals
          We have agreed that neither we nor any of our subsidiaries will (and we will not authorize or permit any of our officers, directors, employees or agents to) directly or indirectly take any action to solicit, initiate, or encourage anyone to make, submit or announce any takeover proposal. Additionally, we have agreed not to disclose any nonpublic information relating to the Company or to engage in or continue any other negotiations or discussions regarding any inquiry or proposal that is, or would reasonably be expected to lead to, a “takeover proposal” or otherwise facilitate any effort or attempt to make a takeover proposal.
          However, the prohibitions with respect to takeover proposals described above are subject to an exception where, prior to the stockholders meeting considering the merger agreement, we receive a takeover proposal without violating these provisions of the merger agreement and our Board of Directors determines that such takeover proposal constitutes or is reasonably likely to constitute a “superior proposal” and determines that the failure to take action with respect to the superior proposal would be a breach of its fiduciary duties to the stockholders, then we, and our officers, directors, employees and other representatives may take action otherwise prohibited by the merger agreement; provided that we must first:
•	notify GCA in writing of the determination of our Board of Directors;

•	provide GCA with a true and complete copy of the takeover proposal;

•	provide GCA with all information provided to the third party; and

•	enter into a non-disclosure agreement with the third party that is at least as restrictive as the confidentiality agreement between the Company and GCA.
          As further defined in the merger agreement, a “takeover proposal” means any inquiry, offer or proposal for or relating to or any indication of interest in (whether written or oral), or any inquiry or proposal that constitutes or could reasonably be expected to lead to, any transaction or series of related transactions involving: (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries, (ii) the acquisition in any manner, directly or indirectly, of 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its subsidiaries, or (iii) the acquisition in any manner, directly or indirectly (including any lease or license), of 15% or more of the consolidated total assets of the Company and its subsidiaries, in each case other than the transactions contemplated by this Agreement.
          As further defined in the merger agreement, a “superior proposal” means a bona fide written takeover proposal to acquire all or substantially all the assets of the Company or a majority of or total voting securities of the Company with respect to which: there is no financing contingency and the Board of Directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the merger.
          The merger agreement also provides that prior to the time that stockholder approval has been obtained, our Board of Directors may, in response to a superior proposal and in accordance with the terms of the merger agreement, withhold, withdraw, qualify or modify its recommendation to stockholders to approve the merger and declare such superior proposal advisable provided our Board of Directors:
•	has determined, after consultation with our outside legal counsel, that continuing to recommend the merger or failing to change or withdraw its recommendation in favor of the merger or failing to recommend the superior proposal would be a breach of its fiduciary obligations;

•	provide GCA with five business days advance notice of its intention to take such action; and

•	provide GCA with the most current version of the superior proposal or a description of the material terms and conditions of the superior proposal.
          Prior to entering into a definitive agreement with respect to a superior proposal, if our Board of Directors determines in good faith, after consultation with our financial and legal advisors, in response to an unsolicited takeover proposal, that the proposal is a superior proposal, we can at any time prior to the approval of the merger by our stockholders terminate the merger agreement, subject to the following:
•	we have not otherwise breached the provisions of the merger agreement with respect to the superior proposal;

•	our Board of Directors has authorized us to enter into a definitive agreement with respect to the superior proposal;

•	GCA has not made an offer within five business days of the receipt of our notice of the superior proposal that our Board of Directors has determined in good faith, after consultation with our financial and legal advisors, to be at least as favorable to our stockholders from a financial point of view as the superior proposal; and

•	we pay the termination fee described below in the section of this Proxy Statement entitled “— Fees and Expenses” and we enter into a definitive agreement with respect to the superior proposal.

          Additionally, we have agreed to hold a stockholders meeting to allow our stockholders to vote on the merger unless the merger agreement has been terminated and, in certain circumstances, we have paid to GCA the termination fee described below in the section of this Proxy Statement entitled “— Fees and Expenses.”
          We have also agreed to notify GCA within 24 hours of any takeover proposal or any bona fide written notice of a takeover proposal, including any request or inquiry for non-public information, including notifying GCA of the terms and conditions of the takeover proposal and the identity of the party to the takeover proposal and to keep GCA informed on a daily basis of the status and details of the proposal. Furthermore, we have agreed to provide prior notice to GCA of meetings of our Board of Directors at which our Board of Directors is expected to consider the takeover proposal.
Additional Agreements
          In addition to our agreement to conduct our business in accordance with the covenants described in the section of this Proxy Statement entitled “— Covenants Relating to the Conduct of Our Business Pending the Merger” above, the merger agreement contains additional agreements by us or by us and GCA in anticipation of the merger, including the following:
•	Proxy Statement. We have agreed to prepare and file this Proxy Statement with the SEC and agreed to include the recommendation of our Board of Directors that our stockholders vote in favor of the proposal to adopt and approve the merger agreement and the merger contemplated thereby. We have also agreed to amend or supplement the Proxy Statement to reflect material information discovered prior to the effective time of the merger, and to notify GCA of any such amendment or supplement. We will arrange for the Proxy Statement to be mailed to our stockholders within seven calendar days after the SEC has indicated its clearance of the Proxy Statement.

•	Stockholders Meeting. We have agreed to make arrangements for and hold a stockholders’ meeting as promptly as reasonably practicable after the date of the merger agreement for the purpose of obtaining stockholder approval of the proposal to adopt and approve the merger agreement and the merger contemplated thereby. We have further agreed that we will, through our Board of Directors, recommend that our stockholders approve the merger agreement. We may adjourn or postpone the stockholders’ meeting if, as of the time the Annual Meeting is originally scheduled, there are insufficient shares of our common stock represented at the Annual Meeting to constitute a quorum necessary to conduct business at the Annual Meeting.

•	Access to Information; Notice of Certain Matters. We have agreed to afford to GCA and its representatives reasonable access to our properties, books, records, personnel, and all other information concerning our business, properties and personnel that GCA reasonably requests, which access will in each case be subject to certain restrictions. Further, we have agreed to provide GCA with written notice in the event we discover, for example, any event or condition that causes or constitutes a breach in any material respect of one of our representations or warranties or any material breach of any covenant or obligations by the Company. See the section of this Proxy Statement entitled “— Conditions to the Merger” below

•	Confidentiality. We have previously entered into a confidentiality agreement with GCA, and in the merger agreement, we and GCA each reaffirmed and acknowledged our respective obligations under that agreement.

•	Public Statements and Disclosure. We, on the one hand, and GCA and Merger Sub, on the other hand, are required to obtain prior written approval of the other prior to issuing any press release or making other public statements or disclosures with respect to the terms of the merger agreement and the transactions contemplated by the merger agreement, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

•	Consents; Cooperation. We and GCA have agreed that each of us will (and will cause our subsidiaries to) use our reasonable efforts to complete the merger (subject to certain limitations), including using commercially reasonable efforts to accomplish the following:
•	apply for or otherwise seek and obtain all consents and approvals from, and to give all necessary notices to governmental entities required for the consummation of the merger;

•	obtain all necessary consents, waivers and approvals under any material contracts; and

•	resolve objections asserted by governmental entities with respect to the merger under the Hart-Scott-Rodino Antitrust Improvements Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, or any laws, rules or regulations governing the operation of gaming establishments or the provision of products or services to gaming establishments or patrons of such gaming establishments.
•	Third Party Consents. We have agreed to use commercially reasonable efforts to obtain such third party consents or approvals required to be obtained in connection with the merger.

•	FIRPTA Notification Letter. We have agreed to provide a FIRPTA Notification Letter to GCA stating that the shares of capital stock do not constitute a “United States real property interest” and to provide a related Internal Revenue Service notice.

•	Employee Benefits Matters. In addition to the arrangements described in the section of this Proxy Statement entitled “— Company Stock Options; Senior Secured Notes and Warrants” on page 61, the merger agreement also provides that, if requested by GCA and subject to applicable legal requirements and the terms of the plans, we will make certain amendments to our employee benefit plans and arrangements and cause certain employee benefit plans to be terminated immediately prior to the effective time of the merger, as further provided in the merger agreement.

•	Indemnification of Directors and Officers. See the section of this Proxy Statement entitled “Interests of Certain Persons in the Merger — Indemnification of Directors and Officers” on page 72.

•	Preservation of Gaming Authorizations; Notices to Employees and Governmental Authorities. We have agreed to give all notices and other information required to be given to all gaming regulatory authorities in connection with the merger agreement and the merger in order to maintain our related governmental authorizations. We have also to provide all notices and information to our employees and any applicable governmental authority in connection with the merger agreement and the merger.

•	Redemption Agreement. We have also agreed to maintain the redemption agreements in full force and effect and cause all conditions precedent to our redemption of the Senior Secured Notes and Warrants that can by their terms be satisfied by us be satisfied or waived in connection with the closing. See the section of this Proxy Statement entitled “The Merger Agreement — Company Stock Options, Senior Secured Notes and Warrants” on page 61.
Termination of the Merger Agreement
          The merger agreement may be terminated:
•	by mutual written consent duly authorized by the boards of directors of each of GCA and us;

•	by GCA or us if:
•	the closing of the merger has not occurred by December 31, 2008, subject to certain limitations;

•	the required approval of the proposal to adopt and approve the merger agreement and the merger contemplated thereby by our stockholders is not obtained at the Annual Meeting or any postponement or adjournment;

•	a governmental entity has issued a permanent injunction or other order preventing the merger and that order or injunction has become final and nonappealable or, by GCA only in certain additional situations, including where a permanent injunction has created materially adverse conditions on GCA’s ownership or operation of us following the effectiveness of the merger;

•	any statute, rule, regulation or order has been enacted, entered, enforced or deemed applicable to the merger which makes the consummation of the merger illegal or, by GCA only if a governmental entity or entities in states or tribal jurisdictions where we derived at least 5% of our revenues withholds, denies or materially qualifies a license, approval or waiver to or from GCA; or

•	the other party breaches any of its representations, warranties, covenants or agreements in the merger agreement, which breach is incurable or is not cured within 10 days of written notice of the breach;
•	by GCA if:
•	we (or any of our subsidiaries, or any of our officers, directors, employees or representatives) breach or violate our obligations under the merger agreement with respect to takeover proposals; or

•	our Board of Directors changes, withdraws or fails to reaffirm its recommendation of the merger, or recommends, endorses, accepts or agrees to a takeover proposal or fails to recommend against acceptance of any tender offer or exchange offer; or

•	GCA is notified by a governmental entity that the merger will jeopardize any governmental authorization we hold or GCA holds as of the date of the merger agreement.
•	by us if:
•	our Board of Directors authorizes us to enter into a definitive agreement in respect of a superior proposal, provided we have not breached the provisions described above in the section of this Proxy Statement entitled “— Acquisition Proposals” and we have paid to GCA of the termination fee of $990,000.
          In the event of termination of the merger agreement by either party under the merger agreement provisions described above, the merger agreement will become void and have no effect (except with respect to certain provisions that the parties to the merger agreement have agreed will survive its termination); provided, however, that the termination of the merger agreement will not relieve any breaching party from liability for any prior willful breach of any of its representations, warranties, covenants or agreements under the merger agreement.
Fees and Expenses
          Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will generally be paid by the party incurring those costs or expenses.
          We and GCA have agreed in certain circumstances to pay the actual, reasonable and documented out-of-pocket costs and expenses incurred by the other party up to a maximum of $300,000 in connection with the merger agreement, including the fees and expenses of its outside advisors, outside accountants and outside legal counsel. Specifically, we are required to reimburse GCA if GCA terminates the merger agreement because our stockholders fail to approve the merger at a duly convened meeting of the stockholders or because the closing of the merger has not occurred by December 31, 2008 (when all other conditions in GCA’s favor other than the limits on our transaction fees and our net working capital have been satisfied). GCA is required to reimburse our costs and expenses if we terminate the merger agreement due to a breach by GCA of any representation, warranty, obligation, or agreement in the merger agreement.
          We also agreed that the maximum amount of all expenses, costs or other fees (consisting of all accountant, attorney, financial advisor and investment banker fees, but excluding liabilities arising from the obligation to pay premiums under our officers’ and directors’ liability insurance policy) incurred or that may be incurred by us in connection with the merger agreement and the transactions contemplated thereby will not exceed the sum of $2,500,000 plus up to $250,000 of any excess working capital (as such term is defined in the merger agreement).
          In addition, we have agreed to pay to GCA a termination fee of $990,000 (less any reimbursement of GCA’s fees and expenses we are otherwise required to pay) if the merger agreement is terminated:
•	by either us or GCA because our stockholders fail to approve the merger at a duly convened meeting of the stockholders or the closing of the merger has not occurred by December 31, 2008, but only if within 12 months following such termination we either consummate another acquisition proposal or enter into a letter of intent or binding agreement regarding a takeover proposal; or

•	by GCA if we breach any representation, warranty, obligation, or agreement in the merger agreement, violate the terms of the merger agreement with respect to a takeover proposal, or our Board of Directors changes, qualifies or withdraws its recommendation or fails to recommend against acceptance of any tender offer or exchange offer; or

•	by us in connection with our Board of Directors authorizing us to enter into a definitive agreement with respect to a superior proposal.
Conditions to the Merger
          Each party’s obligation to complete the merger is conditioned on the satisfaction (or waiver, if permissible) of a number of conditions, including the following:
•	the proposal to adopt and approve the merger agreement and approve the merger shall have been approved by the requisite vote under applicable law by our stockholders;

•	there are no statutes, rules, regulations, orders, injunctions or other orders enacted, issued, promulgated, or enforced or entered by any governmental entity which is in effect and has the effect of making the merger illegal or otherwise prohibiting or preventing consummation of the merger, nor is a proceeding by a governmental entity seeking a temporary restraining order, injunction or other order pending;

•	there is not pending any claim, suit, action or proceeding brought or filed by any third party that has a reasonable likelihood of success or by any governmental entity relating to certain matters, including challenging or seeking to restrain or prohibit the consummation of the merger or the other transactions contemplated by the merger agreement, seeking to prohibit or limit in any material respect, or place any materially adverse conditions on, the ownership or operation of the Company by GCA, or seeking to impose limitations on the ability of GCA to acquire or hold, or exercise full rights of ownership of, any shares of the capital stock of the Company or the surviving company in the merger; and

•	GCA, Merger Sub and we shall have timely obtained all approvals, waivers and consents from governmental entities necessary to consummate the merger, including from any gaming regulatory authority required in order to preserve our related governmental authorizations through the effective time of the merger.
          Our obligation to complete the merger is subject to additional conditions, including:
•	the representations and warranties made by GCA must be true and correct in all material respects, as of the date of the merger agreement and the closing (or as otherwise provided in the merger agreement), except where the failure to be true and correct does not result in a material adverse effect on GCA; and

•	GCA must have performed or complied in all material respects with all covenants, obligations and conditions required to be performed or complied with by GCA under the merger agreement.
          The obligations of GCA to complete the merger are subject to additional conditions, including the following:

•	the representations and warranties made by us must be true and correct in all material respects, as of the date of the merger agreement and the closing (or as otherwise provided in the merger agreement), except where the failure to be true and correct would not have a material adverse effect on us;

•	we must have performed or complied in all material respects with all covenants, obligations and conditions required to be performed or complied with by us under the merger agreement;

•	no material adverse effect on the Company has occurred;

•	the redemption agreements must be in full force and effect and all conditions precedent to our redemption of the Senior Secured Notes and Warrants that can by their terms be satisfied by us have been satisfied or waived;

•	the total amount of our fees incurred for the transaction and our net working capital are each within the limits or in compliance with the terms of the merger agreement;

•	stockholders who have perfected dissenters’ statutory appraisal rights account for not more than 10% of our outstanding common stock;

•	our joint venture with Bally and Scotch Twist shall be continuing in full force and effect and we shall not have received any notice of their intent to terminate; and

•	no customers from whom we generated gross revenues during the year ended December 31, 2007 representing at least 10% of our gross revenues during such period shall have terminated their relationships with us, materially diminished their use of our products or services or indicated their intent to do either of the foregoing.
Amendment; Waiver
          The merger agreement may be amended by written instrument among GCA, Merger Sub and us, by action taken or authorized by our respective boards of directors, provided, after approval of the merger by our stockholders, such amendment shall not alter or change the amount or kind of merger consideration.

INTERESTS OF CERTAIN PERSONS IN THE MERGER
          In considering the recommendation of our Board of Directors, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders. Our Board of Directors was aware of these interests and considered them, among other matters, in making their recommendation.
          The interests related to or arise from, among other things:
•	the potential receipt of severance payments by executive officers;

•	the full vesting of any unvested restricted stock awards of executive officers due to the merger, for which such officers will receive the same $0.50 per share merger consideration received by all other stockholders; and

•	the continued indemnification of, and provision of directors’ and officers’ insurance coverage to, current directors and officers of the Company after the merger.
          See the sections of this Proxy Statement entitled “Compensation Discussion and Analysis” and “Executive Compensation” above for more information.
          Treatment of Stock Options
          The merger agreement provides that, at the effective time of the merger, each option to purchase shares of our common stock will be cancelled in exchange for the right to receive a cash payment equal to the excess, if any, of the per share merger consideration over the exercise price of the stock option multiplied by the number of shares of our common stock subject to the option, subject to withholding for applicable taxes. Our directors and executive officers currently hold options to purchase 930,000 shares of our common stock. None of such options, however, have an exercise price less than the $0.50 per share merger consideration. As a result, none of our directors or executive officers will receive a cash payment in connection with the cancellation of their options at the effective time of the merger.
          Employment of Company Executive Officers by GCA after the Merger
          On June 13, 2008, Mr. Rumbolz entered into an employment offer letter with GCA as a condition to entering into the merger agreement. Mr. Rumbolz’s employment with GCA will become effective immediately upon consummation of the merger, under which he will serve as a Corporate Strategy Advisor of GCA on a part-time basis. Although the agreement is at-will, the terms of the agreement will run for two years from the effective date of the merger. Under the agreement, Mr. Rumbolz will be entitled to receive a base salary of $150,000 during the term of the agreement, and management of GCA will recommend that the board of directors of GCA grant to Mr. Rumbolz an option to purchase 100,000 shares of GCA common stock. He will be eligible for an incentive bonus but not eligible to participate in GCA’s standard benefit plans due to his part-time status.
          No other executive officer of the Company entered into an employment arrangement with GCA in anticipation of the merger, nor has any other executive officer entered into any agreement, arrangement or understanding with GCA regarding employment with, or the right to purchase or participate in the equity of GCA. However, it is expected that a number of our executive officers will remain after the merger is completed, which means that such executive officers may, prior to the closing of the merger, enter into new arrangements with GCA regarding employment, or the right to purchase or participate in the equity of GCA.
          Indemnification of Directors and Officers
          GCA has agreed that it will, and will cause the surviving corporation to, honor and fulfill the Company’s obligations under its indemnification agreements with its current or former directors and officers. All rights to indemnification for acts or omissions occurring prior to the merger as provided in the Company’s certificate of incorporation and bylaws will be continued in at least as favorable a form in the certificate of incorporation and bylaws of the surviving corporation, and the relevant provisions in the certificate of incorporation and bylaws of the surviving corporation may not be amended, repealed or modified unless required by applicable law for a period of six years following the effective time of the merger.
          Additionally, for a period of six years after the effective time of the merger, GCA will (or will cause the surviving corporation to) maintain in effect the Company’s current officers’ and director’s liability insurance policy covering acts or omissions occurring prior to the effective time with respect to directors and officers of the Company, except that it will not be required to pay more than 125% of the annual premium currently paid by the Company for such coverage (this amount is referred to below in this section as the maximum premium). If the premiums for this policy exceed the maximum premium, GCA will (or will cause the surviving corporation to) purchase as much officers’ and directors’ liability insurance as can be obtained for the maximum premium for the remainder of such period. Further, GCA agreed that we may purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program that will cover the six-year period from the effective time of the merger and provide coverage for acts or omissions occurring on or prior to the effective time with at least the same annual aggregate coverage limits as under our current policy, but GCA does not have to maintain such coverage if the premium would exceed 200% of our current annual policy premium.
          Engagement of Alpine Advisors, LLC
          The Company engaged Alpine Advisors to provide financial advisory services pursuant to a letter agreement dated January 30, 2008, as amended on June 12, 2008, pursuant to which the Company (i) paid Alpine Advisors $10,000 per month from February 2008 through June 2008, and (ii) will pay Alpine Advisors a fee of $350,000 contingent upon completion of the merger. Don R. Kornstein, who served on our Board of Directors from July 10, 2006 until January 11, 2008, is the managing member of Alpine Advisors.

PROPOSAL #4 — ADJOURNMENT OF ANNUAL MEETING
          The stockholders of the Company are being asked to consider and vote upon a proposal to approve an adjournment of the Annual Meeting, if necessary, including adjournments to permit further solicitation of proxies in favor of the proposal to adopt and approve the merger agreement and the merger contemplated thereby. If a quorum is present at the Annual Meeting, but there appears to be insufficient votes at the time of the Annual Meeting to approve this proposal, the Company’s stockholders may be asked to vote on the proposal to approve the adjournment of the Annual Meeting to permit further solicitation of proxies in favor of the proposal; provided, however, that if all of the other conditions to the merger are satisfied, the Company will not delay completion of the merger to solicit additional proxies in favor of the proposal to approve the merger agreement and the merger contemplated thereby.
          If the adjournment proposal is submitted for a vote at the Annual Meeting, and if the stockholders vote to approve the adjournment proposal, the meeting will be adjourned to enable our Board of Directors to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement and the merger contemplated thereby. If the adjournment proposal is approved, and the Annual Meeting is adjourned, our Board of Directors will use the additional time to solicit additional proxies in favor of the adoption and approval of the merger agreement and the merger contemplated thereby, including the solicitation of proxies from stockholders that have previously voted their proxies against the proposal. Among other things, approval of the adjournment proposal could mean that, even though the Company may have received proxies representing a sufficient number of votes against the proposal to adopt and approve the merger agreement and the merger to defeat it, management could present the adjournment proposal for a vote of stockholders and thereby cause the Annual Meeting to be adjourned without a vote on the proposal to adopt and approve the merger agreement and the merger and seek during that period to convince the holders of those shares to change their votes to vote in favor of the proposal.
          Our Board of Directors believes that, if the number of shares of common stock voting in favor of the proposal to adopt and approve the merger agreement and the merger is insufficient to approve the proposal, it is in the best interest of the Company’s stockholders to enable our Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal.
          Our Board of Directors recommends that you vote FOR the proposal to grant discretionary authority to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there appear to be insufficient votes at the time of the Annual Meeting to adopt and approve the merger agreement and the merger contemplated thereby.

STOCKHOLDER PROPOSALS
          We will hold a 2009 annual meeting of our stockholders only if the merger is not completed.
          Any appropriate proposal submitted by a stockholder of the Company and intended to be presented at the 2009 annual meeting must be received by the Company at its offices by March 12, 2009 to be considered for inclusion in the Company’s Proxy Statement and related proxy for the 2009 annual meeting.
          Also, if a stockholder proposal intended to be presented at the 2009 annual meeting but not included in the Company’s proxy materials is received by the Company after May 12, 2009, then management named in the Company’s proxy form for the 2009 annual meeting will have discretionary authority to vote shares represented by such proxies on the stockholder proposal, if presented at the meeting without including information about the proposal in the Company’s proxy materials.
OTHER BUSINESS
          The Board of Directors knows of no other matters to be presented at the meeting. If any other matter does properly come before the meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet Web site maintained by the SEC at www.sec.gov.
          Our stockholders should not send in their certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent, whose contact information will be included in the letter of transmittal.
          You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated July 10, 2008. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date. Neither the mailing of this Proxy Statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNUAL REPORT
          A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2007 (as amended, the “Annual Report”) accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material. Additional copies of the Company’s Annual Report (without exhibits) may be obtained without charge by writing to: Cash Systems, Inc., Attention: Investor Relations, 7350 Dean Martin Drive, Suite 309, Las Vegas, Nevada 89139.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Carmalen Gillilan
Vice President Administration and Secretary
Dated: July 10, 2008
Las Vegas, Nevada

Execution Version
Appendix A
AGREEMENT AND PLAN OF MERGER
By and among
Global Cash Access, Inc.,
Card Acquisition Subsidiary, Inc.,
And
Cash Systems, Inc.
Dated as of June 13, 2008

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

Page
8.6 Severability	58

8.7 Remedies Cumulative; Specific Performance	58

8.8 Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL	58

8.9 Rules of Construction	58

8.10 Assignment	59

8.11 Attorneys’ Fees	59

A-iv

SCHEDULES
Company Disclosure Schedule
Schedule 6.3(f)                -                 Calculation of Working Capital

EXHIBITS

Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Form of FIRPTA Notice
Exhibit C	-	Form of IRS Notice
Exhibit D	-	Redemption Agreement
Exhibit E	-	Subject Matter of Legal Opinion

A-v

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 13, 2008 (the “Execution Date”), by and among Cash Systems, Inc., a Delaware corporation (the “Company”), Global Cash Access, Inc., a Delaware corporation (“Parent”), and Card Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). An index of the defined terms used in this Agreement can be found in Appendix I hereto.
RECITALS
          WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, and determined the Merger to be in the best interests of their respective corporations and stockholders and have approved and declared advisable this Agreement;
          WHEREAS, pursuant to the Merger, among other things, each outstanding share of capital stock of the Company shall be converted into cash at the rate set forth herein; and
          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with this Agreement.
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
          1.1 The Merger. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, which shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate existence of Merger Sub shall thereupon cease. The name of the Surviving Corporation shall remain Cash Systems, Inc. The Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law, as amended (“Delaware Law”).
          1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable and in any event not later than two (2) business days after the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Parent, 3525 East Post Road, Suite 120, Las Vegas, Nevada 89120, or at such other location as the parties hereto agree. As soon as practicable following the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in the form attached hereto as Exhibit A with such changes as the parties may agree (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of the State of Delaware being the “Effective Time”).
          1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          1.4 Certificate of Incorporation; Bylaws.
               (a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in the form of Exhibit A to the Certificate of Merger and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until duly amended as provided by Delaware Law.
               (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until duly amended as provided by Delaware Law and such Bylaws.
          1.5 Directors and Officers. The parties hereto shall take all actions necessary so that, at the Effective Time, (a) the directors of Merger Sub, serving in such capacity immediately prior to the Effective Time, shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub, holding office immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.
          1.6 Effect on Capital Stock.
               (a) Conversion of Company Common Stock. By virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or the holders of any of the Company’s capital stock, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, but excluding any shares canceled pursuant to Section 1.6(b) and any Dissenting Shares, will be automatically canceled, extinguished and converted into the right to receive the Per Share Common Stock Consideration, without interest.
               (b) Cancellation of Company Capital Stock Owned by the Company, Parent and Subsidiaries. At the Effective Time, all shares of Company Capital Stock that are held by the Company as treasury stock (including any Company Preferred Stock) and each share of Company Capital Stock owned by any direct or indirect wholly owned subsidiary of the Company shall be canceled and extinguished without any rights to conversion thereof and no consideration shall be delivered in exchange therefore. At the Effective Time, any shares of Company Capital Stock that are owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent shall be canceled and retired and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.
               (c) Treatment of Company Options. At the Effective Time, each Company Option will be canceled and will only entitle the holder of such Company Option to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (x) the total number of shares subject to such Company Option times (y) the excess, if any, of the Per Share Common Stock Consideration over the exercise price under such Company Option, subject to withholding for applicable income, employment and other taxes as required by applicable law, provided that neither Parent nor Company shall be liable to any holder of a Company Option for insufficient withholding. Prior to the Effective Time, the Company agrees to provide notice to the holders of Company Options as to the cancellation of the Company Options in accordance with this Section 1.6(c), subject to reasonable review and approval of the notice by Parent.
               (d) Adjustments to Per Share Common Stock Consideration. The Per Share Common Stock Consideration shall only be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reclassification, reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the Execution Date and prior to the Effective Time, so as to provide holders of Company Common Stock the same economic effect, in the aggregate, as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reclassification, reorganization, recapitalization or like change.
               (e) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
               (f) Redemption of Convertible Notes and Warrants. Immediately prior to the Effective Time, all of the Company’s outstanding Second Amended and Restated Senior Secured Convertible Notes (the “Convertible Notes”) and all of the Company’s outstanding Second Amended and Restated Warrants to Purchase Common Stock (the “Warrants”) shall have been redeemed and cancelled pursuant to the Redemption Agreement in the form attached hereto as Exhibit D (the “Redemption Agreement”).
          1.7 Surrender of Certificates.
               (a) Paying Agent. U.S. Bank, N.A. or another bank or trust company of national reputation designated by Parent and reasonably acceptable to the Company shall act as the paying agent (the “Paying Agent”) in the Merger.
               (b) Parent to Provide Cash. No later than the Effective Time, Parent shall deposit with the Paying Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, cash in an aggregate amount sufficient to permit payment pursuant to Section 1.6(a) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time, less any amounts required to be withheld from such cash under any applicable Laws. All interest or other amounts earned with respect to funds made available to the Paying Agent shall be for the account of Parent.
               (c) Exchange Procedures.
                    (i) As soon as reasonably practicable after the Effective Time, but no later than five (5) business days thereafter, Parent shall cause to be mailed to each holder of record of a certificate or certificates (each, a “Certificate”, and collectively, the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into the right to receive cash pursuant to Section 1.6(a), (1) a letter of transmittal in customary form as Parent and the Company may reasonably specify prior to the Closing (which letter shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon receipt of such Certificate by the Paying Agent), and (2) instructions for surrendering of the Certificates in exchange for cash.
                    (ii) Upon surrender of a Certificate to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a cash payment pursuant to Section 1.6(a), without interest by check or wire transfer of same-day funds (if so requested). In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, payment pursuant to Section 1.6(a) may be made to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Surviving Corporation that any applicable stock transfer Taxes have been paid or are not applicable.
                    (iii) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact by a stockholder of the Company (a “Company Stockholder”) claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will pay such Company Stockholder in exchange for such lost, stolen or destroyed Certificate, that amount of cash that such Company Stockholder shall be entitled to receive pursuant to Section 1.6(a). When authorizing such payment in exchange therefor, the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Paying Agent a reasonable form of bond as indemnity, as it shall direct in accordance with (and amounts prescribed by) its customary practices, policies and procedures, against any claim that may be made against the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed. As a further condition to payment with respect to any Certificate that shall have been lost, stolen or destroyed, Parent may require such Company Stockholder to whom payment is to be made to agree in writing to indemnify and hold harmless Parent with respect to any loss or expense incurred by Parent as a result of the loss, theft or destruction of such Certificate.

               (d) No Liability. Notwithstanding anything to the contrary contained in this Section 1.7, none of the Paying Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          1.8 No Further Ownership Rights in Company Capital Stock. After the Effective Time there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be exchanged and canceled as provided in this Article I. Until Certificates representing shares of Company Stock that are outstanding immediately prior to the Effective Time are surrendered pursuant to Section 1.7, such Certificates will be deemed, for all purposes, to evidence only ownership of the right to receive cash in the amounts determined in accordance with Section 1.6(a).
          1.9 Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any applicable tax Law. To the extent that amounts are so withheld, such withheld amounts shall be paid over to the appropriate Tax Authority as required by applicable Law and shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.
          1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further deeds, bills of sale, assignments or assurances or other action is necessary or desirable to carry out the purposes of this Agreement and to vest, perfect or confirm of record or otherwise in the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company, Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
          1.11 Appraisal Rights.
               (a) Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Company Stockholder who has properly demanded and perfected such Company Stockholder’s appraisal rights and demanded to be paid the fair value of such shares in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into the right to receive cash pursuant to Section 1.6(a), but the holder thereof shall be entitled to such rights as are granted by Delaware Law and the Surviving Corporation shall make all payments to the holders of such Dissenting Shares with respect to such demands in accordance with Delaware Law; provided that if any such holder shall, prior to or after the Effective Time, have failed to perfect or shall have lost its appraisal right under Delaware Law, each share of Company Common Stock held by such holder shall thereupon be deemed to have been converted into, as of the Effective Time, solely the right to receive the cash pursuant to Section 1.6(a).
               (b) The Company shall give Parent prompt notice of any demands received by the Company for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law relating to stockholders’ rights of appraisal that are received by the Company prior to the Effective Time. The Company shall not, except with the prior written consent of Parent and Merger Sub, make any payment with respect to, settle, or offer to settle, or offer to make any payment to settle, any such demands or approve any withdrawal of any such demands. On and after the Effective Time, the Parent shall conduct all negotiations and proceedings with respect to any demand for appraisal.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (a) as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the United States Securities and Exchange Commission (“SEC”) on April 1, 2008, as amended by Amendment No. 1 thereto filed on Form 10-K/A filed with the SEC on April 29, 2008 (the “Form 10-K”), or (b) as disclosed in any other form, statement, certification, report or other documents filed or furnished by the Company with the SEC under the Exchange Act since April 1, 2008, or (c) as disclosed in a document of even date herewith and delivered by the Company to Parent prior to the execution and delivery of this Agreement and referring by section or sub-section number to the representations and warranties in this Agreement (the “Company Disclosure Schedule”); provided that any such disclosure shall qualify only the disclosure under the section or sub-section number referred to in the Company Disclosure Schedule and any other section or sub-section of this Article II to the extent that it is reasonably apparent from the text of such disclosure that such disclosure also qualifies or applies to such other sections or sub-sections, the Company hereby represents and warrants to Parent as follows:
          2.1 Organization, Standing and Power.
               (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its subsidiaries has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of the Company and each of its subsidiaries, each as amended to date, and each as so delivered is in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

               (b) Section 2.1(b) of the Company Disclosure Schedule sets forth a true and complete list of each of the Company’s subsidiaries, showing the jurisdiction of organization of each such subsidiary, the jurisdictions where each of the Company and its subsidiaries are qualified to do business, and with respect to foreign subsidiaries, the contact information for any local counsel or agent representing such foreign subsidiary. The Company is the owner of all outstanding shares of capital stock or other equity interests of each of its subsidiaries, free and clear of any lien or other encumbrance, and all such shares and interests are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable legal requirements, except for such noncompliance as has not resulted and would not reasonably be expected to result in a Company Material Adverse Effect. Except as indicated in Section 2.1(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company or any of its subsidiaries in accordance with and pursuant to the Company’s formal investment policy and comprising less than 1% of the outstanding stock of such company. Neither the Company nor any of its subsidiaries has agreed, is obligated to make any future investment in, or capital contribution or loan to, any other Person. Neither the Company nor any of its subsidiaries owns, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”).
               (c) The Company has made available to Parent complete and correct, in all material respects, copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its subsidiaries held since December 31, 2005.
          2.2 Capital Structure.
               (a) The authorized capital stock of the Company consists solely of (i) 50,000,000 shares of Company Common Stock, of which there are 18,765,663 shares issued and outstanding; and (ii) no shares of Company Preferred Stock. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by Law, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Capital Stock were issued in compliance with all applicable securities Laws and all other legal requirements, except for such noncompliance as has not resulted and would not reasonably be expected to result in a Company Material Adverse Effect.
               (b) As of the Execution Date, the Company has reserved:
                    (i) 1,000,000 shares of Company Common Stock for issuance to directors, employees and consultants pursuant to the 2005 Equity Incentive Plan, of which

335,000 shares are subject to outstanding, unexercised options, and 284,250 shares are available for issuance thereunder; and
                    (ii) 2,500,000 shares of Company Common Stock for issuance to directors, employees and consultants pursuant to the 2001 Stock Option Plan, of which 780,000 shares are subject to outstanding, unexercised options, and no shares are available for issuance thereunder.
     All shares of Company Capital Stock subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the Company Option Plans, would be validly issued, fully paid and nonassessable. The Company has not issued any shares of Company Capital Stock that are unvested or subject to any repurchase option, risk of forfeiture or similar condition.
               (c) Except for, as of the date hereof (1) Company Stock Options outstanding under the Company Stock Option Plans, and (2) the Convertible Notes and Warrants, in each case as described in Section 2.2(b), on the date hereof there are no, and as of the Effective Time there will be no, options, warrants, calls, rights, commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or any other equity or similar interests in the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Section 2.2(c) of the Company Disclosure Schedule sets forth a true and complete list as of the Execution Date of all holders of outstanding Company Options under each of the Company Stock Option Plans, including the date of grant, number of shares of Company Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share, the term of each such option and whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. All outstanding Company Options are fully vested and exercisable as of the Execution Date. There are no Contracts relating to the voting or registration of Company Capital Stock (i) between or among the Company and any of its securityholders and (ii) to the Company’s knowledge, between or among any of the Company’s securityholders.
               (d) The terms of the Company Stock Option Plans, together with the terms of the stock option award agreements between the Company and the holders of the Company Options, permit the treatment of the Company Options as provided for in this Agreement, without the consent or approval of the holders of the Company Stock Options, the Company Stockholders, or otherwise, subject to the amendment of certain stock option award agreements granted under the 2001 Stock Option Plan after the Execution Date but prior to the Effective Time. True and complete copies of all forms of agreements and instruments relating to or issued under the Company Stock Option Plans, or otherwise relating to the issuance of Company Options, have been provided to Parent and such forms of agreements and instruments have not been amended, modified or supplemented, and, except as otherwise expressly contemplated herein, there are no agreements to amend, modify or supplement such forms of agreements or instruments in any case from the forms provided to Parent. Each Company Option (including those Company Options previously exercised or terminated or otherwise canceled) (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Option Plan pursuant to which it was issued, except for such noncompliance with applicable Laws that has not resulted and would not reasonably be expected to result in a Company Material Adverse Effect, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the Company’s Board of Directors or Compensation Committee actually awarded such Company Option, and (iv) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company SEC Documents, respectively. The Company is in compliance, and has at all times since January 6, 2006 been in compliance, with the applicable rules and regulations of The Nasdaq Global Market and its predecessor, and since such date has not received any notice from The Nasdaq Global Market or its predecessor asserting any non-compliance with any of such rules and regulations.
               (e) The Company and the holders of all of the Convertible Notes and all of the Warrants have executed and delivered the Redemption Agreement pursuant to which the Company shall redeem all such Convertible Notes and all of such Warrants immediately prior to the Effective Time for an aggregate amount not to exceed $21,000,000 (as may be adjusted pursuant to the terms of such Redemption Agreement) plus all accrued but unpaid interest on the Convertible Notes through the date immediately preceding the date of such redemption.
          2.3 Authority.
               (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to receipt of the Requisite Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than the Requisite Stockholder Approval.
               (b) This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity.
               (c) Assuming compliance with (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) the filing with the SEC of the Proxy Statement; (iii) such filings as may be required under HSR and any other applicable antitrust, merger control or anti-competition Laws of any foreign country; (iv) the filing by the Company of Current Reports on Form 8-K with the SEC in accordance with applicable federal securities Laws; and (v) any notice described in Section 5.12, the execution and delivery of this Agreement by the Company does not, and the execution of the other agreements contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in any violation of, any provision of the Certificate of Incorporation or Bylaws of the Company, in each case, as amended, (ii) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any Company Authorization, or (iii) conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under any legal requirement applicable to the Company or any of its subsidiaries, subject, in the case if clauses (ii) and (iii) to such conflicts, violations and defaults as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
               (d) Except as set forth on Section 2.3(d) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or council or other governmental authority or instrumentality, foreign, federal, state, local and tribal, including but not limited to any gaming regulatory authority (each, a “Governmental Entity”) is required with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the SEC of the Proxy Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the securities Laws of any foreign country, (iv) such filings as may be required under HSR and any other applicable antitrust, merger control or anti-competition Laws of any foreign country; (v) the filing of current reports by the Company on Form 8-K with the SEC in accordance with applicable federal securities Laws; (vi) any notice described in Section 5.12; and (viii) such other consents, authorizations, orders, filings, approvals and registrations that, if not obtained or made, would not reasonably be expected to result in a Company Material Adverse Effect.
          2.4 SEC Documents, Financial Statements.
               (a) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and other documents required to be filed or furnished by it with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2005 (all such forms, statements, certifications, reports and other documents filed or furnished by the Company with the SEC since such date, including all information included therein by reference, collectively, the “Company SEC Documents”). As of their respective filing dates, each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, supplemented or superseded by a Company SEC Document filed prior to the date hereof. To the Company’s knowledge, none of the Company SEC Documents is subject to ongoing SEC review or outstanding SEC comment. No subsidiary of the Company is required to file or furnish any forms, statements, certifications, reports or other documents with the SEC.

               (b) The financial statements of the Company, including the notes thereto, included in the Company SEC Documents (the “Company Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC), and (iii) fairly present in all material respects the consolidated financial condition and results of operations of the Company and its subsidiaries as of the respective dates and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). The Company does not intend to correct or restate, and there is not any basis to restate, any of the Company Financial Statements.
               (c) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and, to the knowledge of the Company, the statements contained in such certifications are true and correct. For purposes of the foregoing sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
               (d) Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or such subsidiary’s published financial statements or other of the Company SEC Documents.
               (e) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               (f) The Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the chief executive officer and chief financial officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.
               (g) Except as disclosed in the Company SEC Documents, since December 31, 2005, the Company has not received from its independent auditors any oral or written notification of a (i) “reportable condition,” or (ii) “material weakness” in the Company’s internal controls. For purposes hereof, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.
               (h) Except as indicated in Section 2.4(h) of the Company Disclosure Schedule or in the Form 10-K, neither the Company nor any of its subsidiaries has any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (iv) amounts owing as deferred purchase price for the purchase of any property, or (v) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iv) above of any other Person (collectively, “indebtedness”).
          2.5 Absence of Certain Changes. Since December 31, 2007 (the “Company Balance Sheet Date”), the Company and its subsidiaries have conducted their respective businesses only in the ordinary course of business and there has not occurred: (i) any Company Material Adverse Effect, (ii) any acquisition, sale or transfer (including by license) of any material asset by the Company or any of its subsidiaries, (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation or write-down by the Company of any of its or any of its subsidiaries’ assets, (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the Company Capital Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of any Company Capital Stock, or any sale or issuance, or the authorization of any sale or issuance, of any Company Capital Stock or any other equity interest in the Company or any of its subsidiaries (other than the issuance of Company Common Stock pursuant to the valid exercise of properly granted Company Options), (v) any action to amend or change the Certificate of Incorporation or Bylaws of the Company, (vi) any negotiation or agreement by the Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement), or (vii) any material loss, damage or destruction to, or any material interruption in the use of, any material assets of the Company or any of its subsidiaries (whether or not covered by insurance).
          2.6 Absence of Undisclosed Liabilities.
               (a) Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than (i) those set forth or adequately provided for in the balance sheet (the “Company Balance Sheet”) and accompanying notes thereto included in the Company Financial Statements in the Form 10-K, (ii) those incurred in the ordinary course of business before, on or after the Company Balance Sheet Date and not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date that would not have a Company Material Adverse Effect, and (iv) those incurred in connection with the execution of this Agreement.
               (b) Section 2.6(b) of the Company Disclosure Schedule sets forth a list of the maximum amount of all expenses, costs or other fees (consisting of all accountant, attorney, financial advisor and investment banker fees, but excluding liabilities arising from the obligation to pay premiums for the D&O Policy) incurred or that may be incurred by the Company or any of its subsidiaries in connection with the execution of this Agreement and the transactions contemplated hereby (collectively, “Transaction Fees”). The Company has provided Parent copies of definitive and binding written agreements between the Company and each of such accountants, attorneys, financial advisors, investment bankers and all other professional services providers to whom Transaction Fees are or may become owing.
          2.7 Litigation. Except as listed in Section 2.7 of the Company Disclosure Schedule, there is no material private or governmental action, suit, proceeding, claim, arbitration, or any governmental or, to the knowledge of the Company, private investigation (each such action, suit, proceeding, claim, arbitration and investigation, a “Proceeding”), pending before any Governmental Entity or arbitral panel, foreign or domestic, or, to the knowledge of the Company, threatened against the Company, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Company Material Adverse Effect. There is no judgment, decree or order against the Company or any of its subsidiaries, or, to the knowledge of the Company, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Company Material Adverse Effect. Section 2.7 of the Company Disclosure Schedule also lists, to the Company’s knowledge, all litigation that the Company or any of its subsidiaries has pending as of the Execution Date.
          2.8 Governmental Authorization. The Company and each of its subsidiaries has obtained each federal, state, county, local, tribal or foreign governmental consent, license, permit, grant, franchise, variance, exemption or other authorization of a Governmental Entity (i) pursuant to which the Company or any of its subsidiaries currently operates or holds any interest in any of its properties, or (ii) that is required for the operation of the Company’s or any of its subsidiaries’ business or the holding of any such interest, in each case subject to such exceptions as would not reasonably be expected to have a Company Material Adverse Effect ((i) and (ii) herein collectively called the “Company Authorizations”), and all of such Company Authorizations are in full force and effect.
          2.9 Title to Personal Property. The Company and each of its subsidiaries has good and valid title to or, with respect to leased personal property and assets, valid and enforceable leasehold interests in, all of their respective material personal properties, interests in material personal properties and material assets reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date, each of which properties and assets having an individual book value of $100,000 or above are listed on Section 2.9 of the Company Disclosure Schedule (except Intellectual Property and any properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as (individually and collectively) do not and will not in any material respect detract from or interfere with the value or use of the properties subject thereto or affected thereby, or otherwise in any material respect impair business operations involving such properties, (iii) liens securing indebtedness which is reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Company Material Adverse Effect. The material plants, property and equipment of the Company and its subsidiaries that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear, except where the failure to be in good operating condition or repair would not have a Company Material Adverse Effect.
          2.10 Intellectual Property.
               (a) The Company and its subsidiaries own (free and clear of all liens and encumbrances, other than non-exclusive licenses granted in the ordinary course of business), or are licensed or have valid rights to use (or otherwise possess legally enforceable rights to use), and after the Effective Time the Surviving Corporation will so own or be licensed or have valid rights to use, (i) all U.S., international and foreign patents, patent applications, reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof, (ii) all trade secrets, know how, rights in data or databases, inventions and proprietary information, (iii) all copyrights (whether registered or unregistered and whether or not relating to a published work), copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trade names, fictitious business names, trade dress, logos, registered Internet domain names, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, and (vii) any equivalent rights to any of the foregoing throughout the world (collectively, “Intellectual Property”) that is used or necessary for the conduct of the business of the Company and its subsidiaries as currently conducted by the Company and its subsidiaries and, except as set forth in Section 2.10(f) of the Company Disclosure Schedule, none of the Intellectual Property of the Company or its subsidiaries is subject to any outstanding judicial order, decree, judgment or stipulation or agreement materially restricting the licensing, assignment, transfer, use or conveyance thereof by the Company or the applicable subsidiary; in each case subject to such exceptions as would not reasonably be expected to have a Company Material Adverse Effect.
               (b) Neither the Company nor its subsidiaries has granted any exclusive licenses or other exclusive rights under its Intellectual Property to any third party.
               (c) Section 2.10(c) of the Company Disclosure Schedule lists:
                    (i) all issued patents, all registered trademarks, all registered trade names, all registered service marks, all registered copyrights, all registered maskworks, and all pending applications relating to any of the foregoing included in the Intellectual Property owned by the Company or any of its subsidiaries (“Company Registered Intellectual Property”), including the jurisdictions in which each such Company Registered Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed,
                    (ii) all material licenses, sublicenses and other Contracts as to which the Company or any of its subsidiaries is a party and pursuant to which any Person is authorized to use any material Intellectual Property owned by the Company or any of its subsidiaries, and
                    (iii) all licenses, sublicenses and other Contracts as to which the Company or any of its subsidiaries is a party and pursuant to which the Company or any of its subsidiaries is authorized to use any material third party Intellectual Property, other than end-user licenses entered into in the ordinary course of business relating to off-the-shelf “shrink-wrap” software (“Third Party Intellectual Property Rights”).
               None of the Company Registered Intellectual Property has been adjudged invalid or unenforceable, and the Company has no knowledge of any information or facts that would render any Company Registered Intellectual Property invalid or unenforceable or would adversely affect any pending applications, except as set forth on Section 2.10(f) of the Company Disclosure Schedule. There are no pending adversarial proceedings challenging the validity or enforceability of such registrations or applications, except that any pending applications are the subject of normal examination proceedings by the USPTO and/or corresponding foreign patent offices, except as set forth on Section 2.10(f) of the Company Disclosure Schedule.
               (d) To the Company’s knowledge, there is no, nor has there been any unauthorized use, disclosure, infringement or misappropriation of any material Intellectual Property rights of the Company or any of its subsidiaries by any third party, including any current or former employee or consultant of the Company or any of its subsidiaries. There are no pending adversarial proceedings involving the Company or any of its subsidiaries with respect to any Intellectual Property rights of the Company or its subsidiaries or any Intellectual Property that is exclusively licensed to the Company or any of its subsidiaries, except that any pending applications are the subject of normal examination proceedings by the USPTO and/or corresponding foreign patent offices. Neither the Company nor any of its subsidiaries has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Intellectual Property of the

Company or its subsidiaries or any Intellectual Property that is exclusively licensed to the Company or any of its subsidiaries.
               (e) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not cause the material breach, modification, cancellation, forfeiture, termination, or suspension of, or acceleration of any payments with respect to, any license, sublicense or other agreement described in Section 2.10(c)(ii) or 2.10(c)(iii).
               (f) All patents and registered trademarks, registered service marks and registered copyrights held by the Company or any of its subsidiaries are subsisting and in force and effect. Neither the Company nor any of its subsidiaries are infringing (either through the conduct of its business or by the design, development, manufacturing, marketing, licensing, use or sale of its products and services) any license, patent, copyright, service mark, trademark, trade name, trade secret or other Intellectual Property of any other Person or third party, nor do any such actions violate any right of any Person (including any right of privacy or publicity) or constitute unfair trade or competition. Neither the Company nor any of its subsidiaries has received any written notice or other written communication of any actual, alleged, possible or potential infringement of any Intellectual Property owned or licensed to any other Person or third party or any violation of any other rights of any other Person (including any right of privacy or publicity) or any unfair trade or competition. There are no pending adversarial Proceedings, nor has the Company or any of its subsidiaries received any written notice, with respect to (i) any alleged infringement by the Company or its subsidiaries of any Third Party Intellectual Property Rights, (ii) any alleged unfair competition or trade practices by the Company or its subsidiaries, or (iii) any challenge of any Company Registered Intellectual Property, except as set forth on Section 2.10(f) of the Company Disclosure Schedule. Neither the Company nor any of its subsidiaries has been sued or threatened in writing to be sued in any Proceeding that involves a claim of infringement or violation of any Intellectual Property of any third party. Neither the Company nor any of its subsidiaries has brought any Proceeding for infringement of Intellectual Property of the Company or any of its subsidiaries or breach of any license or agreement involving Intellectual Property of the Company or any of its subsidiaries against any third party.
               (g) The Company has secured written assignments, from all consultants and employees who contributed to the creation or development of the Intellectual Property of the Company or its subsidiaries embodied in the Products, of the rights to such contributions that the Company does not already own by operation of Law. To the extent that any third party has been retained to develop or create Intellectual Property for the Company or any of its subsidiaries, the Company or such subsidiary has obtained either (i) ownership of such Intellectual Property or (ii) a license thereto sufficient for the current conduct of its business. As used in this Agreement, “Products” shall mean products of the Company and its subsidiaries marketed, sold or distributed by the Company or its subsidiaries during the thirty-six (36) month period immediately preceding the Closing Date.
               (h) The Company and its subsidiaries have taken reasonable and appropriate steps to protect and preserve the proprietary nature of its material Intellectual Property and to maintain in confidence trade secrets and confidential information comprising a part thereof (“Confidential Information”), including obtaining, when appropriate in connection with the disclosure of such Confidential Information to a third party, a written confidentiality agreement between the Company and such third party, all of which are substantially in the form of the form of confidentiality agreement provided to Parent by the Company.
                    (i) Section 2.10(c) of the Company Disclosure Schedule identifies the status of the Company’s patent and trademark applications.
                    (j) Neither the Company nor any of its subsidiaries has incorporated any “open source” software into any of the Products in a manner that requires the Company to provide public disclosure or general availability of the source code for such Products (other than the unmodified version of such “open source” software itself and immaterial portions of source code of such Products designed to interface other portions of such Products with such “open source” software). Neither the Company nor any of its subsidiaries has published the source code of any of the Products in the public domain. No software Product or portion of any software Product is subject to the GNU Public License, Lesser GNU Public License or Mozilla Public License or any similar “open source” license.
                    (k) The Company and its subsidiaries maintain reasonable electronic data protection and back-up systems to protect and maintain the integrity and prevent the loss of critical data, information, developments, inventions, source code or other proprietary or confidential information developed by the Company or its subsidiaries.
                    (l) Except as described in Section 2.10(l) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person; none of the Intellectual Property of the Company or any of its subsidiaries is required to be licensed under any agreement with such organizations; and none of the Intellectual Property of the Company or any of its subsidiaries has been submitted to any licensing entity, standards body or representative thereof for a determination of essentiality to or inclusion in an industry standard, nor has any request been made therefor by a third party. The Company and its subsidiaries are in material compliance with all rules and regulations of any organization identified in Section 2.10(l) of the Company Disclosure Schedule.
                    (m) Neither the Company nor any of its subsidiaries is obligated to indemnify, defend, hold harmless or reimburse any other Person with respect to, and has not otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential infringement of Intellectual Property of any Person.
                    (n) Neither the execution or performance of this Agreement, nor the Merger or any of the other transactions contemplated hereby, will result in: (i) Parent’s or the Surviving Company’s granting or being obligated to grant to any third party any right to any Intellectual Property Right owned by, or licensed to, either Parent or the Surviving Company; (ii) either Parent’s or the Surviving Company’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (iii) either Parent’s or the Surviving Company’s being contractually obligated to pay any royalties or other amounts to any third party in excess of those obligated to be payable by the Surviving Company prior to the Closing Date.
                    (o) To the knowledge of the Company, no software Product contains any material bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such software Product or any Product using, containing or including such software Product.
                    (p) No software Product contains any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.
               2.11 Environmental Matters. Neither the Company nor any of its subsidiaries is, or at any time has been, in violation of any Environmental Laws, where such violation (individually or collectively with all other such violations) has had or would be reasonably likely to have a Company Material Adverse Effect. No material expenditures are currently required or anticipated by the Company to be required in order to comply with any such Environmental Laws. As used herein, “Environmental Laws” means all Laws governing, regulating or otherwise affecting the environment, or occupational health or safety, including the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Toxic Substances Control Act and their state and local counterparts. The term “Hazardous Materials” means the existence in any form of polychlorinated biphenyls, asbestos or asbestos containing materials, urea formaldehyde foam insulation, oil, gasoline, petroleum, petroleum products and petroleum-derived substances (other than in vehicles operated in the ordinary course of business), pesticides and herbicides, and any other chemical, material or substance regulated under any Environmental Laws. To the knowledge of the Company, the Company and its subsidiaries has operated all facilities and properties owned, leased or operated by it in material compliance with the Environmental Laws; and no Hazardous Materials have been stored, used, disposed of, treated, released or discharged by the Company or any of its subsidiaries in material violation of Environmental Laws. Neither the Company nor any of its subsidiaries has received any notice from any Governmental Entity claiming any material violation of any Environmental Law, or requiring any material work, repairs, construction, investigation, alterations, noise reduction, cleanup or installation, that has not been fully complied with; and neither the Company nor any of its subsidiaries has received any notice claiming that a release of Hazardous Materials has occurred or exists on, in or under any facility or property owned, leased or operated currently or in the past by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has in its possession any reports of environmental consultants relating to the properties of the Company or its subsidiaries.
               2.12 Taxes.

                    (a) The Company and each of its subsidiaries has timely filed all material Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other material Taxes are payable by the Company or any subsidiary with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in the Company Financial Statements or amounts payable with respect to periods or portions of periods after the Company Balance Sheet Date. The Company and each of its subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto. Neither the Company nor any subsidiary has any material liability for unpaid Taxes accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course of business. There are no liens for Taxes on the properties of the Company or any of its subsidiaries, other than liens for Taxes not yet due and payable.
                    (b) No Tax Returns of the Company or any of its subsidiaries have been audited. The Company has delivered or made available to Parent correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by the Company or any of its subsidiaries for the last five (5) years. Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.
                    (c) Neither the Company nor any of its subsidiaries is a party to or bound by any tax indemnity agreement, tax sharing agreement, tax shelter vehicle or similar Contract. Except as indicated in Section 2.12(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership or “disregarded entity” for United States federal income tax purposes.
                    (d) Neither the Company nor any of its subsidiaries is obligated under any agreement, Contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Sections 162(m) or 280G of the Code.
                    (e) Neither the Company nor any of its subsidiaries has been or, to its knowledge, will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger other than any such adjustments required as a result of the Merger. Neither the Company nor any of its subsidiaries has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither the Company nor any of its subsidiaries has engaged in a “reportable transaction” within the meaning of the Treasury Regulations under Section 6011 of the Code. Neither the Company nor any of its subsidiaries is currently or has been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

                    (f) Neither the Company nor any of its subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the date of this Agreement.
                    (g) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person, or as a result of any express or implied obligation to indemnify any other Person. As used herein, “Tax Return” shall mean any return, statement, report or form (including estimated tax returns and reports, withholding tax returns and reports and information reports and returns) filed or required to be filed with respect to Taxes, including any amendments thereto.
               2.13 Employee Benefit Plans.
                    (a) The following terms shall be defined as follows:
                         (i) “Defined Benefit Plan” shall mean a plan described in Section 3(35) of ERISA that is subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.
                         (ii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
                         (iii) “Member of the Controlled Group” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.
                         (iv) “Multiemployer Plan” shall mean a Defined Benefit Plan described in Section 3(37) of ERISA.
                    (b) Section 2.13(b) of the Company Disclosure Schedule lists (i) all material “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, in each case that the Company or any Member of the Controlled Group maintains, to which any of them contributes, or for which any of them has any obligation or liability (collectively, the “Plans”).
                    (c) None of the Plans is a Defined Benefit Plan, and neither the Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.
                    (d) None of the Plans is a Multiemployer Plan, and neither the Company nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.
                    (e) Except as set forth on Section 2.13(e) of the Company Disclosure Schedules, the Company does not maintain or contribute to any Plan that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA, or similar provisions of any other applicable Law.
                    (f) Each Plan that is an “employee benefit plan,” as defined in Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by any and all Laws, orders or governmental rules and regulations currently in effect and applicable to the Plan, including ERISA and the Code.
                    (g) All reports, forms and other documents required to be filed with any Governmental Entity or furnished to employees, former employees or beneficiaries with respect to any Plan (including summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate, except for those instances that, either individually or in the aggregate, would not have a Company Material Adverse Effect.
                    (h) Each Plan that is intended to be qualified under Section 401(a) of the Code (and any related trust intended to be exempt from tax under Section 501(a) of the Code) is the subject of a favorable determination letter by the Internal Revenue Service (“IRS”), or the plan sponsor is entitled to rely on a favorable advisory or opinion letter issued with respect to such plan document in accordance with IRS Announcement 2001-77 (or subsequent official IRS guidance). Each applicable Plan has been administered in substantial compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation enacted through the date hereof. To the knowledge of the Company, nothing has occurred since the date of the IRS’s favorable determination letter (or opinion letter, if applicable) that would adversely affect the qualification of such Plan or the tax exempt status of its related trust.
                    (i) All employer contributions required to be made to the Plans by the Company for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been timely made in accordance with the terms of the Plans and applicable Law prior to the Closing Date by the Company or have been reserved against on the Company Financial Statements.
                    (j) All insurance premiums required to be made by the Company with regard to the Plans through the Closing Date have been or will have been paid in full prior to the

Closing Date, subject only to normal retrospective adjustments in the ordinary course, except for those instances that, either individually or in the aggregate, would not have a Company Material Adverse Effect.
                    (k) Except as otherwise provided in this Agreement or set forth on Section 2.13(k) of the Company Disclosure Schedules, the consummation of the Merger will not (in and of itself) entitle any employee of the Company to any material severance pay or material acceleration of the time of payment or vesting of any compensation or benefits from the Company or trigger any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, or materially increase the amount payable or trigger any other material obligation pursuant to, any Plan.
                    (l) No Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company or any Member of the Controlled Group is a party has been operated in a manner that fails to comply with the requirements of Sections 409A(a)(2), (a)(3), and (a)(4) by its terms and the applicable provisions of IRS Notice 2005-1, except for those instances that, either individually or in the aggregate, would not have a Company Material Adverse Effect, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Plan, employment agreement, or other contract, plan, program, agreement, or arrangement.
                    (m) Except as set forth on Section 2.13(m) of the Company Disclosure Schedules, with respect to each Plan: (i) to the Company’s knowledge, no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available; (ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or to the knowledge of the Company, threatened or imminent against or with respect to the Plan, the Company or any Member of the Controlled Group that is participating (or that has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Plan; (iii) neither the Company, nor to the Company’s knowledge, any fiduciary has any knowledge of any facts that could give rise to any such action or claim; and (iv) it provides that it may be amended or terminated at any time. None of the Plans will be subject to any surrender fees, market value adjustment, deferred sales charges, commissions, or other fees or charges upon termination other than the normal and reasonable administrative fees associated with their amendment, transfer or termination.
                    (n) Neither the Company nor, to the knowledge of the Company, any Member of the Controlled Group has any material liability or is, to the knowledge of the Company, threatened with any material liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.
                    (o) All of the Plans, to the extent applicable, are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

                    (p) True, correct and complete copies of each Plan listed in the Company Disclosure Schedule, and, pertaining to each Plan, to the extent applicable, (i) all amendments thereto and all related trust documents, administrative service agreements, group annuity Contracts, group insurance Contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) all IRS determination, opinion, notification and advisory letters; (iii) all material written communications to any employee or employees relating to any Plan and any proposed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to the Company or any of its subsidiaries received by employees in the last three (3) years; (iv) all correspondence to or from any governmental agency relating to any Plan since January 1, 2005; (v) nondiscrimination test reports for each applicable Plan for the last three (3) years; and (vi) all reports, forms and other documents required to be filed with any Governmental Entity in the last three (3) years (including Forms 5500 and summary annual reports for all plans subject to ERISA) have been delivered or made available to Parent. There are no negotiations, demands or proposals that are pending that concern matters now covered, or that would be covered, by the type of agreements that are considered Plans required to be listed in Section 2.13(b) of the Company Disclosure Schedule.
                    (q) Neither the Company nor any Member of the Controlled Group has, prior to the Effective Time and in any material respect, violated any of the requirements of the Family and Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.
               2.14 Certain Agreements Affected by the Merger. Except as set forth on Section 2.14 of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including any severance, unemployment compensation, golden parachute or bonus payment) becoming due to any director, officer, agent or employee of the Company or any of its subsidiaries or any other third party (e.g. a landlord, vendor or customer of the Company), (ii) materially increase any benefits otherwise payable by the Company or any of its subsidiaries to their respective employees or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
               2.15 Employee Matters.
                    (a) The Company and each of its subsidiaries are in compliance in all material respects with all currently applicable Laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance with such Laws and practices or the engagement in unfair labor practices has not had and would not be reasonably expected to have a Company Material Adverse Effect. The Company and each of its subsidiaries have in all material respects withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to their respective employees; and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor its subsidiaries is a party to any Contract with a customer that requires the Company to give preferential treatment to any Person with respect to offers of employment or continued employment with the Company or any of its subsidiaries.
                    (b) To the Company’s knowledge, neither the Company nor any of its subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company or any of its subsidiaries under any workers’ compensation plan or policy or for long term disability that are not covered by insurance. Neither the Company nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except obligations that would not have a Company Material Adverse Effect. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in a Proceeding against the Company or any of its subsidiaries before any Governmental Entity except for such Proceeding that would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union Contract, nor does the Company know of any activities or proceedings of any labor union or organization of any such employees.
                    (c) To the Company’s knowledge, no employees of the Company or its subsidiaries are in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its subsidiaries because of the nature of the business conducted by the Company or its subsidiaries or to the use of trade secrets or proprietary information of others. No employees that are considered key to the operations or the business of the Company or any of its subsidiaries have given notice to the Company or its subsidiaries.
               2.16 Insurance. The Company has made available to Parent all material policies of insurance for the Company and each of its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance with the terms of such policies and bonds except for any noncompliance that would not jeopardize coverage under such policies or bonds. The Company does not have knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
               2.17 Compliance With Laws; Credit Card Association Rules.
                    (a) Each of the Company and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to any Law with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as has not had and would not be reasonably expected to have a Company Material Adverse Effect.
                    (b) The Company holds and is not in violation of any Company Authorizations necessary for the Company and its subsidiaries to own, lease or operate its properties and assets and to carry on its business as presently conducted. No suspension, cancellation, modification, revocation or nonrenewal of any Company Authorization is pending or, to the knowledge of the Company, threatened. Except as set forth in Section 2.17(b) of the Company Disclosure Schedule, the Surviving Corporation will continue to have the use and benefit of all Company Authorizations following consummation of the Merger. Other than those Company Authorizations that any employee, officer, director, shareholder or agent is specifically required by any Governmental Entity to personally hold, no Company Authorization is held in the name of any employee, officer, director, shareholder, agent or otherwise on behalf of the Company or its subsidiaries. There are no Company Authorizations for any jurisdiction where the Company or its subsidiaries currently do not conduct any business.
                    (c) Each of the Company and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to any rules or regulations imposed by any credit card association with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as has not had and would not be reasonably expected to have a Company Material Adverse Effect.
               2.18 Brokers’ and Finders’ Fees. Except for its engagement letter with Deutsche Bank AG dated January 31, 2008 as amended on June 13, 2008 and its engagement letter with Alpine Advisors LLC dated January 30, 2008 as amended on June 12, 2008, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby. The Company has furnished to Parent accurate and complete copies of all agreements under which any such finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges have been paid or may become payable to, and all indemnification and other agreements related to the engagement of Deutsche Bank AG and Alpine Advisors LLC.
               2.19 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting in favor of the adoption of this Agreement and the transactions contemplated hereby (the “Requisite Stockholder Approval”) is the only vote of the holders of any of the Company Capital Stock necessary to approve this Agreement and the transactions contemplated hereby under applicable Law and the Certificate of Incorporation and Bylaws of the Company.
               2.20 Board Approval. The Board of Directors of the Company has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, and (iii) resolved to recommend that the stockholders of the Company approve this Agreement and the Merger and the transactions and actions contemplated hereby (such recommendation, the “Company Board

Recommendation”) and (iv) directed that this Agreement be submitted to the stockholders of the Company for their adoption.
               2.21 Customers and Suppliers.
                    (a) Section 2.21 of the Company Disclosure Schedule lists each customer of the Company and the related Contracts from whom the Company generated at least $50,000 in gross revenue during the fiscal year ended December 31, 2007; and no such customer and no supplier of the Company or any of its subsidiaries has canceled or otherwise terminated or made any written threat to the Company or any of its subsidiaries to cancel or otherwise terminate its relationship with the Company or any of its subsidiaries, or at any time on or after the Company Balance Sheet Date has decreased materially its services or supplies to the Company or any of its subsidiaries in the case of any such supplier, or its usage of the services or products of the Company in the case of such customer, and to the Company’s knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or any of its subsidiaries or to decrease materially its services or supplies to the Company or any of its subsidiaries or its usage of the services or products of the Company or any of its subsidiaries, as the case may be. Neither the Company nor any of its subsidiaries has breached in any material respect any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company or any of its subsidiaries. The Company is current on all commission payments to which its customers may be entitled and there are no outstanding disputes, disagreements or unresolved claims between the Company and its customers with respect to such commission payments.
                    (b) No director, officer or other affiliate of the Company or any of its subsidiaries has or has had, directly or indirectly, any economic or beneficial interest (other than in his or her role as director or officer of the Company or any of its subsidiaries or as the holder of any Company Common Stock) in any customer or supplier of the Company or any of its subsidiaries.
               2.22 Contracts.
                    (a) Except for (i) those Contracts listed in Section 2.22(a) of the Company Disclosure Schedule, indicating for each Contract the applicable sub-section of this Section 2.22(a), or (ii) filed as exhibits to the Company SEC Documents (such Contracts, together with the Contracts listed in Section 2.10(c), Section 2.13(b) and Section 2.21 of the Company Disclosure Schedule, being collectively referred to herein as the “Material Contracts”) neither the Company nor any of its subsidiaries is a party to or bound by:
                         (i) any distributor, sales, agency or manufacturer’s representative, consulting or technology sharing arrangements involving in the case of any such Contract or arrangement payments of more than (or that could reasonably be expected to be more than) $100,000 over any twelve (12) consecutive month period;
                         (ii) any continuing Contract with vendors for the purchase of materials, supplies, equipment or services involving in the case of any such Contract payments of more than $100,000 over any twelve (12) consecutive month period;

                         (iii) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money or indebtedness, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
                         (iv) any Contract for capital expenditures in excess of $100,000 in the aggregate;
                         (v) any Contract limiting, or purporting to limit, in any material respect, the freedom of the Company or its subsidiaries or affiliates at any time to engage in any line of business, to acquire any product or asset from any other Person outside the ordinary course of business, to sell any product or asset to, or to perform any service for, any Person outside the ordinary course of business, or to compete with any other Person, including any Contract providing for exclusivity or any similar requirement, granting to the other party “most favored nation” terms, or which could limit in any material respect the freedom of the Surviving Corporation to continue the development, manufacture, marketing or distribution of the Company’s products and services or operation of the Company’s business after the Effective Time in substantially the same manner as the Company as of the Execution Date;
                         (vi) any confidentiality, secrecy or non-disclosure Contract that, individually, materially affects or could be reasonably anticipated to materially affect the business or operations of the Company or its subsidiaries;
                         (vii) any Contract pursuant to which the Company or any of its subsidiaries is a lessor of real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other tangible personal property involving in the case of any such tangible personal property contact more than $100,000 over the life of the Contract;
                         (viii) any Contract with any Person with whom the Company does not deal at arm’s length, including any affiliate of the Company or any of its subsidiaries;
                         (ix) any Contract that provides for the indemnification of any officer, director, employee or agent outside of the ordinary course of business;
                         (x) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;
                         (xi) any Contract pursuant to which any bank or financial institution provides or supplies vault cash to the Company or any of its subsidiaries;
                         (xii) any Contract with an armored car carrier;
                         (xiii) any joint venture, partnership or joint research and development Contract;

                         (xiv) any Contract the terms of which materially change upon the occurrence of the Merger or a change of control or any Contract that impairs or reduces the Company’s rights, accelerates or increases the Company’s obligations, or gives any party thereto other than the Company the right to terminate the Contract upon the occurrence of the Merger or a change of control, which change, impairment, reduction, acceleration, increase or termination would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; or
                         (xv) any other Contract that is a material Contract to the Company or its subsidiaries.
                    (b) Neither the Company nor its subsidiaries is a party to any Contract with a customer of the Company that: (i) incorporates by reference all or any portion of such customer’s request for proposal (i.e. “RFP”) or the Company’s response to such RFP, or (ii) is terminable by the customer upon providing thirty (30) days or less prior notice to the Company.
               2.23 No Breach of Material Contracts. All Material Contracts are in the written form previously provided to Parent, and all unexecuted versions of such Material Contracts that have been previously provided to Parent are complete and accurate versions of the executed versions of such Material Contracts. Except for such Material Contracts that remain executory, each of the Company and its subsidiaries has performed all of the material obligations required to be performed by it as of the Execution Date and is entitled to all benefits under, and, to the Company’s knowledge, is not alleged to be in material breach or default in respect of any Material Contract. Each of the Material Contracts is in full force and effect (except for those Material Contracts that expire after the Execution Date in accordance with their terms as of the Execution Date) and enforceable against the other party thereto, unamended except as provided to Parent, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or its subsidiaries or, to the Company’s knowledge, with respect to the other contracting party, that, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract or would give any Person the right to exercise any remedy, or the right to any rebate, chargeback, refund, penalty or change in delivery schedule, except to the extent as would not be reasonably expected to have a Company Material Adverse Effect.
               2.24 Third Party Consents. Section 2.24 of the Company Disclosure Schedule lists all Contracts that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time so that such Contracts may remain in full force and effect after the Closing.
               2.25 Real Property Leases.
                    (a) Neither the Company nor any of its subsidiaries owns or has owned any real property. Section 2.25(a) of the Company Disclosure Schedule sets forth a list of all leases, licenses or similar agreements to which the Company or any of its subsidiaries is a party, that are for the use or occupancy of real estate owned by a third party (“Leases”) (copies of which have previously been furnished to Parent), in each case, setting forth: (i) the lessor and lessee thereof and the commencement date and term of each of the Leases, and (ii) the street address or legal description of each property covered thereby (the “Leased Premises”). The Leases are in full force and effect in all material respects, enforceable against the other parties thereto, and have not been amended. Neither the Company nor any of its subsidiaries and, to the knowledge of the Company, no other party thereto, is in default or breach under any such Lease and the Company is not aware of any event that has occurred that, with the passage of time or the giving of notice or both, would cause a breach of or default of the Company or any of its subsidiaries under any of such Leases, except to the extent such default would not have a Company Material Adverse Effect. Either the Company or its subsidiaries have valid leasehold interests in each of the Leased Premises, which leasehold interest is free and clear of any liens, covenants and easements or title defects of any nature whatsoever.
                    (b) With respect to the Leased Premises,
                         (i) to the knowledge of the Company there are no pending or threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof,
                         (ii) to the knowledge of the Company, all improvements, buildings and systems on any such parcel are in good repair and safe for their current occupancy and use,
                         (iii) neither the Company nor any of its subsidiaries has subleased, licensed or otherwise granted to any party or parties the right of use or occupancy of any such parcel or any portion of any such parcel, and there are no parties (other than the Company and its subsidiaries) in possession of any such parcel or any portion of any such parcel,
                         (iv) to the knowledge of the Company, there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein, and
                         (v) all buildings and improvements located on each such parcel are supplied with utilities and other services necessary for their ownership, operation or use, currently or as currently proposed by the Company, and to the knowledge of the Company, all of these services are adequate in accordance with all applicable Laws, ordinances, rules and regulations.
               2.26 Certain Payments; Certain Receivables. None of the Company, any of its subsidiaries, or any officer, director, employee, agent or representative of the Company or any of its subsidiaries has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds that was incorrectly recorded on the books and records of the Company or any of its subsidiaries, unlawful payment from corporate funds to governmental, municipal or tribal officials in their individual capacities for the purpose of affecting their action or the actions of the tribe or jurisdiction that they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.
               2.27 Proxy Statement/Proxy. The information included or incorporated by reference in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company, on the date of any amendment of supplement to the Proxy Statement, at the time of the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Parent.
               2.28 Takeover Statutes. Assuming the accuracy of Parent’s representations in Section 3.7, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law (each, a “Takeover Statute”) is applicable to the Merger, except for such Laws as to which all necessary actions have been taken by the Company and its Board of Directors to render such Laws inapplicable to this Agreement and the transactions contemplated hereby and thereby and to permit the consummation of the Merger in accordance with the terms hereof.
               2.29 Government Contracts. Neither the Company nor any of its subsidiaries is or has been a party to or bound by any Contract or subcontract with any Governmental Entity.
               2.30 Company Products and Services. Each type of product and service sold, leased or delivered by the Company or any of its subsidiaries has been in conformity in all material respects with all applicable contractual commitments and all express warranties.
               2.31 Privacy and Data Security.
                    (a) Except as set forth in Section 2.31(a) of the Company Disclosure Schedule, the Company and its subsidiaries have in place policies and procedures to comply with, and have substantially complied with all applicable Laws, their respective privacy policies, and all material requirements under any Contracts to which the Company or its subsidiaries is a party relating to privacy, data security, and data protection, including (i) Title V of the Gramm Leach Bliley Act, 15 U.S.C. § 6801 et seq. (the “GLB Act”); (ii) applicable federal regulations implementing the GLB Act (including those codified at 16 CFR Part 313); (iii) the Interagency Guidelines Establishing Standards For Safeguarding Borrower Information published in final form on February 1, 2001; (iv) SB 1—The California Financial Privacy Act and the California Online Privacy Protection Act; (v) all other applicable foreign, federal, state and local laws, rules, regulations, and orders relating to the privacy and security of personal information, including the federal Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and similar state laws, and (vi) the Payment Card Industry Data Security Standards, in each of case (i)-(vi), as such may be amended, supplemented or succeeded from time to time (collectively “Privacy Regulation”), including with respect to the collection, storage, use, transfer, and disclosure of any personally identifiable information collected, stored, used, or held for use by the Company or its subsidiaries (“Personal Information”).
                    (b) The Company and its subsidiaries have taken all reasonable measures (and substantially all measures required by Privacy Regulations) and have implemented and shall maintain policies, practices and procedures to cause the Personal Information to be protected against unauthorized access, disclosure, use, modification, or other misuse or misappropriation, which policies, practices and procedures are (i) consistent with the

Payment Card Industry Data Security Standards and (ii) designed to meet the objectives of the Interagency Guideline Establishing Information Security Standards, published by the federal bank regulatory agencies, as amended from time to time. Company has not obtained an annual SAS 70 audit of the Company System. There is no Proceeding (including any audit or investigation) pending, or to the knowledge of the Company, threatened by any Person or any Governmental Entity involving the use, disclosure or transfer of any Personal Information by the Company or its subsidiaries, nor has the Company or its subsidiaries received any communication, written or oral, from any Governmental Entity regarding the use, storage, disclosure or transfer of any Personal Information. To the knowledge of the Company, no Privacy Regulation limits or prohibits the transfer of the Personal Information to Parent or its subsidiaries or otherwise limits Parent or its subsidiaries from succeeding to all rights and privileges of the Company and its subsidiaries with respect to such Personal Information. Except as set forth in Section 2.31(b) of the Company Disclosure Schedule, no Person has obtained unauthorized access to Personal Information stored on the computer systems owned or operated by the Company or its subsidiaries, nor has there been any other unauthorized acquisition of material computerized data of the Company or its subsidiaries that has compromised the security, confidentiality or integrity of any such Personal Information.
                    (c) The Company requires employees and contractors that access Personal Information or any network of the Company to satisfy a background investigation that it deems reasonable.
               2.32 Fairness Opinion. The Company has been advised by its financial advisor, Deutsche Bank Securities Inc., that in such advisor’s opinion, as of the Execution Date, the consideration to be received by the stockholders of the Company in connection with the Merger is fair from a financial point of view, to the stockholders of the Company, a written copy of which opinion shall be delivered to Parent solely for informational purposes within two (2) business days following the Execution Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
               3.1 Organization, Standing and Power. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of organization. Each of Parent and Merger Sub has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Parent Material Adverse Effect. Parent is the owner of all outstanding shares of capital stock or other equity interests of Merger Sub.
               3.2 Authority.

                    (a) Parent and Merger Sub each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, as applicable.
                    (b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them by the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, or (ii) any material mortgage, indenture, lease, Contract or other permit, concession, franchise, license, judgment, order, decree or Law applicable to Parent, Merger Sub or their respective properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not have had and would not be reasonably expected to have a Parent Material Adverse Effect.
                    (c) Except as otherwise would not have a Parent Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.2, (ii) any filings as may be required under applicable federal, state and local securities Laws and the securities Laws of any foreign country, and (iii) such filings as may be required under HSR and any other applicable antitrust or anti-competition Laws of any foreign country.
               3.3 Board and Stockholder Approval. The Board of Directors of Parent has approved this Agreement. No action is necessary on the part of the stockholders of Parent in connection with this Agreement or the Merger.
               3.4 Proxy Statement/Proxy. The information relating to Parent that is provided by Parent in writing for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the Effective Time, as amended or supplemented at such time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company or relating to the Company that is contained in the Proxy Statement.

               3.5 Funds. Parent and Merger Sub, as of the Effective Time, will have sufficient funds to consummate the Merger and the other transactions contemplated hereby in accordance with the terms set forth herein and to perform their respective obligations hereunder.
               3.6 Litigation. As of the Execution Date, there is no material private or governmental Proceeding pending before any Governmental Entity or arbitral panel, foreign or domestic, or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to materially impair the ability of the Parent and Merger Sub to perform on a timely basis their obligations under this Agreement. As of the Execution Date, there is no judgment, decree or order against Parent or any of its subsidiaries, or to the knowledge of Parent, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.
               3.7 No Ownership Interest. Neither Parent nor Merger Sub owns, beneficially or of record, any shares of Company Common Stock and (ii) neither Parent nor Merger Sub within the last three years has owned, beneficially or of record, 15% or more of the outstanding Company Common Stock in the aggregate.
               3.8 No Knowledge of Impaired Ability to Consummate. As of the Execution Date, neither Parent nor Merger Sub has knowledge of any fact or circumstances that are specific to Parent or Merger Sub, and do not pertain to or involve the Company, that Parent reasonably believes as of the Execution Date would prevent Parent or Merger Sub from fulfilling their material obligations under this Agreement and completing the transactions contemplated hereby.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
               4.1 Conduct of Business of the Company. From the Execution Date through the earlier of the termination of this Agreement or the Effective Time, the Company shall (except as otherwise consented to in writing by Parent) carry on its business, and cause its subsidiaries to carry on their respective businesses, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all legal requirements and the requirements of all of the Material Contracts. The Company and its subsidiaries shall each use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and key employees and to preserve their relationships with customers, suppliers, distributors, licensors, licensees and others with whom they have business dealings.
               4.2 Restriction on Conduct of Business of the Company. From the Execution Date through the earlier of the termination of this Agreement or the Effective Time, except as permitted by the terms of this Agreement, or as otherwise consented to in writing by Parent, the Company shall not do, cause or permit any of the following, with respect to itself or any of its subsidiaries:

                    (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;
                    (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (except for dividends or other distributions by any subsidiary only to the Company or any direct or indirect wholly owned subsidiary of the Company) or pay in kind in the form of shares of capital stock any amounts owing under the Convertible Notes; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements in effect on the Execution Date providing for the repurchase of shares in connection with any termination of service to the Company;
                    (c) Stock Option Plans. Except as required by written contractual agreements existing as of the Execution Date and provided to Parent prior to the date hereof, accelerate, amend or change the period of exercisability or vesting of options, securities or other rights granted under the Company Stock Option Plans or authorize cash payments in exchange for any options or other rights granted under any of the above;
                    (d) Material Contracts. Enter into, terminate or breach any material Contract or commitment, terminate or dissolve any joint venture or partnership, or amend or otherwise modify or waive any of the terms of any of its material Contracts; provided that in no event shall the Company or any of its subsidiaries enter into any Contract, commitment or agreement (i) that grants any Person exclusive rights or “most favored party” rights of any type or scope, (ii) that provides any Person with equity, as compensation or otherwise, (iii) that contains any non-competition clauses or other material restrictions relating to its or any of its affiliates’ business activities, or (iv) that is not terminable by the Company upon 30 days prior written notice except in the case of this clause (iv) for Contracts, commitments or agreements as to which Parent has provided its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned);
                    (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options issued and outstanding on the Execution Date as described in Section 2.2;
                    (f) Intellectual Property. Transfer, license or otherwise convey to any Person any of its Intellectual Property or any rights to its Intellectual Property, other than in the ordinary course of business (which, without limiting the generality of the foregoing, shall not include any exclusive transfers, licenses or other conveyances) where such transfer, license or conveyance would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect;

                    (g) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to the Company’s business, taken as a whole (for the avoidance of doubt, the Company’s check cashing, check verification and check warranty business shall be deemed to be material to the Company’s business);
                    (h) Indebtedness. Incur any indebtedness for borrowed money under existing credit lines or otherwise, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
                    (i) Leases. Enter into any material operating lease;
                    (j) Payment of Obligations. Pay, discharge, waive, settle or satisfy, except in the ordinary course of business for amounts that, together with related amounts, are not in excess of $100,000, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), except for payment of legal, accounting and banking fees in connection with this Agreement and the transactions contemplated hereunder in the amounts set forth in Section 2.6(b) of the Company Disclosure Schedule;
                    (k) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business in amounts that, together with all other such expenditures, additions and improvements, are (A) not in excess of $100,000 (excluding expenditures described in clause (3) below), (2) involve the capitalization of product development costs in the ordinary course of business, or (3) involve the purchase of automated teller machine hardware at an aggregate cost to the Company of not more than $165,000;
                    (l) Other Expenses. Except in the ordinary course of business, commit to or incur any other expenses (excluding discharge of indebtedness that is addressed in (j) above and capital expenditures that are addressed in (k) above) in an amount in excess of $100,000, and except for payment of legal, accounting and banking fees in connection with this Agreement and the transactions contemplated hereunder in the amounts set forth in Section 2.6(b) of the Company Disclosure Schedule;
                    (m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;
                    (n) Termination or Waiver. Terminate or waive any right of any material value to the Company;
                    (o) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any Plan (or any plan or arrangement that would be a Plan if in effect on the Execution Date) or any other employee benefit or stock purchase or option plan, except as required under ERISA or as necessary to maintain the qualified status of such plan under the Code; hire any new officer level employee or any other employee outside the ordinary course of business; increase the compensation (including salary, bonuses, commission and all other forms of remuneration) of any employee, officer, director, consultant or contractor; or grant any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director, consultant or contractor;
                    (p) Severance Arrangements. Grant any severance or termination pay to any director, officer or any employee, except for payments made pursuant to the Company’s existing written severance policies and written agreements outstanding on the Execution Date and disclosed to Parent prior to the date hereof in Section 2.13(b) of the Company Disclosure Schedule;
                    (q) Lawsuits. Commence a lawsuit, other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;
                    (r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company’s business, taken as a whole;
                    (s) Taxes. Other than as required by GAAP or other applicable Law or regulation, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Tax;
                    (t) Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by GAAP; or
                    (u) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (t) above or otherwise take any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its obligations hereunder.
               4.3 Acquisition Proposals.
                    (a) Except as expressly permitted by this Section 4.3, from the Execution Date until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, the Company shall not, and the Company shall not permit or authorize any of its subsidiaries or any of the officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives (collectively, “Representatives”) of the Company or its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the making, submission or announcement of any Takeover Proposal, or (ii) other than with respect to Parent, Merger Sub or their Representatives, engage in, continue or otherwise participate in any negotiations or discussions regarding, disclose any information or data relating to, or afford access to the properties, books or records of the Company or any of its subsidiaries with respect to, any inquiry or proposal that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, or (iii) otherwise facilitate any effort or attempt to make a Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.3(a) by any Representative of the Company or its subsidiaries shall be deemed to be a breach of this Section 4.3(a) by the Company.
                    (b) Notwithstanding anything to the contrary in this Agreement, prior to the Company Stockholders Meeting, if the Company receives a bona fide written Takeover Proposal that was not solicited in violation of this Section 4.3, and the Board of Directors of Company in good faith (i) determines (after consultation with its financial advisors) that such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (ii) determines (after consultation with its outside legal counsel) that the failure to take such action with respect to such Takeover Proposal would be a breach of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives may take any of the actions otherwise prohibited by the terms of Section 4.3(a)(ii); provided, that Company first (A) notifies Parent in writing of such determination by the Company Board of Directors, (B) provides Parent with a true and complete copy of such Takeover Proposal, (C) provides Parent (within 12 hours of providing to such third party) with all information provided to such third party, written or oral, including but not limited to all documents containing or referring to information of Company that are supplied to such third party, and (D) provides any such non public information pursuant to a non-disclosure agreement at least as restrictive with respect to matters of confidentiality of information as the Confidentiality Agreement.
                    (c) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the Board of Directors of the Company may, in response to a Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, withhold, withdraw, qualify or modify the Company Board Recommendation or approve, recommend or otherwise declare advisable such Superior Proposal; provided that the Company shall not have violated any of the terms of this Section 4.3 or Sections 5.1 and 5.2 and that before and as a condition to taking any such action, (i) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary obligations under applicable Law, (ii) the Company notifies Parent, in writing and at least five (5) business days before doing so, of its intention to take such action, attaching to such notice the most current version of such Superior Proposal (or a description of all material terms and conditions thereof), (iii) Parent fails to make, within five (5) business days of receipt of such written notification, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the Company Stockholders from a financial point of view as such Superior Proposal, and (iv) concurrently with taking such action, the Company terminates this Agreement pursuant to Section 7.1(a)(vi)(B). The Company shall make its senior executives available for discussions with Parent and otherwise shall negotiate in good faith with Parent with respect to the terms and conditions of this Agreement and the Merger during such five (5) business day period. Any material amendment to any Takeover Proposal will be deemed to be a new Takeover Proposal for purposes of this Section 4.3(c), including with respect to the notice period referred to in this Section 4.3(c).
                    (d) Notwithstanding anything herein to the contrary, the Company shall in all events call, give notice of, convene and hold the Company Stockholders Meeting and allow the Company Stockholders to vote on the Merger and transactions contemplated hereby, unless this Agreement shall have been terminated pursuant to Section 7.1 and the Company shall have paid to Parent all amounts payable to Parent pursuant to Section 7.3(b). The Company shall not submit to the vote of the Company Stockholders any Takeover Proposal, or propose to do so, prior to termination of this Agreement.
                    (e) The Company shall (i) notify Parent promptly, but in no event later than 24 hours, after receipt by it or any of its Representatives, of any Takeover Proposal (or any bona fide written notice from any Person that such Person is considering making a Takeover Proposal) or any request or inquiry in connection with any Takeover Proposal), including any request for non-public information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries, by any Person that has advised the Company that it may be considering making, or that it has made, a Takeover Proposal which notice shall include a true and complete copy of such Takeover Proposal or notice, request or inquiry, if it is in writing, or a summary thereof, if it is not in writing, and in any event shall include the terms and conditions of the Takeover Proposal and the identity of the Person making such Takeover Proposal or notice, request or inquiry; and (ii) keep Parent informed on a daily basis in all material respects of the status and details of, and promptly (and in any event within 24 hours) respond to all inquiries from Parent relating to, any such Takeover Proposal or such notice, request or inquiry, and provide to Parent promptly (and in any event within 24 hours) upon receipt of all documents and correspondence exchanged between the Company or any of its Representatives and the Person making such Takeover Proposal or notice, request or inquiry. In addition, the Company shall provide Parent: (i) with at least 48 hours prior written notice (or such lesser prior notice as provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider a Takeover Proposal or any related notice or inquiry; and (ii) with at least three (3) business days prior written notice (or such lesser prior notice as provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to recommend a Superior Proposal to its stockholders, and together with such notice provide a copy of drafts of definitive documentation relating to such Superior Proposal.
                    (f) Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act; provided that in no event shall the Company or the Board of Directors of the Company take any action prohibited by Section 4.3(c); and provided, further, that if such disclosure does not reaffirm the Company Board Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a change in the Company Board Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 7.1(a)(v)(C).

                    (g) For purposes of this Agreement, “Takeover Proposal” means any inquiry, offer or proposal for or relating to or any indication of interest in (whether written or oral), or any inquiry or proposal that constitutes or could reasonably be expected to lead to, any transaction or series of related transactions involving: (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries, (ii) the acquisition in any manner, directly or indirectly, of 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its subsidiaries, or (iii) the acquisition in any manner, directly or indirectly (including any lease or license), of 15% or more of the consolidated total assets of the Company and its subsidiaries, in each case other than the transactions contemplated by this Agreement.
                    (h) For purposes of this Agreement, “Superior Proposal” means a bona fide written Takeover Proposal that, if accepted by the Company is binding upon such third party, that was not solicited in any manner and that did not result from any breach of Section 4.3 made by a third party to acquire all or substantially all the assets (on a consolidated basis) of the Company or a majority of or total voting securities of the Company with respect to which: (1) financing, to the extent required, is then committed, and that in any event is not subject to any financing contingency (and does not contain any limit on the acquiring party’s liability in the event that financing is not obtained or closing does not otherwise occur) and (2) the Board of Directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal) and, if consummated, would result in a transaction more favorable to the Company Stockholders from a financial point of view than the transaction contemplated by this Agreement (taking into account any revisions to the terms of the transaction proposed by Parent pursuant to Section 4.3(c) or otherwise and the time likely to be required to consummate such Takeover Proposal).
ARTICLE V
ADDITIONAL AGREEMENTS
               5.1 Proxy Statement. Subject to Section 7.1(a)(v)(C), as soon as reasonably practicable (and in any event within ten (10) business days) after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement that complies in form with applicable SEC requirements, for use in connection with the solicitation of proxies from the Company Stockholders in favor of the adoption of this Agreement and the approval of the Merger at the Company Stockholders Meeting (as may be amended or supplemented from time to time, the “Proxy Statement”). If, at any time prior to the Effective Time, any event or information should be discovered by the Company or Parent that should be set forth in a supplement to the Proxy Statement, the Company or Parent, as applicable, shall promptly inform the other respective party. The Company shall give Parent a reasonable prior opportunity to comment on any filing, amendment or supplement to the Proxy Statement. The Company shall promptly advise Parent of any oral or written requests for amendment of the Proxy Statement or information with respect thereto or comments thereon by the SEC, and shall consult with Parent prior to making any written responses thereto. The Company shall respond promptly and in good faith to all comments from the SEC and shall otherwise use its commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable. Subject to Section 4.3, the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. The Company shall cause the Proxy Statement, at the time that it is mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, to comply with applicable SEC requirements and to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that the Company makes no covenant with respect to statements made in the Proxy Statement based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein.
               5.2 Meeting of Stockholders. Subject to Section 7.1(a)(v)(C), the Company shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of the Company Stockholders at which such stockholders will consider and vote on a proposal to adopt this Agreement and approve the Merger (the “Company Stockholders Meeting”) as promptly as practicable after the Execution Date, and in any event within twenty five (25) business days after the date upon which the Proxy Statement is first mailed to the Company Stockholders. The Company shall so mail the Proxy Statement to the Company Stockholders within seven (7) calendar days after the date on which the SEC has indicated its clearance of the Proxy Statement. The Company shall give Parent no less than ten (10) business days advance notice of the date that shall be set as the “record date” for the Company Stockholders eligible to vote on this Agreement and the Merger. The Company shall also consult with Parent regarding the date of the Company Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders Meeting without the consent of Parent unless this Agreement is first terminated by the Company pursuant to Article VII. Subject to Section 4.3, the Company shall use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and the approval of the Merger, and shall take all other action required by the applicable rules of The NASDAQ Stock Market, Delaware Law and all other applicable Law to secure the vote or consent of the Company Stockholders to effect the Merger.
               5.3 Access to Information; Notice of Certain Matters.
                    (a) Upon reasonable notice, the Company shall afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours for the period between the Execution Date and the Effective Time or the earlier termination of this Agreement, provided that such access shall be coordinated by Parent with the Company’s chief executive officer or chief financial officer and shall be conducted in such a manner so as not to unreasonably disrupt or interfere with the day-to-day operation of the Company, to (i) all of the Company’s properties, books, Contracts and records, and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                    (b) The Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during the period prior to the Effective Time, to all of the Company’s Tax Returns and other records and workpapers relating to Taxes, provided that such access does not unreasonably disrupt the day-to-day operation of the Company.
                    (c) Subject to compliance with applicable Law, from the Execution Date until the Effective Time or the earlier termination of this Agreement, the Company and Parent shall confer on a regular basis to report operational matters of materiality and the general status of ongoing operations of the Company.
                    (d) During the period from the Execution Date and prior to the Effective Time or the earlier termination of this Agreement, the Company shall promptly notify Parent in writing of:
                         (i) the Company’s discovery of any event, condition, fact or circumstance that causes, caused, constitutes or constituted a breach in any material respect of any representation or warranty made by the Company in this Agreement or any other agreement contemplated hereby;
                         (ii) the Company’s receipt of any written complaints from any customer, supplier, or service provider of the Company or its subsidiaries;
                         (iii) any material breach of any covenant or obligation by the Company;
                         (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this Article V or Article VI impossible or unlikely; and
                         (v) any other event, condition, fact or circumstance that is, or could reasonably be expected to be, material (individually or in the aggregate) to the Company or its business, operations or condition, including any notice or other communication from any major customer or major supplier to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with the Company or any of its subsidiaries.
                    (e) During the period from the Execution Date and prior to the Effective Time or the earlier termination of this Agreement, Parent shall promptly notify the Company in writing of:
                         (i) Parent’s discovery of any event, condition, fact or circumstance that causes, caused, constitutes or constituted a breach in any material respect of any representation or warranty made by Parent in this Agreement or any other agreement contemplated hereby;
                         (ii) any material breach of any covenant or obligation by Parent; and

                         (iii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this Article V or Article VI impossible or unlikely.
                    (f) No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver of, or otherwise affect, any representation or warranty of the Company or any covenant or other provision in this Agreement.
               5.4 Confidentiality. The parties acknowledge that Parent and the Company have previously executed a Confidentiality Agreement dated August 31, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Parent shall observe and perform its obligations under the Confidentiality Agreement with regard to any access provided to Parent or its accountants, counsel and other representatives pursuant to Section 5.3.
               5.5 Public Statements and Disclosure. The Company and Parent shall consult with each other before issuing any press releases or otherwise any public statements or other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue a press release or make any statements or disclosures without the prior written approval of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange; provided that no such consultation or approval shall be required to make any disclosure or otherwise take any action permitted by the terms of Section 4.3.
               5.6 Consents; Cooperation.
                    (a) Each of Parent and the Company shall promptly apply for or otherwise seek, and use their respective commercially reasonable efforts to obtain, all consents, waivers and approvals, and other actions or nonactions, and to give all necessary notices to, Governmental Entities and other persons, required to be obtained or made by it for the consummation of the Merger, including those required under HSR, Parent’s material Contracts and the Company’s Material Contracts. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other applicable antitrust or anti-competition Laws of any foreign country.
                    (b) Each of Parent and the Company shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) or any laws, rules or regulations governing the operation of gaming establishments or the provision of products or services to gaming establishments or patrons of such gaming establishments (collectively, “Gaming Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law or Gaming Law, each of Parent and the Company shall cooperate and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and the Company decide that litigation is not in their respective best interests. Each of Parent and the Company shall use their respective commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under HSR or other Antitrust Laws or Gaming Laws with respect to such transactions as promptly as possible after the execution of this Agreement.
                    (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), Parent and Merger Sub (i) shall not be required to, and the Company and its subsidiaries shall not without the written consent of Parent, divest or hold separate, or enter into any licensing arrangement with respect to, any of its or its subsidiaries’ businesses, product lines or assets or to take or agree to take any other action or agree to any limitation with respect to any of its or its subsidiaries’ businesses (in each case including the Company and its subsidiaries), and (ii) Parent may in its sole and absolute discretion, but shall not be obligated to, litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Entity, with regard to any of the matters described in clause (i) or otherwise challenging or seeking to restrain or prohibit consummation of the Merger or any of the other transactions contemplated hereby.
                    (d) The Company shall use commercially reasonable efforts to furnish Parent, on or prior to the Closing Date, with evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under the Contracts of the Company set forth, or required to be set forth, on Section 2.24 of the Company Disclosure Schedule.
               5.7 FIRPTA. The Company shall, on or prior to the Closing Date, provide Parent with a properly executed FIRPTA Notification Letter, substantially in the form attached hereto as Exhibit B, that states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall provide to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form attached hereto as Exhibit C, along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing of the Merger.
               5.8 Legal Requirements. Each of Parent and the Company shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.
               5.9 Employee Benefit Plans.
                    (a) Treatment of the Company Options.
                         (i) Consistent with the terms of the Company Stock Option Plans and the documents governing the outstanding Company Options under such plans, except as otherwise set forth on Section 5.9(a) of the Company Disclosure Schedule, the Merger will not accelerate the exercisability or vesting of the Company Options and at the Effective Time.
                         (ii) The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the Company Options in the Merger.
                    (b) Employee Plans.
                         (i) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its subsidiaries who continue employment with the Surviving Corporation or its subsidiaries (the “Acquired Employees”) will be provided with retirement and welfare benefits (other than equity based benefits) under employee benefit plans that are no less favorable in the aggregate than those currently provided by Parent to its similarly-situated employees. Parent shall use commercially reasonable efforts to cause any employee benefit plans in which the Acquired Employees become entitled to participate to take into account for purposes of eligibility and vesting thereunder, except to the extent it would result in a duplication of benefits, employment service with the Company and its subsidiaries as if such service were with Parent, to the same extent that such service was credited under a comparable Company Plan. Parent shall, or shall cause the Surviving Corporation to,
                    (A) with respect to any life, health or disability insurance plan that, after the Effective Time, covers Acquired Employees and replaces a Company Plan of similar type, waive all preexisting condition limitations and waiting periods thereunder,
                    (B) with respect to any health insurance plan that, after the Effective Time, covers Acquired Employees and replaces a Company Plan of similar type, credit each Acquired Employee for any deductibles paid prior to the Effective Time for purposes of determining each Acquired Employee’s satisfaction of that plan’s applicable deductible and out-of-pocket expenses requirements, and

                    (C) with respect to any life or disability insurance plan, waive any medical certification otherwise required in order to assure the continuation of participation at a level not less than that in effect immediately prior the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans);
provided, however, each and every one of Parent’s obligations set forth in this sentence shall be subject to the outcome of its good faith negotiations with the relevant insurance carriers.
                         Notwithstanding the foregoing, nothing contained in this Agreement shall (1) be treated as an amendment of any particular Plan, or limit in any way the ability of Parent or any of its subsidiaries (including after the Effective Time the Surviving Corporation and its subsidiaries) to amend or terminate any particular Plan, (2) give any employee of the Company or any of its subsidiaries or any other third party any right to enforce the provisions of this Section 5.9 or (3) obligate Parent, the Surviving Corporation or any of their affiliates to (x) offer or maintain any particular benefit plan or type of compensation or employee benefit or (y) continue the employment of any particular employee.
                         (ii) Prior to the Effective Time, if requested by Parent, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (1) cause to be amended the employee benefit plans and arrangements of it and its subsidiaries to the extent necessary to provide that no employees of Parent and its subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such subsidiary explicitly authorizes such participation and (2) cause the Company’s 401(k) Plan and any other Company Plans specified by Parent to be terminated effective immediately prior to the Effective Time. If Parent requests that any of the Company Plans be terminated, the Company shall adopt resolutions and shall take all other actions necessary to effect the termination of any such plans, to be effective no later than the Closing Date, and shall provide to Parent executed resolutions by the Board of Directors of the Company authorizing the termination of any such plans.
               5.10 Indemnification; Directors’ and Officers’ Insurance.
                    (a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its subsidiaries to, honor and fulfill in all respects the obligations of the Company and its subsidiaries under any and all indemnification agreements disclosed in Section 2.22(a) of the Company Disclosure Schedule between the Company or any of its subsidiaries and any of its current or former directors and officers (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its subsidiaries to) cause the certificate or articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable to the beneficiaries thereof as the indemnification and exculpation provisions contained in the certificate or articles of incorporation and bylaws (or other similar organizational documents) of the Company and its subsidiaries immediately prior to the Effective Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable Law. For purposes of this Section 5.10(a), those provisions providing for indemnification and exculpation contained in Parent’s certificate of incorporation and bylaws immediately prior to the Effective Time shall be deemed to be sufficient in scope to satisfy Parent’s obligations as to such indemnification and exculpation provisions if maintained through such six (6) year period.
                    (b) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect an officers’ and directors’ liability insurance policy (the “D&O Policy”) in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by such policy of the Company as in effect on the date hereof on terms that in the aggregate are no less favorable to such Persons than those of such policy of the Company as in effect on the date hereof, which policy may be a “tail” or “runoff” policy; provided that, in satisfying their obligations under this Section 5.10(b), Parent and Surviving Corporation shall not be obligated to pay annual premiums in excess of 125% of the Annual Premium or a premium for the tail or runoff policy in excess of 200% of the Annual Premium; provided, however, that if Parent and the Surviving Corporation would otherwise be required to expend more than 125% of the Annual Premium for an annual policy or more than 200% of the Annual Premium for such a tail or runoff policy, then they shall obtain as much comparable insurance as possible for an annual premium equal to 125% of the Annual Premium or a premium equal to 200% of the Annual Premium, as the case may be. Notwithstanding the foregoing, prior to the Effective Time, the Company may purchase a directors’ and officers’ liability insurance tail or runoff insurance program, in form and substance reasonably satisfactory to Parent, effective as of the Effective Time, covering a period of six (6) years from and after the Effective Time with respect to acts or omissions occurring on or prior to the Effective Time; provided that the premium for such coverage shall not exceed 200% of the Annual Premium. In the event that the Company purchases such a “tail” or “runoff” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such tail or runoff policy in full force and effect in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.10(b) for so long as such tail or runoff policy shall be maintained in full force and effect. The Company represents to Parent that the amount per annum the Company paid for the D&O Policy for the period from January 1, 2007 to December 31, 2007 (the “Annual Premium”) is as set forth in Section 5.10(b) of the Company Disclosure Schedule. Neither Parent or the Company shall be deemed in breach of their obligations to maintain any insurance policy pursuant to this Section 5.10(b) as to any Indemnified Party that is denied coverage under such insurance policy by the issuer or underwriter thereof as a result of any act or omission of an Indemnified Person in connection with the application for such insurance policy or any claim thereunder.
               5.11 Takeover Statutes. If any Takeover Statute shall become applicable to the transaction contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby may be commenced as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the transaction contemplated hereby, except, in each such case, to the extent required in the exercise of the fiduciary duties of the Board of Directors of the Company under applicable Law as advised by independent counsel.
               5.12 Notices. The Company shall give all notices and other information required to be given to all gaming regulatory authorities in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to preserve, protect and maintain in full force and effect all Company Authorizations through and including the Effective Time. The Company shall give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, if applicable, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable Law in connection with the transactions provided for in this Agreement. To the extent that Parent or Merger Sub’s involvement is required by any joint notice or joint information provisions requirement of any gaming regulatory authority, Parent and Merger Sub shall reasonably cooperate with the Company in connection with providing the notices and other information under this Section 5.12.
               5.13 Redemption Agreement. The Company shall maintain the Redemption Agreement in full force and effect, and the Company shall cause all conditions precedent to the Company’s redemption of all of the Convertible Notes and all of the Warrants pursuant to the Redemption Agreement that can by their terms be satisfied or performed by the Company, (and thereby excluding such conditions as the consummation of the Merger and Parent’s payment of the consideration provided for in the Redemption Agreement on behalf of the Company), to be satisfied or waived not later than two (2) business days after the last to be satisfied or waived of the conditions set forth in Section 6.3 (other than the condition set forth in Section 6.3(d)).
               5.14 Further Assurances. Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) to the extent that any applicable Law requires the surrender of any Company Authorization (including but not limited to any financial services regulatory license to issue money orders or quasi-cash negotiable instruments) upon the Effective Time, the Company shall cooperate with Parent and the Merger Sub in effecting such surrender, (ii) to the extent that any applicable Law permits the assignment or transfer of any Company Authorization to Parent or the retention of any Company Authorization by the Surviving Corporation upon the Effective Time, the Company shall cooperate with Parent and the Merger Sub in effecting such assignment, transfer or retention, and (iii) to the extent necessary or advisable for the Surviving Corporation to continue to operate the Company’s business following the Effective Time in substantially the same manner in which the Company conducts its business prior to the Effective Time, the Company shall cooperate with Parent and the Merger Sub in preparing for an orderly transition including but not limited to transitioning operational procedures and customer relationships.
ARTICLE VI
CONDITIONS TO THE MERGER
          No party may refuse to close as to any condition that remains unsatisfied where such party’s failure to fulfill its obligations under this Agreement shall have been the cause of, or resulted in, such condition’s not being satisfied; provided, however, that no party shall be obligated to close in the absence of fulfillment of any such condition, where a closing without fulfillment of such condition would result in a violation of applicable Law.
               6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:
                    (a) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.
                    (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall be in effect that has the effect of preventing the consummation of the Merger, nor shall any proceeding brought by a Governmental Entity that has jurisdiction over the Company or Parent or any of their respective affiliates seeking any of the foregoing be pending.
                    (c) No Litigation. There shall not be pending any claim, suit, action or proceeding brought or filed by any third party that has a reasonable likelihood of success or by any Governmental Entity, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit in any material respect, or place any materially adverse conditions on, the ownership or operation of the Company by the Parent or the ownership by the Company or Parent of all or any significant portion of the business or assets of the Company or its subsidiaries or to require Parent or the Company to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any significant portion of the business or assets of the Company or its subsidiaries or Parent or its subsidiaries, in each case as a result of or in connection with the transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Capital Stock or any shares of capital stock of the Surviving Corporation, including the right to vote the Company Capital Stock or the shares of capital stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, or (iv) seeking to (A) prohibit Parent from effectively controlling in any material respect the business or operations of the Company or its subsidiaries or (B) prevent the Company or its subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its subsidiaries prior to the date of this Agreement.
                    (d) No Illegality. No Law or Order shall have been enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal.
                    (e) Governmental Approval. Parent, Merger Sub and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary to consummate the Merger, including such approvals, waivers and consents as may be required under HSR and including such approvals, waivers and consents as may be required by any gaming regulatory authority in order to preserve, protect and maintain in full force and effect all Company Authorizations through and including the Effective Time.
               6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, by the Company:
                    (a) Representations, Warranties and Covenants.
                         (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects on and as of the Execution Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except to the extent that any such representation and warranty of Parent speaks specifically as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except in each case where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect.
                         (ii) Parent shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by Parent as of the Closing Date.
                    (b) Certificate of Parent. The Company shall have received a certificate executed on behalf of Parent by an authorized officer to the effect set forth in Section 6.2(a).
                    (c) Tail Insurance. The directors’ and officers’ liability insurance tail or runoff insurance program contemplated by Section 5.10(b) shall have been purchased and shall be effective by its terms no later than the Effective Time.
               6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, by Parent:
                    (a) Representations, Warranties and Covenants.
                         (i) (A) The representation and warranty of the Company set forth in Section 2.5(i) shall be true and correct in all respects, and the representations and warranties of the Company set forth in Sections 2.1(a), 2.2, 2.4(b) and 2.32 shall each be true and correct in all material respects, in each case as of the Execution Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except to the extent that any such representation and warranty of the Company speaks specifically as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) the representations and warranties of the Company set forth in this Agreement other than those contemplated by clause (A) (without giving effect to any limit as to materiality or Material Adverse Effect or any similar limit set forth herein) shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except to the extent that any such representation and warranty of the Company speaks specifically as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in the case of this clause (B), where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.
                         (ii) The Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by the Company as of the Closing Date.
                    (b) No Company Material Adverse Effect. Since the Execution Date, there shall not have occurred any Company Material Adverse Effect.
                    (c) Certificate of the Company. Parent shall have received a certificate executed on behalf of the Company by its chief executive officer and chief financial officer to the effect set forth in Sections 6.3(a) and 6.3(b).
                    (d) Redemption of Notes and Warrants. The Redemption Agreement shall be in full force and effect, and all conditions precedent to the Company’s redemption of all of the Convertible Notes and all of the Warrants pursuant to the Redemption Agreement, that can by their terms be satisfied or performed by the Company, (and thereby excluding such conditions as the consummation of the Merger and Parent’s payment of the consideration provided for in the Redemption Agreement on behalf of the Company), shall have been satisfied or waived.
                    (e) Transaction Fees. The Transaction Fees shall not be more than the sum of $2,500,000 plus up to $250,000 of any Excess Working Capital.
                    (f) Working Capital. The Company’s net working capital on the fifth (5th ) business day prior to the Closing Date (defined as current assets less current liabilities (as adjusted for the elimination of short-term debt liability associated with the Convertible Notes, the elimination of liabilities for Transaction Fees, the elimination of liabilities arising from the obligation to pay premiums for the D&O Policy and without regard to any liability to Parent arising from Parent’s payment of any amounts under the Redemption Agreement on the Company’s behalf) under GAAP and computed according to Schedule 6.3(f) attached hereto) shall not be materially less than the Company’s net working capital at March 31, 2008, as reflected in the Company’s balance sheet at March 31, 2008 (as adjusted for the elimination of short-term debt liability associated with the Convertible Notes).
                    (g) Legal Opinion. Parent shall have received the written opinion of Manatt, Phelps & Phillips, LLP, in form and substance reasonably satisfactory to Parent, with respect to the matters set forth on Exhibit E hereto.
                    (h) Dissenter’s Rights. The number of Dissenting Shares shall represent no more than 10% of the outstanding Company Capital Stock.

                    (i) Third Party Consents. Parent shall have received from the Company duly executed copies of all third-party consents and notices as set forth in Section 2.24) of the Company Disclosure Schedule.
                    (j) Resignation of Officers and Directors. The directors and officers of the Company and its subsidiaries in office immediately prior to the Effective Time will have resigned as directors and officers of the Company and its subsidiaries in writing as of the Effective Time.
                    (k) Governmental Approvals. Each of Parent and the Company shall have and each of their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for the consummation of, or in connection with, the transactions contemplated hereby.
                    (l) Preservation of Joint Venture. The Company’s joint venture with Bally Technologies and Scotch Twist, LLC shall be continuing in full force and effect and the Company shall not have received any notice of the intent of either Bally Technologies or Scotch Twist, LLC to terminate such joint venture.
                    (m) No Significant Customer Loss. No customers from whom the Company generated gross revenues during the fiscal year ended December 31, 2007 representing at least 10% of the Company’s gross revenues during such fiscal year shall have terminated their relationships with the Company, materially diminished their use of the Company’s products or services or indicated their intent to do either of the foregoing.
                    (n) Amendments of Executive Employment Agreements. The amendments of the executive employment agreements by and between the Company and each of the key employee(s) of the Company entered into on the Execution Date shall be in full force and effect.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
               7.1 Termination.
                    (a) At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, this Agreement may be terminated:
                         (i) by mutual written consent duly authorized by each party’s Board of Directors;
                         (ii) by either Parent or the Company, if the Closing shall not have occurred on or before December 31, 2008 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose action or failure to act has been the principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                         (iii) by either Parent or the Company, if the Requisite Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or any postponement or adjournment thereof;
                         (iv) by (A) either Parent or the Company, if (x) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or (y) any Law or Order shall have been enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal; (B) Parent, if any permanent injunction or other Order of a court or other competent authority having any of the effects set forth in clauses (i), (ii) or (iii) of Section 6.1(c) shall have become final and nonappealable; or (C) Parent, if any Governmental Entity(ies) in a state or tribal jurisdiction(s) in which at least 5% of the Company’s revenues during the fiscal year ended December 31, 2007 were generated withholds, denies or materially qualifies Parent’s application for a license, approval or waiver under the gaming regulatory Laws in such jurisdiction(s);
                         (v) by Parent, if
                              (A) the Company shall breach any representation, warranty, obligation or agreement hereunder or any representation or warranty of the Company hereunder shall have been inaccurate, (other than a breach of Section 4.3 that is specifically addressed in subsection (B) below which breach or inaccuracy (i) has not been waived in writing by Parent, (ii) would give rise to the failure of the conditions to Parent’s obligation to close the Merger set forth in Section 6.3(a) and (iii) has not been cured within 10 days of receipt by Company of notice of breach; provided that the right to terminate this Agreement by Parent under this Section 7.1(a)(v)(A) shall not be available to Parent if Parent is at such time in breach of this Agreement; or
                              (B) the Company or any of its subsidiaries or their respective officers, directors, employees or representatives have breached or violated the restrictions of Section 4.3 hereof; or
                              (C) the Board of Directors of the Company shall have (w) changed, qualified or withdrawn the Company Board Recommendation in a manner adverse to Parent, (x) failed to include the Company Board Recommendation in the Proxy Statement, (y) recommended, approved, endorsed (or proposed to recommend, approve or endorse), accepted or agreed to a Takeover Proposal, (z) failed to recommend unequivocally against acceptance of any tender offer or exchange offer for outstanding shares of the Company Common Stock other than by Parent prior to the earlier of the date immediately prior to the date of the Stockholder Meeting or the tenth (10th) business day after the commencement of such tender or exchange offer, or resolved to take any of the actions referenced in the foregoing clauses (w) — (z), inclusive; or
                              (D) Parent is notified by any Governmental Entity that consummation of or continued pursuit of consummation of the Merger will jeopardize any Company Authorization or any material consent, license, permit, grant, franchise, approval, qualification or other authorization of a Governmental Entity held by Parent as of the Execution Date.
                         (vi) by the Company:
                              (A) if Parent shall breach any representation, warranty, obligation or agreement hereunder or any representation or warranty of Parent hereunder shall have been inaccurate, which breach or inaccuracy (i) has not been waived in writing by the Company, (ii) would give rise to the failure of the conditions to the Company’s obligation to consummate the Merger set forth in Section 6.2(a) would not be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Parent of written notice of such breach; and (iii) has not been cured within 10 days of receipt by Parent of notice of breach provided that the right to terminate this Agreement by the Company under this Section 7.1(a)(vi)(A) shall not be available to the Company if the Company is at such time in breach of this Agreement; or
                              (B) prior to entering into a definitive agreement with respect to a Superior Proposal; provided that (1) the Company has not breached the terms of Section 4.3 with respect to such Superior Proposal, and (2) concurrently with the termination of this Agreement, the Company pays to Parent a cash fee in an amount equal to the Termination Fee Amount set forth in Section 7.3(f) and enters into a definitive agreement with respect to such Superior Proposal.
               7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, notwithstanding the above, (i) the provisions of Section 5.4 (Confidentiality), Section 5.5 (Public Statements and Disclosure), this Section 7.2, Section 7.3 (Expenses and Termination Fees), Section 8.2 (Notices), Section 8.5 (Entire Agreement; Parties in Interest), Section 8.6 (Severability) and Section 8.8 (Governing Law, Jurisdiction and Venue; WAIVER OF JURY TRIAL) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement.
               7.3 Expenses and Termination Fees.
                    (a) Subject to the terms of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.
                    (b) The Company shall pay Parent a cash fee of $990,000 (less any reimbursement or fee paid by the Company to Parent pursuant to Section 7.3(c) (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account designated in writing by Parent within one (1) business day after satisfaction of all conditions to such payment referenced in this Section 7.3(b), in the event that (A) Parent or the Company terminates this Agreement pursuant to Section 7.1(a)(ii) or Section 7.1(a)(iii), and (B) within twelve (12) months following such termination of this Agreement, either a Takeover Proposal is consummated or the Company enters into a letter of intent or binding Contract providing for a Takeover Proposal. For purposes of this Section 7.3(b), “Takeover Proposal” shall have the meaning set forth in Section 4.3(g) except that all references to 15% therein shall be deemed to be references to 50%.
                    (c) If Parent terminates this Agreement pursuant to Section 7.1(a)(iii), or if Parent terminates this Agreement pursuant to Section 7.1(a)(ii) because of the failure to be satisfied of the conditions set forth in Section 6.3(e) or Section 6.3(f) on the date by which all of the other conditions contained in Section 6.3 have been satisfied or waived, the Company shall promptly (and in any event within two (2) business days of invoices presented from time to time) reimburse Parent for the reasonable out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its outside advisors, outside accountants and outside legal counsel) up to a maximum aggregate of $300,000 (the “Parent Expenses”).
                    (d) If Parent terminates this Agreement pursuant to Section 7.1(a)(v)(A), (B) or (C), the Company shall promptly (and in any event within two (2) business days) pay to Parent a cash fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account designated in writing by Parent.
                    (e) If the Company shall terminate this Agreement pursuant to Section 7.1(a)(vi)(A), Parent shall promptly (and in any event within two (2) business days of invoices presented from time to time) reimburse the Company for the reasonable out-of-pocket costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its outside advisors, outside accountants and outside legal counsel) up to a maximum aggregate of $300,000.
                    (f) If the Company terminates this Agreement pursuant to Section 7.1(a)(vi)(B), as a condition and prior to such termination, the Company shall pay to Parent a cash fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account designated in writing by Parent.
                    (g) Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, such party would not enter into this Agreement and that the amounts payable hereunder do not constitute a penalty. Each of the parties further agrees that if the other fails to pay the fees required hereunder, and, in order to obtain such payment, such party commences a suit against the other that results in a judgment against for such fees, such non-prevailing party shall pay to the prevailing party its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and interest on such required fees from and including the date payment of the applicable fees ware originally due to (but excluding) the date of actual payment, at the prime rate of Bank of America, National Association in effect on the date such fee payment was originally required to be made.

               7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of the Company shall not alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock.
               7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions made for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party granting such waiver or extension.
ARTICLE VIII
GENERAL PROVISIONS
               8.1 Non-Survival at Effective Time. The representations and warranties set forth in this Agreement shall terminate at the Effective Time.
               8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):
                    (a) if to Parent, to:
     Global Cash Access, Inc.
     3525 East Post Road, Suite 120
     Las Vegas, NV 89120
     Attention: Chief Executive Officer
     Facsimile: (702) 262-5039
     Telephone: (702) 855-3000
     with a copy to:
     Morrison & Foerster LLP
     755 Page Mill Road
     Palo Alto, California 94304-1018
     Attention: Timothy J. Harris
     Facsimile: (650) 494-0792
     Telephone: (650) 813-5784
                    (b) if to the Company, to:

     Cash Systems, Inc.
     7350 Dean Martin Drive, Suite 309
     Las Vegas, NV 89139
     Attention: Chief Executive Officer
     Facsimile: (702) 987-7168
     Telephone: (877) 987-7169
     with a copy to:
     Manatt, Phelps & Phillips, LLP
     11355 West Olympic Blvd.
     Los Angeles, CA 90064
     Attention: Barbara S. Polsky
     Facsimile: (310) 312-4224
     Telephone: (310) 312-4000
               8.3 Interpretation; Certain Definitions. When a reference is made in this Agreement to an Exhibit, Article, Section or sub-section, such reference shall be to an Exhibit, Article, Section or sub-section to or of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The phrases “the date of this Agreement” and “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date.
               “business day” shall mean any day other than Saturday, Sunday or a United States federal holiday.
               “Company Capital Stock” shall mean all outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding shares of any other capital stock of the Company as of the Effective Time.
               “Company Common Stock” shall mean shares of the common stock of the Company, par value $0.001 per share.
               “Company Material Adverse Effect” shall mean any state of facts, change, event, circumstance or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (x) the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of the Company and its subsidiaries, taken as a whole, or (y) the ability of the Company to perform its obligations under this Agreement and timely consummate the transactions contemplated hereby; provided with respect to the foregoing clause (x), that none of the following shall be deemed in and of itself or themselves to constitute a Company Material Adverse Effect: (a) changes after the date hereof in the economy or financial markets generally in the United States; (b) changes that are the result of acts of war or terrorism; and (c) changes after the date hereof in United States generally accepted accounting principles; provided, further, that, with respect to clauses (a), (b) and (c), such state of facts, change, event, circumstance or effect does not disproportionately adversely affect the Company and its subsidiaries compared to other companies operating in the gaming establishment patron cash access industry.
               “Company Options” shall mean any and all options or other rights to purchase or otherwise acquire shares of Company Capital Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, under and pursuant to the 2001 Stock Option Plan and the 2005 Equity Incentive Plan (each, a “Company Stock Option Plan”, and together, the “Company Stock Option Plans”).
               “Contract” shall mean any contract, agreement, instrument, commitment, arrangement, understanding, obligation, undertaking or license, whether written or oral.
               “Excess Working Capital” shall mean the amount by which the Company’s net working capital (defined as current assets less current liabilities (as adjusted for the elimination of short-term debt liability associated with the Convertible Notes, the elimination of liabilities for Transaction Fees, the elimination of liabilities arising from the obligation to pay premiums for the D&O Policy and without regard to any liability to Parent arising from Parent’s payment of any amounts under the Redemption Agreement on the Company’s behalf) under GAAP and computed according to Schedule 6.3(f) attached hereto) on the fifth (5th) business day prior to the Closing Date exceeds the Company’s net working capital at March 31, 2008 (as adjusted for the elimination of short-term debt liability associated with the Convertible Notes).
               “knowledge”, (A) as to Parent or Merger Sub, shall mean actual knowledge of the current officers and directors of such party and its subsidiaries, provided, that such current officers shall have made reasonable due and diligent inquiry of those employees of Parent whom such officers reasonably believe would have actual knowledge of the matters represented, and (B) as the Company, shall mean actual knowledge of Michael Rumbolz, Andrew Cashin, Zev Kaplan and the directors of the Company as of the Execution Date, provided, that such individuals shall have made reasonable due and diligent inquiry of those employees of the Company whom such individuals reasonably believe would have actual knowledge of the matters represented.
               “Law” or “Laws” shall mean all federal, state, local, tribal and foreign statutes, laws, rules, regulations, compacts, codes, ordinances, judgments and Orders and the common law
               “ordinary course of business”, as to the conduct of business or other affairs or the taking of any action by a party hereto, shall mean that such an action taken by or on behalf of such party shall not be deemed to have been taken in the “ordinary course of business” unless such action is taken in the ordinary course of such party’s normal operations, is consistent with past practice, and is similar in nature and magnitude to actions customarily taken by other companies of equivalent size operating in the same industry in which the Company operates, without any separate or special authorization.
               “Parent Material Adverse Effect” shall mean any state of facts, change, event, circumstance or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the ability of Parent to perform its obligations under this Agreement and timely consummate the transactions contemplated hereby.
               “Per Share Common Stock Consideration” shall mean cash in the amount $0.50 as may be adjusted pursuant to Section 1.6(d).
               “Person” shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act).
               “subsidiary” of any Person shall mean any other Person, more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person (or if such other Person does not have outstanding shares or securities with such right to vote, as may be the case in a partnership or unincorporated association, more than 50% of whose ownership interests) are owned or controlled, directly or indirectly, by such first Person.
               8.4 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
               8.5 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Company Disclosure Schedule, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, and (ii) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies (legal, equitable or otherwise), except as expressly set forth in Section 5.10.
               8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the fullest extent possible, the economic, business and other purposes of such void or unenforceable provision.
               8.7 Remedies Cumulative; Specific Performance.
                    (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                    (b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any of its subsidiaries were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of the State of Nevada located within Clark County, Nevada and any state appellate court therefrom within the State of Nevada, this being in addition to any other remedy to which such party is entitled at law or in equity. The parties hereby waive (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
          8.8 Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to such state’s principles of conflicts of Law. Each of the parties hereto irrevocably (x) consents to the exclusive jurisdiction of the state courts of the State of Nevada located within Clark County, Nevada in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein and agrees that no action, suit or proceeding in connection therewith shall be brought by it or any of its subsidiaries in any other courts, (y) agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such Persons and (z) waives and covenants not to assert or plead any objection that such party might otherwise have to such jurisdiction and such process, including any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
          8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, provided that Merger Sub may assign any or all of its rights, interests and obligations to Parent or any affiliate of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
          8.11 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its attorneys’ fees and all other costs and expenses incurred in such action or suit.
[Signatures Follow On Separate Page.]

               IN WITNESS WHEREOF, the Company, Parent and Merger Sub have each caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

CASH SYSTEMS, INC.
/s/ Michael D. Rumbolz
Name:	Michael D. Rumbolz
Title:	CEO

GLOBAL CASH ACCESS, INC.
/s/ Scott Betts
Name:	Scott Betts
Title:	President

CARD ACQUISITION SUBSIDIARY, INC.
/s/ Scott Betts
Name:	Scott Betts
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

APPENDIX I
INDEX OF DEFINED TERMS

Defined Term	Section
Agreement	Introduction
Annual Premium	5.10(b)
Antitrust Laws	5.6(b)
business day	8.3
Certificate of Merger	1.2
Certificate	1.7(c)(i)
Closing	1.2
Closing Date	1.2
Code	1.9
Company	Introduction
Company Authorizations	2.8
Company Balance Sheet	2.6(a)
Company Balance Sheet Date	2.4(b)
Company Board Recommendation	2.20
Company Capital Stock	8.3
Company Common Stock	8.3
Company Disclosure Schedule	Article II
Company Financial Statements	2.4(b)
Company Material Adverse Effect	8.3
Company Preferred Stock	8.3
Company Options	8.3
Company Stockholder	1.7(c)(iii)
Company Stockholders Meeting	5.2
Company SEC Documents	2.4(a)
Company Stock Option Plan(s)	8.3
Confidential Information	2.10(h)
Confidentiality Agreement	5.4
Contract	8.3
Convertible Notes	1.6(f)
Defined Benefit Plan	2.13(a)(i)
Delaware Law	1.1
Dissenting Shares	1.11
D&O Policy	2.10(b)
Effective Time	1.2
Environmental Laws	2.11
ERISA	2.13(a)(ii)
Excess Working Capital	8.3
Exchange Act	2.4(a)

Defined Term	Section
Execution Date	Introduction
Fairness Opinion	2.32
GAAP	Article II
Gaming Laws	5.6(b)
Governmental Entity	2.3(c)
Hazardous Materials	2.11
HSR	2.3(c)(iv)
Indebtedness	2.4(h)
Indemnified Parties	5.10(a)
Intellectual Property	2.10(a)
IRS	2.13(h)
Knowledge	8.3
Law	8.3
Leased Premises	2.25(a)
Leases	2.25(a)
Material Contracts	2.22
Member of the Controlled Group	2.13(a)(iii)
Merger	Recital A
Merger Sub	Introduction
Multiemployer Plan	2.13(a)(iv)
New Exercise Date	5.9(b)
Option Exchange Ratio	5.9(a)(i)
Order	5.6(b)
ordinary course of business	8.3
Parent	Introduction
Parent Common Stock	5.9(a)(i)
Parent Expenses	7.3(c)
Parent Material Adverse Effect	8.3
Parent Option	5.9(a)
Paying Agent	1.7(a)
Per Share Common Stock Consideration	8.3
Person	8.3
Plans	2.13(b)
Proceeding	2.7
Products	2.10(b)
Proxy Statement	5.1
Redemption Agreement	1.6(f)
Representatives	4.3(a)
Requisite Stockholder Approval	2.19
SEC	Article II
Securities Act	2.4(a)
SOX	2.4(c)
subsidiary	8.3

Defined Term	Section
Superior Proposal	4.3(h)
Surviving Corporation	1.1
Takeover Proposal	4.3(g)
Takeover Statute	2.29
Tax Authority	2.12(g)
Tax Return	2.12(g)
Tax, Taxes and Taxable	2.12(g)
Termination Fee Amount	7.3(b)
Third Party Intellectual Property Rights	2.10(c)
Transaction Fees	2.6(b)
Warrants	1.6(f)

Appendix B
June 12, 2008
Board of Directors
Cash Systems, Inc.
7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89139
Lady and Gentlemen:
Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Cash Systems, Inc. (the “Company”) in connection with an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among the Company, Global Cash Access, Inc. (the “Acquiror”), and Card Acquisition Subsidiary, Inc., a subsidiary of the Acquiror (the “Acquiror Sub”), which provides, among other things, for the merger of the Acquiror Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of the Acquiror (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.001 per share of the Company (the “Company Common Stock”) (other than dissenting shares and shares owned directly or indirectly by the Company), will be converted into the right to receive $0.50 in cash (the “Merger Consideration”).
You have requested our opinion as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock.
In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, certain internal Company analyses and other information relating to the Company, including a liquidation analysis prepared by management of the Company (the “Liquidation Analysis”). We have also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company, the Transaction and related matters, including such management’s views of the operational and financial risks and uncertainties attendant with not pursuing the Transaction. In addition, Deutsche Bank has (i) reviewed a draft dated June 12, 2008 of the Merger Agreement and certain related documents, including a draft dated June 12, 2008 of the Redemption Agreement (as defined in the Merger Agreement), and (ii) considered such other factors as we deemed appropriate.
Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with your permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or the Acquiror or any of their respective subsidiaries. Deutsche Bank has not evaluated, and expresses no opinion regarding, the solvency or fair value of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. Deutsche Bank was, however, provided a copy of the Liquidation Analysis, and Deutsche Bank has, with your permission, relied upon and assumed, without independent verification, that the assumptions, estimates and conclusions contained therein accurately reflect the outcome in the event of an orderly liquidation of the Company. If the assumptions, estimates and conclusions in the Liquidation Analysis are not accurate, the conclusions set forth in this opinion could be materially affected. Deutsche Bank did not estimate, and expresses no opinion regarding, the liquidation value of any entity or asset. With respect to the Liquidation Analysis made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with your permission that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. Deutsche Bank notes that such Liquidation Analysis is subject to significant uncertainty, particularly in light of the Company’s recent financial performance, current financial condition, current and prospective access to capital, current and prospective liquidity and unfavorable future prospects. In this regard, the Company has advised Deutsche Bank, and Deutsche Bank has relied upon and assumed, that, absent the Transaction, the Company believes that it would have no alternative other than to liquidate or to seek protection under the U.S. bankruptcy laws, and that upon any such liquidation of the Company, the holders of the Company Common Stock would receive a recovery that is materially less than the Merger Consideration. Deutsche Bank has taken the foregoing facts and assumptions (together with the other facts and assumptions set forth in this opinion) into account when determining the meaning of “fairness” for purposes of this opinion. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of the Liquidation Analysis or the assumptions on which it is based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it, as of the date hereof.
For purposes of rendering its opinion, Deutsche Bank has assumed with your permission that, in all respects material to its analysis, the Transaction will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its advisors with respect to such issues. Representatives of the Company have informed us, and we have further assumed, that the final terms of the Merger Agreement and the Redemption Agreement will not differ materially from the terms set forth in the drafts we have reviewed.
This opinion has been approved and authorized for issuance by a fairness opinion review committee, is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve the Transaction. This opinion is limited to the fairness, from a financial point of view of the Merger Consideration to the holders of the Company Common Stock, is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on the economic, market and other conditions, and information made available to us, as of the date of hereof. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or as to how any holder of shares of Company Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the public holders of the Company Common Stock.
We were not requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies.
Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which is contingent upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking services to the Company and investment banking, commercial banking (including extension of credit) and other financial services to the Acquiror or its affiliates for which it has received compensation, including acting as  agent for the Company’s October 2006 $20.0 million PIPE offering. DB Group may also provide investment and commercial banking services to the Acquiror and the Company or their respective affiliates in the future, for which we would expect DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Acquiror and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.
Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.
Very truly yours,
DEUTSCHE BANK SECURITIES INC.

Appendix C
DELAWARE GENERAL CORPORATION LAW
Section 262. Appraisal rights.
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:
          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
          (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Pacific Daylight Time, on August 6, 2008.
Vote by Internet • Log on to the Internet and go to www.investorvote.com/CKNN • Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.
Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q
Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5. 1. To elect as directors 01 — Michael D. Rumbolz 02 — Patricia W. Becker 03 — Patrick R. Cruzen 04 — Donald D. Snyder the four (4) nominees: oMark here to vote FOR all nomineesoMark here to WITHHOLD vote from all nomineesoFor all EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.01 02 03 04 o o o o For Against Abstain2. To ratify the appointment of Virchow, Krause & Company LLP as independent auditor for the year ending December 31, 2008o o o3. To adopt and approve the Agreement and Plan of Merger dated June 13, 2008, by and among Cash Systems, Inc., Global Cash Access, Inc. and Card Acquisition Subsidiary, Inc., and the transactions contemplated thereby.o o o4. To consider and vote upon a proposal to grant discretionary authority to adjourn the Annual Meet ing, if necessary, to solicit additional proxies if there appear to be insufficient votes at the time of the Annual Meeting to adopt and approve the Agreement and Plan of Merger and the merger contemplated therebyo o o5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.o o o
Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.o
Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.

q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q
Proxy — CASH SYSTEMS, INC.
7350 Dean Martin Drive, Suite 309, Las Vegas, NV 89139 This Proxy is solicited on behalf of the Board of Directors of Cash Systems, Inc. The undersigned appoints Michael D. Rumbolz and Andrew Cashin, or either of them, as proxies with full power of substitution to vote and act with respect to all shares of Cash Systems, Inc. (the “Company”) held of record as of June 30, 2008 by the undersigned at the Annual Meeting of Stockholders, to be held at the Hampton Inn located at 4975 Dean Martin Drive, Las Vegas, NV 89118 on Thursday, August 7, 2008 at 10:00 a.m., local time, or any adjournment thereof, including all powers the undersigned would possess if personally present, as stated on the reverse side. THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE ON RETURNED PROXY CARDS, THIS PROXY CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE AND FOR PROPOSALS 2, 3, 4 AND 5. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE UNLESS YOU VOTE BY INTERNET OR TELEPHONE. RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND ACCOMPANYING PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY IS SOLICITED BY, AND ON BEHALF OF, THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. PLEASE SIGN AND DATE ON REVERSE SIDE.